As filed with the Securities and Exchange Commission on March 25, 1996
                                              REGISTRATION NO. 33-01947

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  AMENDMENT NO. 1

                                        TO

                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            GENERAL ELECTRIC COMPANY
             (Exact name of Registrant as specified in its charter)

         NEW YORK                      3724                 14-0689340
      (State or other            (Primary Standard       (I.R.S. Employer
      jurisdiction of               Industrial            Identification
     incorporation or       Classification Code Number)       Number)
       organization)

                              3135 Easton Turnpike
                        Fairfield, Connecticut 06431-0001
                                 (203) 373-2211
  (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

                             Robert E. Healing, Esq.
                                Corporate Counsel
                              3135 Easton Turnpike
                        Fairfield, Connecticut 06431-0001
                                 (203) 373-2243
    (Name, address, including zip code, and telephone number, including area code, of agent for service)

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as possible after this Registration Statement becomes effective.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                              CROSS-REFERENCE SHEET
                    PURSUANT TO ITEM 501(B) OF REGULATION S-K
          SHOWING THE LOCATION IN THE CONSENT SOLICATION STATEMENT/PROSPECTUS
                OF THE INFORMATION REQUIRED BY PART 1 OF FORM S-4

                                              LOCATION IN CONSENT SOLICITATION
            FORM S-4 ITEM                      STATEMENT/PROSPECTUS
            -------------                     --------------------------------


                      A. INFORMATION ABOUT THE TRANSACTION

1.  Forepart of Registration            Forepart of Registration Statement;
    Statement and Outside Front         Outside Front Cover Page
    Cover Page of Prospectus

2.  Inside Front and Outside            Inside Front Cover Page; Available
    Back Cover Pages of Prospectus      Information; Incorporation of
                                        Certain Documents by Reference

3.  Risk Factors, Ratio of              Summary; Selected Consolidated
    Earnings to Fixed Charges, and      Financial Information; Ratio of
    Other Information                   Earnings to Fixed Charges

4.  Terms of the Transaction            Summary; The Proposed Amendment;
                                        Description of the Guarantee; The
                                        Solicitation; Federal Income Tax
                                        Consequences

5.  Pro Forma Financial                 Not Applicable
    Information

6.  Material Contacts with the          Not Applicable
    Company Being Acquired

7.  Additional Information              Not Applicable
    Required for Reoffering by
    Persons and Parties Deemed to
    be Underwriters

8.  Interests of Named Experts          Not Applicable
    and Counsel

9.  Disclosure of Commission            Not Applicable
    Position on Indemnification
    for Securities Act Liabilities

                       B. INFORMATION ABOUT THE REGISTRANT

10. Information with Respect to         Available Information; Incorporation
    S-3 Registrants                     of Certain Documents by Reference;
                                        Summary; The Companies

11. Incorporation of Certain
    Information by Reference            Available Information; Incorporation
                                        of Certain Documents by Reference

12. Information with Respect to         Not Applicable
    S-2 or S-3 Registrants

13. Incorporation of Certain            Not Applicable
    Information by Reference

14. Information with Respect to         Not Applicable
    Registrants Other Than
    S-2 or S-3 Registrants

                 C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED

15. Information with Respect to         Not Applicable
    S-3 Companies

16. Information with Respect to         Available Information; Incorporation
    S-2 or S-3 Companies                of Certain Documents by Reference;
                                        Summary; The Companies

17. Information with Respect to         Not Applicable
    Companies Other than S-2 or
    S-3 Companies

                      D. VOTING AND MANAGEMENT INFORMATION

18. Information if Proxies,
    Consents or Authorizations are      Summary; Incorporation of Certain
    to be Solicited                     Documents by Reference; The
                                        Solicitation

19. Information if Proxies,             Not Applicable
    Consents or Authorizations are
    not to be Solicited, or in an
    Exchange Offer

                   SUBJECT TO COMPLETION, DATED APRIL 19, 1996


CONSENT SOLICITATION STATEMENT/PROSPECTUS

                            OUTLET BROADCASTING, INC.
             SOLICITATION OF CONSENTS TO AMENDMENT OF THE INDENTURE
            GOVERNING ITS 10 7/8% SENIOR SUBORDINATED NOTES DUE 2003

                               (CUSIP NO. 690090)
                               -------------------

                            GENERAL ELECTRIC COMPANY
                                   PROSPECTUS
                               -------------------


    Outlet Broadcasting, Inc. ("Outlet") hereby solicits (the "Solicitation") the consent ("Consent") of registered holders of its 10 7/8% Senior Subordinated
Notes due 2003 (the "Notes") as of April    , 1996 (the "Record Date") to an
amendment (the "Proposed Amendment") to the indenture dated as of July 8, 1993, (as amended or supplemented from time to time, the "Indenture"), between Outlet and Bankers Trust Company, as trustee under the Indenture (the "Trustee"), pursuant to which the Notes were issued. The purpose of the Solicitation and the Proposed Amendment is to amend or eliminate substantially all the principal restrictive covenants and certain events of default contained in the Indenture to enable Outlet to be operated without the restrictions of such covenants as a wholly owned indirect subsidiary of the General Electric Company, a New York corporation ("GE"), and to make the obligations of Outlet and GE under the Indenture more consistent with the terms of other indebtedness issued or guaranteed by GE.

    On February 2, 1996 (the "Merger Effective Date"), CO Acquisition Corporation, a wholly owned subsidiary of National Broadcasting Company, Inc. ("NBC"), which is in turn an indirect wholly owned subsidiary of GE, was merged (the "Merger") with and into Outlet Communications, Inc., a Delaware corporation and the owner of all the outstanding capital stock of Outlet ("OCI"). As a result of the Merger, OCI became a wholly owned subsidiary of NBC ("OCI").

    IN THE EVENT THE PROPOSED AMENDMENT IS ADOPTED, (I) GE WILL FULLY AND UNCONDITIONALLY GUARANTEE (THE "GUARANTEE") THE DUE AND PUNCTUAL PAYMENT OF THE PRINCIPAL OF AND INTEREST ON THE NOTES AS AMENDED BY THE PROPOSED AMENDMENT (THE "AMENDED NOTES") AND (II) OUTLET WILL PAY A CONSENT FEE TO EACH REGISTERED HOLDER OF NOTES, AS OF THE RECORD DATE, WHO DELIVERS A VALID CONSENT IN FAVOR OF THE PROPOSED AMENDMENT PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) AND DOES NOT REVOKE SUCH CONSENT PRIOR TO THE EFFECTIVE TIME (AS DEFINED BELOW) IN AN AMOUNT IN CASH EQUAL TO $1.00 FOR EACH $1,000 PRINCIPAL AMOUNT OF NOTES (THE "CONSENT FEE"). SEE "THE SOLICITATION--CONSENT FEE."


    As of December 31, 1995, GE had outstanding approximately $260 million of secured indebtedness consisting of industrial development/pollution control bonds. All other outstanding indebtedness of GE, constituting approximately $115 billion as of December 31, 1995, is unsecured and, therefore, has equal ranking to the Guarantee. Neither the Guarantee nor the Indenture will restrict GE's ability to create indebtedness ranking senior to the Guarantee.

    This Consent Solicitation Statement/Prospectus is being furnished to registered holders of Notes as of the Record Date in connection with the Solicitation. This Consent Solicitation Statement/Prospectus constitutes (i) a Prospectus of GE with respect to the Guarantee to be issued in the event the Proposed Amendment is effected and (ii) the Solicitation Statement of Outlet with respect to the Solicitation.
                                                   (Continued on following page)
                               -------------------
THE SECURITIES OFFERED PURSUANT TO THIS CONSENT SOLICITATION STATE-
  MENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
    AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CONSENT
          SOLICITATION STATEMENT/PROSPECTUS. ANY REPRESENTATION
                TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

   The date of this Consent Solicitation Statement/Prospectus is April   , 1996.


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

(Coninuation of cover page)

    The Solicitation is being made upon the terms and is subject to the conditions in this Consent Solicitation Statement/Prospectus and the accompanying form of Consent. See "The Solicitation." Adoption of the Proposed Amendment requires the Consents of the registered holders as of the Record Date of at least a majority (the "Requisite Consents") in aggregate outstanding principal amount of Notes. Pursuant to the terms of the Indenture, Notes owned by Outlet or any "Affiliate" (as defined in the Indenture) of Outlet are deemed not to be outstanding for purposes of determining whether the Requisite Consents have been obtained. Only the persons in whose names the Notes are registered as of the Record Date in the registry maintained by the Trustee under the Indenture, or persons who hold valid proxies from such registered holders, will be eligible to consent to the Proposed Amendment. FOR PURPOSES OF THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS, THE TERM "RECORD HOLDER" OR "REGISTERED HOLDER" SHALL BE DEEMED TO INCLUDE THE PARTICIPANTS (THE "DTC PARTICIPANTS") THROUGH WHICH A BENEFICIAL OWNER'S NOTES ARE HELD IN THE DEPOSITORY TRUST COMPANY ("DTC"). SEE "THE SOLICITATION--CONSENT PROCEDURES."

    If Outlet delivers the Requisite Consents to the Trustee and the Proposed Amendment is to be effected, GE, Outlet and the Trustee will execute a supplemental indenture (the "Supplemental Indenture") effecting the Proposed Amendment and the Guarantee, whereupon the Proposed Amendment will be binding upon and the Guarantee will inure to the benefit of each holder of the Notes, whether or not such holder delivered a Consent. See "The Proposed Amendment" and "Description of the Guarantee."


    THE SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK TIME, ON MAY   , 1996,
UNLESS EXTENDED FOR A SPECIFIED PERIOD OR ON A DAILY BASIS UNTIL THE REQUISITE CONSENTS HAVE BEEN RECEIVED (THE "EXPIRATION DATE"). SEE "THE SOLICITATION--EXPIRATION DATE; EXTENSIONS; AMENDMENT." HOLDERS AS OF THE RECORD DATE MAY REVOKE THEIR CONSENTS AT ANY TIME UP TO THE EXPIRATION DATE, BUT SUCH CONSENTS WILL BECOME IRREVOCABLE UPON THE EXECUTION OF THE SUPPLEMENTAL INDENTURE BY OUTLET, GE AND THE TRUSTEE (THE "EFFECTIVE TIME"), WHICH WILL NOT BE PRIOR TO THE EXPIRATION DATE. SEE "THE SOLICITATION--REVOCATION OF CONSENTS."


    Holders who consent to the Proposed Amendment will be deemed to have waived any defaults and their consequences under the Indenture or the Notes. As of the date of this Consent Solicitation Statement/Prospectus, there were no uncured defaults under the Indenture.

    THE OFFER OF SECURITIES HEREUNDER IS NOT BEING MADE TO, AND OUTLET WILL NOT SOLICIT CONSENTS FROM, HOLDERS OF NOTES IN ANY JURISDICTION IN WHICH THE OFFER OF THE SECURITIES OR THE SOLICITATION OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH APPLICABLE SECURITIES OR BLUE SKY LAWS.

    Questions and requests for assistance may be directed to the Company, at its address and telephone number set forth on the last page of this Consent Solicitation Statement/Prospectus. Additional copies of this Consent Solicitation Statement/Prospectus and the Consent may be obtained from the Company.


                                  FOR FLORIDA INVESTORS

    THE INTERESTS HAVE NOT BEEN REGISTERED UNDER THE FLORIDA SECURITIES ACT.

    IF SALES ARE MADE TO FIVE (5) OR MORE INVESTORS IN FLORIDA, ANY FLORIDA INVESTOR MAY, AT HIS OPTION, VOID ANY PURCHASE HEREUNDER WITHIN A PERIOD OF THREE (3) DAYS AFTER HE (A) FIRST TENDERS OR PAYS TO THE PARTNERSHIP, AN AGENT OF THE PARTNERSHIP OR AN ESCROW AGENT THE CONSIDERATION REQUIRED HEREUNDER OR
(B) DELIVERS HIS EXECUTED SUBSCRIPTION AGREEMENT, WHICHEVER OCCURS LATER. TO ACOMPLISH THIS, IT IS SUFFICIENT FOR A FLORIDA INVESTOR TO SEND A LETTER OR TELEGRAM TO THE PARTNERSHIP WITHIN SUCH THREE (3) DAY PERIOD, STATING THAT HE IS VOIDING AND RESCINDING THE PURCHASE. IF AN INVESTOR SENDS A LETTER, IT IS PRUDENT TO DO SO BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO INSURE THAT THE LETTER IS RECEIVED AND TO EVIDENCE THE TIME OF MAILING.

                             FOR NORTH CAROLINA RESIDENTS

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT.

                             AVAILABLE INFORMATION

    GE and Outlet are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information may be inspected and copied or obtained by mail upon the payment of the Commission's prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the
Commission: Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, reports, proxy statements and other information filed by GE can be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005, on which exchange GE's common stock is listed.

    Upon consummation of the Solicitation and the execution of the Supplemental Indenture, Outlet will cease to be subject to the information and the reporting requirements of the Exchange Act. GE expects to continue to make its Exchange Act periodic report filings. Any financial statements provided in such filings made by GE will include financial information of Outlet, presented on a consolidated basis.

    GE has filed with the Commission a Registration Statement on Form S-4 (together with all amendments, supplements and exhibits thereto, referred to herein as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Guarantee offered hereby. This Consent Solicitation Statement/Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the

Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof are available for inspection and copying as set forth above. Statements contained in this Consent Solicitation Statement/Prospectus or in any document incorporated in this Consent Solicitation Statement/Prospectus by reference as to the contents of any contract, agreement or other document referred to herein are not necessarily complete and in each instance reference is made to the copy of such contract agreement or other document filed as an exhibit to the Registration Statement or such document, each such statement being qualified in all respects by such reference.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GE OR OUTLET OR ANY OTHER PERSON. THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES DESCRIBED HEREIN SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GE AND OUTLET SINCE THE DATE HEREOF OR THAT THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY

BENEFICIAL OWNER, UPON REQUEST FROM, PHILIP D. AMEEN, VICE PRESIDENT, COMPTROLLER AND PRINCIPAL ACCOUNTING OFFICER, GENERAL ELECTRIC COMPANY, 3135 EASTON TURNPIKE, FAIRFIELD, CT 06431-0001, TELEPHONE NUMBER (203) 373-2211. IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE
RECEIVED BY MAY   , 1996.


    The following documents, which have been filed with the Commission are hereby incorporated herein by reference:

    GE's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (Commission File No.1-35).


    Outlet's Annual Report on Form 10-K/A for its fiscal year ended December 31, 1995 (Commission File No. 33-62292)



    Outlet's Annual Report on Form 10-K/A for its fiscal year ended December 31, 1995 is attached hereto as Appendix III.



    All documents and reports filed by GE and Outlet pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the Solicitation shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents or reports. All information appearing in this Consent Solicitation Statement/Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference and should be read together with such information and documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Consent Solicitation Statement/Prospectus to the extent that a statement contained herein (or in any subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

                                    SUMMARY

    The following summary is qualified in its entirety by the detailed information and financial statements and notes thereto contained elsewhere or incorporated by reference in this Consent Solicitation Statement/Prospectus. See "Incorporation of Certain Documents by Reference."

THE COMPANIES

    GE (General Electric Company and consolidated affiliates) is one of the largest and most diversified industrial corporations in the world. From the time of GE's incorporation in 1892, GE has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity. Through its wholly owned subsidiaries, GE engages in financial services, multiple line property and casualty reinsurance and furnishing network television services. Outlet is a wholly owned subsidiary of NBC, which in turn is an indirect wholly owned subsidiary of GE. NBC's principal businesses are the furnishing within the United States of network television services to affiliated television stations, the production of live and recorded television programs, the operation, under licenses from the Federal Communications Commission (the "FCC"), of television broadcasting stations, the operation of five cable/satellite networks around the world, and invesment and programming activities in multimedia and cable television.

    On February 2, 1996, Outlet was acquired by NBC pursuant to a Merger Agreement dated as of August 2, 1995 (the "Merger Agreement") among OCI, NBC and CO Acquisition Corp., a wholly owned subsidiary of NBC ("Merger Sub"). Pursuant to the Merger Agreement, Outlet, a wholly owned subsidiary of OCI, became a wholly owned subsidiary of NBC, which is a wholly owned subsidiary of GE.

    GE's principal executive offices are located at 3135 Easton Turnpike, Fairfield, CT 06431-0001 and its telephone number is (203) 373-2211.

    Outlet's principal executive offices are located at 23 Kenney Drive, Cranston, RI 02920 and its telephone number is (401) 455-9200.

THE SOLICITATION

    Outlet is soliciting the Consents of registered holders of the Notes as of the Record Date to the Proposed Amendment. The purpose of the Solicitation and the Proposed Amendment is to eliminate or amend certain restrictive covenants and events of default contained in the Indenture to enable NBC to operate Outlet as a wholly owned subsidiary without the restrictions and limitations contained in such covenants and to make the obligations of Outlet and GE under the Indenture more consistent with the terms of other indebtedness issued or guaranteed by GE.

    In the event the Proposed Amendment is effected, (i) GE will fully and unconditionally guarantee the due and punctual payment of the principal of and interest on the Amended Notes and (ii) Outlet will pay a Consent Fee to each registered holder of Notes, as of the Record Date, who delivers a valid Consent in favor of the Proposed Amendment prior to the Expiration Date and does not revoke such Consent prior to the Effective Time in an amount in cash equal to $1.00 for each $1,000 principal amount of Notes.

    Holders as of the Record Date who fail to deliver valid Consents or who revoke their Consent prior to the Effective Time will not receive a Consent Fee. See "The Solicitation--Consent Fee."

PURPOSES AND EFFECTS OF THE SOLICITATION AND GUARANTEE OFFER

    The Solicitation is intended to increase NBC's flexibility to operate Outlet as a wholly owned subsidiary and to make the obligations of Outlet and GE under the Indenture more consistent with the terms of other indebtedness issued or guaranteed by GE. The Proposed Amendment would (1) eliminate the Maintenance of Property obligations in Section 1005 of the Indenture, the Payment of Taxes and Other Claims obligations in Section 1006 of the Indenture, the Limitation on Transactions with Affiliates in Section 1007 of the Indenture, the Limitation on Restricted Payments in Section 1008 of the Indenture, the Limitation on Indebtedness in Section 1009 of the Indenture, the Limitation Concerning Distributions or Transfers by Subsidiaries in Section 1011 of the Indenture, the Limitation on Asset Sales in Section 1012 of the Indenture, the Limitations on Issuance and Sale of Capital Stock of Subsidiaries in Section 1013 of the Indenture and the Restriction on Incurrence of Senior Subordinated Indebtedness in Section 1014 of the Indenture; (2) amend the reporting requirements in Section 704 of the Indenture to require that only the reports and other information required to be filed with the Commission under the Exchange Act by Outlet and GE be made available to holders of the Notes; (3) amend the definition of "Events of Default" contained in Section 501 of the Indenture to (i) extend the cure period for defaults under the Indenture (other than payment defaults) from 30 days to 60 days, (ii) eliminate the "cross default" Event of Default, (iii) eliminate the Event of Default relating to the entry against Outlet of a judgment in excess of $1 million or any material nonmonetary judgments which, in any such case, remains unsatisfied or unstayed for a period of 60 days, and (iv) amend the bankruptcy default to eliminate the bankruptcy of Outlet's subsidiaries as an Event of Default and to add the bankruptcy of GE as an Event of Default; and (4) amend the Corporate Existence obligations under Section 1004 of the Indenture to eliminate any obligation to preserve the corporate, partnership or other existence of Outlet's subsidiaries. If the Solicitation is effective, the Proposed Amendment will also add the Guarantee to the Indenture (see "Description of the Guarantee") and make certain other technical or conforming changes to the Indenture that result from the Proposed Amendment and the addition of the Guarantee. TO ENCOURAGE HOLDERS OF NOTES TO PARTICIPATE IN THE SOLICITATION, GE WILL FULLY AND UNCONDITIONALLY GUARANTEE THE AMENDED NOTES PURSUANT TO THE GUARANTEE AND OUTLET WILL PAY THE CONSENT FEE AS DISCUSSED ABOVE. See "The Proposed Amendment."

    The Notes were issued on July 8, 1993. At that time, the Notes were rated CCC- and B3 by Standard and Poor's Corporation ("S&P") and Moody's Investors Service, Inc. ("Moody's"), respectively. After Outlet was acquired by NBC on

February 2, 1996, S&P raised its rating on the Notes from B- to AAA. THE

NOTES ARE NOT CURRENTLY GUARANTEED BY GE.

    Upon receipt of the Requisite Consents and execution and delivery of the Supplemental Indenture, the Proposed Amendment will become effective, and each Note will be deemed amended thereby and will be governed by the Indenture as amended by the Supplemental Indenture. Thereafter, all current holders of the Notes, including non-consenting holders, and all subsequent holders of Notes will be bound by the Proposed Amendment and will have the benefit of the Guarantee.

CERTAIN CONSIDERATIONS RELATING TO THE PROPOSED AMENDMENT

    Set forth below are certain considerations in voting for or against the Proposed Amendment. The list is not all inclusive and there may be additional advantages or disadvantages in voting for the Proposed Amendment not set forth below.

    Certain advantages in voting for the Proposed Amendment:


       . If the Proposed Amendment is adopted, GE will fully and unconditionally guarantee the Notes as amended.


       . If the Proposed Amendment is adopted, consenting Noteholders will receive a Consent Fee. Noteholders voting against the Proposed Amendment or not voting at all will not receive the Consent Fee.


    A Consideration for voting against the Proposed Amendment:


       . If the Proposed Amendment is not approved, the existing covenants and defaults will remain in effect and the Notes will be subject to the existing restrictive covenants and defaults.

REQUISITE CONSENTS


    Adoption of the Proposed Amendment requires the receipt of the Requisite Consents, consisting of the Consent of the registered holders of Notes, as of the Record Date, of a majority in aggregate principal amount of the Notes outstanding and not owned by Outlet or any of its Affiliates. As of the date of this Consent Solicitation Statement/Prospectus, $59,950,000 of Notes were outstanding and none was held by Outlet or its Affiliates.


    The failure of a holder of Notes to deliver a Consent (including any failures resulting from broker non-votes) will have the same effect as if such holder had voted "Against" the Proposed Amendment. See "The
Solicitation--Requisite Consents."

EXPIRATION DATE AND EFFECTIVE TIME; EXTENSIONS


    The term "Expiration Date" means 5:00 p.m., New York time, on May   , 1996,
unless Outlet, in its sole discretion, extends the period during which the Solicitation is open, in which event the term "Expiration Date" means the latest time and date to which the Solicitation is so extended. Outlet reserves the right to extend the Solicitation at any time, whether or not the Requisite Consents have been received, by giving oral or written notice to the Trustee no later than 9:00 a.m., New York time, on the next business day after the previously announced Expiration Date. Any such extension will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the registered holders of the Notes as of the Record Date). Such announcement or notice may state that Outlet is extending the Solicitation for a specified period of time or on a daily basis until 5:00 p.m., New York time, on the date on which the Requisite Consents have been received.


    Consents will be irrevocable at the Effective Time (the time that GE, Outlet and the Trustee execute the Supplemental Indenture, which will not be prior to the Expiration Date). See "The Solicitation -- Revocation of Consents." Subject

to the satisfaction of certain conditions (see "The Solicitation--Conditions of the Solicitation"), promptly after the Expiration Date, GE, Outlet and the Trustee will execute the Supplemental Indenture, which will be effective upon its execution. Thereafter, all current holders of the Notes, including non-consenting holders, and all subsequent holders of the Notes will be bound by the Proposed Amendment and will have the benefit of the Guarantee. See "The Proposed Amendment" and "Description of the Guarantee."

CONSENT FEE

    Registered holders of Notes as of the Record Date whose properly executed Consents are received prior to the Expiration Date and not revoked prior to the Effective Time will be eligible to receive the Consent Fee. The Consent Fee will be $1.00 in cash for each $1,000 in principal amount of Notes with respect to which a Consent is received and not revoked prior to the Effective Time. ONLY HOLDERS OF NOTES AS OF THE RECORD DATE WHO TIMELY CONSENT WITHOUT REVOCATION TO THE PROPOSED AMENDMENT WILL BE ELIGIBLE TO RECEIVE THE CONSENT FEE. ANY SUBSEQUENT TRANSFEREES OF SUCH HOLDERS AND ANY HOLDERS OF NOTES AS OF THE RECORD DATE WHO DO NOT TIMELY CONSENT TO THE PROPOSED AMENDMENT (AND THEIR TRANSFEREES) WILL NOT BE ELIGIBLE TO RECEIVE THE CONSENT FEE EVEN THOUGH THE PROPOSED AMENDMENT, IF APPROVED THROUGH THE RECEIPT OF THE REQUISITE CONSENTS, WILL BE BINDING ON THEM. In the event the Requisite Consents are obtained and the Proposed Amendment is effected, all holders of Notes, whether or not they delivered Consents, will receive the benefit of the Guarantee.

    Outlet's obligation to pay the Consent Fee is contingent upon receipt of the Requisite Consents, the execution of the Supplemental Indenture and effectiveness of the Proposed Amendment.

CONSENT PROCEDURES

    Only those persons who are registered holders of the Notes as of the Record Date may execute and deliver a Consent. A beneficial owner of Notes who is not the registered holder of such Notes (e.g., a beneficial holder whose Notes are registered in the name of a nominee such as a bank or a brokerage firm) must arrange for the registered holder either (i) to execute a Consent and deliver it to Outlet on such beneficial owner's behalf or to such beneficial owner for forwarding to Outlet by such beneficial owner or (ii) to forward a duly executed proxy from the registered holder authorizing the beneficial holder to execute and deliver a Consent with respect to the Notes on behalf of such registered holder. A form of proxy that may be used for such purpose is included in the Consent. For purposes of this Consent Solicitation Statement/Prospectus, (i) the term "record holder" or "registered holder" shall be deemed to include DTC Participants and (ii) DTC has authorized DTC Participants to execute Consents as if they were registered holders.

    Giving a Consent will not affect a registered holder's right to sell or transfer the Notes. All Consents received and not revoked prior to the Effective Time will be effective notwithstanding a record transfer of such Notes subsequent to the Record Date, unless the registered holder of such Notes as of the Record Date revokes such Consent prior to the Effective Time by following the procedures set forth under "Revocation of Consents" below.

    HOLDERS OF NOTES AS OF THE RECORD DATE WHO WISH TO CONSENT SHOULD MAIL, HAND DELIVER, SEND BY OVERNIGHT COURIER OR FACSIMILE (CONFIRMED BY THE EFFECTIVE TIME BY PHYSICAL DELIVERY) THEIR PROPERLY COMPLETED AND EXECUTED CONSENTS TO OUTLET AT THE ADDRESS SET FORTH ON THE BACK COVER PAGE HEREOF AND ON THE CONSENT IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND THEREIN. CONSENTS SHOULD BE DELIVERED TO OUTLET, NOT TO GE OR THE TRUSTEE. HOWEVER, OUTLET RESERVES THE RIGHT TO ACCEPT ANY CONSENT RECEIVED BY GE OR THE TRUSTEE.

    UPON EXECUTION OF THE SUPPLEMENTAL INDENTURE, OUTLET WILL PROVIDE FOR THE EXCHANGE OF NOTES FOR AMENDED NOTES ENDORSED WITH THE GUARANTEE.

    REGISTERED HOLDERS SHOULD NOT TENDER OR DELIVER NOTES AT THIS
TIME.

    The registered ownership of Notes as of the Record Date shall be proved by the Trustee, as registrar of the Notes. All questions as to the validity, form and eligibility (including time of receipt) regarding the Consent procedures will be determined by Outlet in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Trustee concerning proof of execution and of ownership. Outlet reserves the right to reject any or all Consents that are not in proper form or the acceptance of which could, in the opinion of Outlet or its counsel, be unlawful. None of GE or Outlet or any of their affiliates, the Trustee or any other person shall be under any duty to give any notification of any defects or irregularities in connection with deliveries of particular Consents, nor shall any of them incur any liability for failure to give such notification.

REVOCATION OF CONSENTS

    Prior to the Effective Time and notwithstanding any transfer of the Notes to which such Consent relates, any registered holder of Notes as of the Record Date may revoke any Consent given as to its Notes or any portion of such Notes (in integral multiples of $1,000). A registered holder of Notes as of the Record Date desiring to revoke a Consent must, prior to the Effective Time, deliver to Outlet at the address set forth on the back cover page of this Consent Solicitation Statement/Prospectus and on the Consent a written revocation of such Consent (which may be in the form of a subsequent Consent marked with a specification, i.e., "For" or "Against," different from that set forth on the Consent as to which the revocation is being given) containing the name of such registered holder, the serial numbers of the Notes to which such revocation relates, the principal amount of Notes to which such revocation relates and the signature of such registered holder. See "The Solicitation--Revocation of Consents."

CONDITIONS OF THE SOLICITATION

    Consents will be irrevocable at the Effective Time, which will not be prior to the Expiration Date. Subject to the satisfaction of certain conditions described below, promptly after the Expiration Date, the Trustee, Outlet and GE will execute the Supplemental Indenture, which will be effective upon its execution. Execution of the Supplemental Indenture is conditioned upon (i) the receipt of the Requisite Consents and (ii) at the election of Outlet, the absence of any law or regulation which would, and the absence of any injunction or action or other proceeding (pending or threatened) which (in the case of any action or proceeding, if adversely determined) would, make unlawful or invalid or enjoin the implementation of the Proposed Amendment, the entering into of the Supplemental Indenture or the payment of the Consent Fees or question the legality or validity thereof. The Solicitation may be abandoned by Outlet at any time prior to the execution of the Supplemental Indenture, for any reason, in which case all Consents will be voided and the Guarantee will not be issued and the Consent Fee will not be paid.

FEDERAL INCOME TAX CONSEQUENCES

    GE and Outlet intend to take the position that the adoption of the Proposed Amendment and the Guarantee and the payment of the Consent Fee will not result in a deemed exchange of the Notes for federal income tax purposes. In that event, except for the payment of the Consent Fee, the transactions contemplated by the Consent Solicitation would not result in any federal income tax consequences to a holder of the Notes. GE and Outlet further intend to treat the Consent Fee as a fee paid to holders that grant Consents pursuant to the Consent Solicitation. Consistent with that treatment, a holder would recognize ordinary income equal to the amount of cash received.

    Should the adoption of the Proposed Amendment and the Guarantee and the payment of the Consent Fee be deemed an exchange of the Notes for federal income tax purposes, then the Notes would be deemed exchanged for new notes ("New Notes"). If the Notes and the New Notes constitute securities (the determination of "security" status is generally made by reference to the term of the debt

(i.e., the original term for the Notes and the remaining term for the New Notes)

with debt instruments with a term of ten years or more being treated as securities, and with debt instruments with terms of less than five years generally not being treated as securities) of Outlet for federal income tax purposes, then a holder would recognize no gain or loss (except as noted below) as a result of the transaction contemplated by the Consent Solicitation. If, as is expected, the New Notes were not considered securities of Outlet for federal income tax purposes, a holder would recognize gain or loss in the amount equal to the difference between the trading price on the date of the deemed exchange of the New Notes and the holder's adjusted tax basis in the Notes deemed exchanged. Furthermore, if holders were treated as exchanging their Notes for New Notes for federal tax purposes, the Consent Fee may be treated as additional consideration received in such exchange.

    Because of the absence of final Treasury Regulations, no opinion is expressed by counsel to GE and Outlet as to whether the Proposed Amendment and the Guarantee and the payment of the Consent Fee result in a deemed exchange for federal tax purposes. In addition, because of the lack of direct authority concerning the issue, no opinion is expressed as to the federal income tax consequences of the receipt of the Consent Fee. Further, no ruling has been requested from the Internal Revenue Service regarding the tax consequences of the Proposed Amendment and the Guarantee and payment of the Consent Fee. No assurance can be given that the positions intended to be taken by GE and Outlet described above will be accepted by the Internal Revenue Service.

    For a summary of the material United States Federal income tax consequences to holders of the Notes of the Proposed Amendment and the Guarantee, see "Certain Federal Income Tax Consequences."

NO SOLICITING AGENT

    Neither Outlet nor GE will pay or give directly or indirectly any commission or other remuneration to any soliciting agent or other person in connection with the Solicitation. Outlet and GE will solicit Consents and will attempt to respond to inquiries of holders of Notes.

    Requests for additional copies of this Consent Solicitation
Statement/Prospectus or the form of Consent may be directed to Outlet at its address and telephone number set forth on the last page of this Consent Solicitation Statement/Prospectus.

CURRENT MARKET FOR THE NOTES

    The Notes have been registered under the Securities Act but are not listed on any exchange. Prices for the Notes are determined in the marketplace and may be influenced by many factors, including the breadth and liquidity of their market, investor perception of the financial condition and business prospects of GE and Outlet, the level of interest rates and general market conditions.


    On March 2, 1996, pursuant to a Notice of Amended Change of Control and Change of Control Offer and in accordance with the Indenture, Outlet commenced an offer (the "Change of Control Offer") to repurchase each registered holder's Notes in whole, or in part in integral multiples of $1,000, in cash in an amount equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, if any, to the Change of Control Payment Date specified in the Change of Control Offer. The expiration date of the Change of Control Offer was 5:00 P.M., New York time, on April 1, 1996. Pursuant to the Change of Control Offer, $50,000 in aggregate principal amount of Notes were tendered. As a result, as of the date of this Consent Solicitation Statement/Prospectus, $59,950,000 of Notes were outstanding.

                                  INTRODUCTION


    This Consent Solicitation Statement/Prospectus constitutes (i) a Prospectus of GE with respect to the Guarantee to be issued in the event the Proposed Amendment is effected and (ii) the Solicitation Statement of Outlet with respect to the Solicitation. This Consent Solicitation Statement/Prospectus is first being mailed on or about April , 1996 to registered holders of the Notes as of the Record Date.


                                 THE COMPANIES

GENERAL ELECTRIC COMPANY

    GE is one of the largest and most diversified industrial corporations in the world. From the time of its incorporation in 1892, it has engaged in developing, manufacturing and marketing a wide variety of products for the generation, transmission, distribution, control and utilization of electricity. Over the years, development and application of related and new technologies have broadened considerably the scope of the activities of GE and its affiliates. GE's products include, but are not limited to, lamps and other lighting products; major appliances for the home; industrial automation products and components; motors; electrical distribution and control equipment; locomotives; power generation and delivery products; nuclear reactors; nuclear power support services and fuel assemblies; commercial and military aircraft jet engines; materials, including engineered plastics, silicones and cutting materials; and a wide variety of high technology products, including products used in medical diagnostic applications.

    GE also offers a broad variety of services including product support services; electrical product supply houses; electrical apparatus installation, engineering, repair and rebuilding services; and computer-related information services. Through GE Capital Services ("GECS") and its two principal subsidiaries, GE engages in a broad spectrum of financial services including consumer financing, commercial and industrial financing, real estate financing, asset management and leasing, annuity and mutual fund sales, specialty insurance and reinsurance. Other services offered include U.S. satellite communications furnished by GE Americom. Another wholly owned subsidiary, NBC, is engaged principally in furnishing network television services to affiliated television stations, in producing live and recorded television programs, in operating, under licenses from the FCC, television broadcasting stations, in operating five cable/satellite networks around the world and in investing and programming activities in multi-media and cable television. GE also licenses patents and provides technical know-how related to products it developed, but such activities are not material to GE.

    In November 1994, GE and GECS elected to terminate the operations of Kidder, Peabody by initiating an orderly liquidation of its assets and liabilities. As part of the liquidation plan, GECS received securities of Paine Webber Group Inc. in exchange for certain broker-dealer assets and operations. Principal activities that were discontinued include securities underwriting, sales and trading of equity and fixed income securities, financial futures activities, advisory services for mergers and acquisitions and other corporate finance matters, research services and asset management. GE's Aerospace business segment, its subsidiary GE Government Services, Inc., and a component of GE that operated Knolls Atomic Power Laboratory under contract with the U.S. Department of Energy (together, "GE Aerospace") were transferred on April 2, 1993, to a new company controlled by the shareholders of Martin Marietta Corporation (a predecessor company of Lockheed Martin, Inc.). The businesses transferred provided high-technology products and services such as automated test systems, electronics, avionic systems, computer software, armament systems, military vehicle equipment, missile system components, simulation systems, spacecraft, communication systems, radar, sonar and systems integration, and a variety of specialized services for government customers. Kidder, Peabody and GE Aerospace have been classified as discontinued operations in the financial statements of GE.

    GE has substantial export sales from the United States. In addition, GE has majority and minority or other joint venture interests in a number of non-U.S. companies engaged primarily in manufacturing and distributing products and providing nonfinancial services similar to those sold within the United States. GECS' financial services operations outside of the United States have expanded considerably over the past several years.

    GE was incorporated in the State of New York in 1892. Its principal executive offices are located at 3135 Easton Turnpike, Fairfield, Connecticut 06431, telephone number (203) 373-2211.

OUTLET

    Outlet is a wholly owned subsidiary of OCI. The operations of Outlet, a television broadcasting company, consist of three owned television stations along and one television station for which Outlet supplies programming under a time brokerage agreement. The owned stations include two NBC network-affiliated VHF television stations and one NBC network-affiliated UHF television station. Outlet has also entered into an agreement to supply programming under a time brokerage agreement with the permittee of a station still under construction in

New Bedford, Massachusetts, WLWC(TV) (formerly WFDG(TV). The two VHF television stations are WJAR(TV), Providence, Rhode Island, which serves the Providence-New Bedford market area and WCMH(TV), which is located in Columbus, Ohio and serves that market. The owned UHF television station is WNCN(TV), Goldsboro, North Carolina which has studios and offices located in Raleigh, North Carolina and broadcasts in the Raleigh-Durham (Fayetteville, Goldsboro and Rocky Mount), North Carolina market area. Outlet acquired WNCN(TV) on August 10, 1994.

    Since April 18, 1994, Outlet has also provided programming to UHF television station WWHO(TV), Chillicothe, Ohio, under a time brokerage agreement with that station's licensee. Outlet serves as a broker for the sale of that station's advertising time and provides it with certain programming and operating capabilities. In return, Outlet retains a substantial percentage of WWHO(TV)'s net operating income to the extent that it exceeds cumulative net operating losses. This station is an affiliate of The WB Television Network. By letters dated March 7, 1996, the Licensee of WWHO(TV) and the permittee of WLWC(TV), which are under common ownership, purported to terminate the two time brokerage agreements referred to above on the basis of claims that Outlet had breached the agreements. By letters dated March 11, 1996, Outlet advised the licensee of WWHO(TV) and the permittee of WLWC(TV) that Outlet had not breached the agreements, that the termination letters dated March 7 were therefore ineffective, and that the agreements remain in full force and effect. This dispute remains unresolved.

    Pursuant to the Merger Agreement, Outlet, a wholly owned subsidiary of OCI, became a wholly owned subsidiary of NBC, which is a wholly owned subsidiary of GE.

    Outlet's principal executive offices are located at 23 Kenney Drive, Cranston, RI 02920 and its telephone number is (401) 455-9200.

                             THE PROPOSED AMENDMENT

    The Solicitation is intended to increase NBC's flexibility to operate Outlet as a wholly owned subsidiary and to make the obligations of Outlet and GE under the Indenture more consistent with the terms of other indebtedness issued or guaranteed by GE. The Proposed Amendment would (1) eliminate the Maintenance of Property obligations in Section 1005 of the Indenture, the Payment of Taxes and Other Claims obligations in Section 1006 of the Indenture, the Limitation on Transactions with Affiliates in Section 1007 of the Indenture, the Limitation on Restricted Payments in Section 1008 of the Indenture, the Limitation on Indebtedness in Section 1009 of the Indenture, the Limitation Concerning Distributions or Transfers by Subsidiaries in Section 1011 of the Indenture, the Limitation on Asset Sales in Section 1012 of the Indenture, the Limitations on Issuance and Sale of Capital Stock of Subsidiaries in Section 1013 of the Indenture and the Restriction on Incurrence of Senior Subordinated Indebtedness in Section 1014 of the Indenture;
(2) amend the reporting requirements in Section 704 of the Indenture to require that only the reports and other information required to be filed with the Commission under the Exchange Act by Outlet and GE be made available to holders of the Notes; (3) amend the definition of "Events of Default" contained in
Section 501 of the Indenture to (i) extend the cure period for defaults under the Indenture (other than payment defaults) from 30 days to 60 days, (ii) eliminate the "cross default" Event of Default, and (iii) eliminate the Event of Default relating to the entry against Outlet of a judgment in excess of $1 million or any material nonmonetary judgments which, in any such case, remains unsatisfied or unstayed for a period of 60 days; and (4) amend the Corporate Existence obligations under Section 1004 of the Indenture to eliminate any obligation to preserve the corporate, partnership or other existence of Outlet's subsidiaries. If the Solicitation is effective, the Proposed Amendment will also add the Guarantee to the Indenture (see "Description of the Guarantee") and make certain other technical or conforming changes to the Indenture that result from the Proposed Amendment and the addition of the Guarantee. TO ENCOURAGE HOLDERS OF NOTES TO PARTICIPATE IN THE SOLICITATION, GE WILL FULLY AND UNCONDITIONALLY GUARANTEE THE AMENDED NOTES PURSUANT TO THE GUARANTEE AND OUTLET WILL PAY THE CONSENT FEE AS DISCUSSED ABOVE.

    The text of the preceding Sections of the Indenture is attached to this Consent Solicitation Statement/Prospectus as Appendix I. In the event the Proposed Amendment is effected, GE will fully and unconditionally guarantee the due and punctual payment of the principal of and interest on the Amended Notes. The text of the Guarantee, which will be set forth in the Supplemental Indenture, is attached to this Consent Solicitation Statement/Prospectus as Appendix II.

    THE FOLLOWING STATEMENTS, UNLESS THE CONTEXT OTHERWISE REQUIRES, ARE SUMMARIES OF THE SUBSTANCE OR GENERAL EFFECT OF CERTAIN PROVISIONS OF THE INDENTURE, OR THE PROPOSED AMENDMENT, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE INDENTURE AND THE PROPOSED AMENDMENT.

    Unless otherwise defined, capitalized terms used in the following descriptions of current Indenture provisions are used as defined in the Indenture and capitalized terms used in the following descriptions of proposed Indenture provisions are used as defined in the Supplemental Indenture.

COVENANTS RELATING TO EVENTS OF DEFAULT AND ACCELERATION

  Current Provision

    Sections 501 and 502 of the Indenture currently define Events of Default and remedies in respect thereof. Each of the following is an Event of Default under the Indenture: (1) failure to pay any installment of interest on any Note when due and payable, and the continuance of such default for a period of 30 days, whether or not such payment shall be prohibited by the provisions of the Indenture; (2) failure to pay principal or premium, if any, on any Note at its maturity, upon repurchase, redemption, acceleration or otherwise, whether or not such payment shall be prohibited by the provisions of the Indenture; (3) failure by Outlet to perform or comply with any covenant, agreement or warranty in the Indenture (other than the obligations specified in clauses (1) and (2) above) and continuance of such default or breach for a period of 30 days after written notice thereof has been given to Outlet by the Trustee or to Outlet and the Trustee by the holders of at least 25% in principal amount of the outstanding Notes, except in certain circumstances with respect to a covenant as to the maintenance of certain property; (4) indebtedness of Outlet (other than the Notes) or any subsidiary of Outlet is not paid when due within the applicable grace period or is accelerated by the holders thereof and, in either case, the total amount of such unpaid or accelerated debt exceeds $3 million; (5) the entry by a court of competent jurisdiction of one or more judgments, decrees or orders against Outlet or any of its subsidiaries in an aggregate amount in excess of $1 million or of any material nonmonetary judgments, decrees or orders against Outlet or any of its subsidiaries which remain unsatisfied or unstayed for a period of 60 days; (6) the entry of a decree or order for relief in respect of Outlet or any of its subsidiaries by a court of competent jurisdiction in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other Federal or State bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Outlet or any such subsidiary or of any substantial part of the property of Outlet or any such subsidiary, or ordering, the winding up or liquidation of the affairs of Outlet or any such subsidiary, and the continuance of any such decree or order unstayed and in effect for a period of 45 consecutive days after service of such decree or order; or (7) the commencement by Outlet or any of its subsidiaries of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by it to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Outlet or any such subsidiary or of any substantial part of the property of Outlet or any such subsidiary, or the making by Outlet or any such subsidiary of an assignment for the benefit of creditors, or the failure of Outlet or any such subsidiary to pay its debts generally as they become due, or the taking, of measures by Outlet or any such subsidiary in furtherance of any such action. Upon the occurrence of an Event of Default (other than an Event of Default of the type described in clauses (6) and (7) above), either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on all Notes then outstanding to be due and payable immediately, by a notice in writing to Outlet (and to the Trustee if given by the holders), and upon any such declaration such principal amount, and premium, if any, and accrued interest shall become immediately due and payable, notwithstanding anything contained in the Indenture or the Notes to the contrary, but subject to the provisions limiting payment described in the Indenture.

    Upon the occurrence of an Event of Default of the type described in clauses
(6) and (7) above, all unpaid principal of (and premium, if any) and accrued interest on the Notes then outstanding shall ipso facto become and be
                                             ----------

immediately due and payable, subject to prior payment in full of all senior indebtedness, without any declaration or other action on the part of the Trustee or any holder of Notes. With certain exceptions, the holders of a majority in principal amount of the Notes may by notice to the Trustee rescind and annul an acceleration and waive any existing Default.

  Proposed Amendment

    If the Requisite Consents are obtained, the provisions relating to Events of Default and Acceleration will be amended and replaced in their entirety. Such new provisions will provide that each of the following will constitute an Event of Default under the Indenture: (1) failure to pay any installment of interest on any Note when due and payable, and the continuance of such default for a period of 30 days, whether or not such payment shall be prohibited by the provisions of the Indenture; (2) failure to pay principal or premium, if any, on any Note at its maturity, upon repurchase, redemption, acceleration or otherwise, whether or not such payment shall be prohibited by the provisions of the Indenture; (3) failure by Outlet or GE to perform or comply with any covenant, agreement or warranty in the Indenture (other than the obligations specified in clauses (1) and (2) above) and continuance of such default or breach for a period of 60 days after written notice thereof has been given to Outlet by the Trustee or to Outlet and the Trustee by the holders of at least 25% in principal amount of the outstanding Notes; (4) the entry of a decree or order for relief in respect of Outlet or GE by a court of competent jurisdiction in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other Federal or State bankruptcy, insolvency or other similar law, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Outlet or GE or of any substantial part of the property of Outlet or GE, or ordering, the winding up or liquidation of the affairs of Outlet or GE, and the continuance of any such decree or order unstayed and in effect for a period of 45 consecutive days after service of such decree or order; or (5) the commencement by Outlet or GE of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by it to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of Outlet or GE or of any substantial part of the property of Outlet or GE, or the making by Outlet or GE of an assignment for the benefit of creditors, or the failure of Outlet or GE to pay its debts generally as they become due, or the taking of measures by Outlet or GE in furtherance of any such action. Upon the occurrence of an Event of Default (other than an Event of Default of the type described in clauses (4) and (5) above), either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on all Notes then outstanding to be due and payable immediately, by a notice in writing to Outlet and GE (and to the Trustee if given by the holders), and upon any such declaration such principal amount, and premium, if any, and accrued interest shall become immediately due and payable, notwithstanding anything contained in the Indenture or the Notes to the contrary, but subject to the provisions limiting payment described in the Indenture.

    Upon the occurrence of an Event of Default of the type described in clauses
(4) and (5) above, all unpaid principal of (and premium, if any) and accrued interest on the Notes then outstanding shall ipso facto become and be
                                             ----------

immediately due and payable, subject to prior payment in full of all senior indebtedness, without any declaration or other action on the part of the Trustee or any holder of Notes. With certain exceptions, the holders of a majority in principal amount of the Notes may by notice to the Trustee rescind and annul an acceleration and waive any existing Default.

COVENANT RELATING TO COMMISSION REPORTS

  Current Provision

    Section 704 of the Indenture currently requires that Outlet file with the Trustee and provide, or cause the Trustee to provide, to all of the holders of Notes, within 15 days after it files them with the Commission, copies of its annual reports, quarterly reports and other information, documents and reports ("reports") which Outlet or any of its subsidiaries is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or pursuant to the provisions of the Trust Indenture Act. If, in the event Outlet is not required to file any such reports with the Commission, Outlet is required to file with the Trustee and provide, or cause the Trustee to provide, to the holders of Notes within 15 days after the time such reports would have been required to be filed with the Commission, such reports as Outlet or any such Subsidiary would have been required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act if Outlet were subject to the reporting requirements of such Sections.

  Proposed Amendment

    If the Requisite Consents are obtained, the covenant relating to providing Commission reports will be amended to require that Outlet file with the Trustee and provide, or cause the Trustee to provide, to all of the holders of Notes, within 15 days after Outlet or GE files them with the Commission, copies of all reports which Outlet or GE is required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act or pursuant to the provisions of the Trust Indenture Act.

COVENANT RELATING TO CERTAIN MERGERS

  Current Provisions

    Section 801 of the Indenture currently provides that Outlet shall not, and shall not permit any subsidiary to, enter into any transaction or series of transactions, consolidate or merge with or into any other entity (other than the merger of a wholly owned subsidiary of Outlet with another wholly owned subsidiary of Outlet or the merger of a wholly owned subsidiary into Outlet), or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (determined on a consolidated basis for Outlet and its subsidiaries taken as a whole), unless: (1) either (a) Outlet shall be the continuing corporation or (b) the entity (if other than Outlet) formed by such consolidation or into which Outlet is merged or the entity that acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the properties and assets of Outlet as an entirety shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia, and shall expressly assume by a supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest on all the Notes and all other obligations of Outlet pursuant to the Indenture;
(2) immediately before and after giving effect to such transaction or series of transactions , on a pro forma basis (including, without limitation, any
                    ---------

debt incurred or anticipated to be incurred in connection with or in respect of such transactions or series of transactions) no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing; and (3) immediately after giving effect to any such transaction or series of transactions on a pro forma basis
                                                       ---------

(including, without limitation, any debt incurred or anticipated to be incurred in connection with or in respect of such transactions or series of transactions), Outlet or the surviving entity, as the case may be, shall have a Consolidated Net Worth (as defined in the Indenture) equal to or greater than the Consolidated Net Worth of Outlet immediately prior to such transaction.

  Proposed Amendment

    If the Requisite Consents are obtained, the covenants relating to permissible mergers involving Outlet will be deleted in its entirety and a new covenant inserted instead. Such new covenant will provide that neither Outlet nor GE will consolidate or merge into or sell, assign, transfer or lease all or substantially all of its assets to another person unless (i) either Outlet or GE, as the case may be, is the continuing corporation or the successor corporation assumes by supplemental indenture all the obligations of either Outlet or GE, as the case may be, relating to the Amended Notes, the Guarantee and the Indenture and (ii) immediately after the transaction no default exists.

COVENANT RELATING TO CORPORATE EXISTENCE

  Current Provisions

    Section 1004 of the Indenture currently provides that, subject to Article Eight of the Indenture, Outlet shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its subsidiaries, in accordance with their respective organizational documents and its (and its subsidiaries') rights (charter and statutory), licenses and franchises;

provided, however, that Outlet shall not be required to preserve any such right,
- - -----------------

license or franchise if the Board of Directors of Outlet shall determine that the preservation thereof is no longer desirable in the conduct of the business of Outlet and its subsidiaries taken as whole and the loss thereof is not disadvantageous in any material respect to the holders of Notes.

  Proposed Amendment

    If the Requisite Consents are obtained, the provisions of Section 1004 will be amended and replaced in their entirety. Such new provisions will provide that, subject to Article Eight of the Indenture, Outlet shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence in accordance with its organizational documents (as the same may be amended from time to time) and its rights (character and statutory), licenses and franchises; provided, however, that Outlet shall not be required to
                         -----------------

preserve any such right, license or franchise if the Board of Directors of Outlet shall determine that the preservation thereof is no longer desirable in the conduct of the business of Outlet and its subsidiaries taken as a whole and that the loss thereof is not disadvantageous in any material respect to the holders of Notes.

COVENANT RELATING TO MAINTENANCE OF PROPERTY

  Current Provisions

    Section 1005 of the Indenture currently provides that Outlet shall cause all Property (as defined in the Indenture) used or useful in the conduct of its business or the business of any of its subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of Outlet may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however,
                                                           -----------------

that nothing in such Section shall prevent Outlet from discontinuing the operation or maintenance of any of such Property if such discontinuance is, in the judgment of the Board of Directors of Outlet, desirable in the conduct of the business of Outlet and its subsidiaries and not disadvantageous in any material respect to the holders of Notes.

  Proposed Amendment

    If the Requisite Consents are obtained, the Covenant relating to Maintenance of Property will be deleted in its entirety.

COVENANT RELATING TO PAYMENT OF TAXES AND OTHER CLAIMS

  Current Provisions

    Section 1006 of the Indenture currently provides that Outlet shall, and shall cause each of its subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon Outlet or any of its subsidiaries or upon the income, profits or property of Outlet or any of its subsidiaries and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of Outlet or the property of any of its subsidiaries; provided, however, that Outlet and its
                                     -----------------

subsidiaries shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate provision has been made.

  Proposed Amendment

    If the Requisite Consents are obtained, the Covenant relating to Payment of Taxes and Other Claims will be deleted in its entirety.

COVENANT RELATING TO LIMITATION ON TRANSACTIONS WITH AFFILIATES

  Current Provisions

    Section 1007 of the Indenture currently provides that Outlet shall not, and shall not permit any of its subsidiaries to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any affiliate of Outlet unless (i) such transaction or series of transactions is pursuant to a contractual obligation which was incurred prior to the date of the initial issuance of the Notes (the "Issue Date") or (ii) such transaction or series of transactions (A) is on terms that are no less favorable to Outlet or such subsidiary, as the case may be, than would be available in a comparable transaction on an arm's length basis with an unrelated third party, and (B) with respect to a transaction or series of transactions involving aggregate payments or value in excess of $1 million, Outlet delivers an officers' certificate to the Trustee certifying that such transaction or series of transactions complies with clause (ii) (A) above and such transaction or series of transactions was approved by a majority of the independent members of the Board of Directors of Outlet, provided, however, that this covenant shall
                                  -----------------

not limit, or be applicable to, any transaction or series of related transactions between Outlet and any subsidiary or between subsidiaries, and provided, further, that no member of the Board of Directors shall lose his or
- - ----------------

her status as an "independent" member for purposes of this covenant solely by virtue of his or her nomination to the Board of Directors pursuant to the Stockholders Agreement by an interested party, unless such member of the Board of Directors is an officer, director, employee or partner of, or is otherwise affiliated with, such interested party.

  Proposed Amendment

    If the Requisite Consents are obtained, the Covenant relating to Limitation on Transactions with Affiliates will be deleted in its entirety.

COVENANTS RELATING TO LIMITATION ON RESTRICTED PAYMENTS, LIMITATIONS ON INDEBTEDNESS AND RESTRICTION ON INCURRENCE OF SENIOR SUBORDINATED INDEBTEDNESS

  Current Provisions

    Section 1008 of the Indenture currently provides that Outlet shall not, and shall not permit any of its subsidiaries to, directly or indirectly, (i) declare or pay any dividend on, or make any distribution in respect of, or purchase, redeem or otherwise acquire or retire for value any capital stock of Outlet or any affiliate of Outlet, other than the declaration or payment of dividends from a subsidiary to Outlet or dividends payable solely in the capital stock (other than redeemable capital stock) of Outlet or such affiliate, as the case may be,
(ii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or other stated maturity, debt of Outlet or any subsidiary which is subordinated in right of payment to the Notes whether pursuant to its terms or by operation of law, or (iii) make any investment (other than Permitted Investments and investments in its wholly owned subsidiaries) in any person (such payments and investments described in clauses (i), (ii) and (iii), collectively, "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the value of any such payment, if other than cash, to be determined by the Board of Directors of Outlet, whose determination shall be conclusive and evidenced by a board resolution), (a) no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing, (b) Outlet could incur at least $1.00 of debt under clause (c) of the definition of Permitted Indebtedness under the Indenture, and (c) the aggregate amount of all Restricted Payments declared or made after the Issue Date shall not exceed the sum of (A) the remainder of (x) 100% of EBITDA (as defined in the Indenture) of Outlet accrued during the period (treated as one accounting period) beginning on the last day of the fiscal quarter of Outlet immediately preceding the Issue Date and ending on the last day of Outlet's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or if such EBITDA shall be a deficit, less 100% of such deficit), minus (y) the product of
1.7 times the cumulative Consolidated Interest Expense (as defined in the Indenture) during such period, plus (B) an amount equal to the aggregate net cash proceeds received by Outlet from the issuance or sale (other than to an affiliate of Outlet) of its capital stock (excluding redeemable capital stock, but including capital stock issued upon conversion of convertible debt and from the exercise of options, warrants or rights to purchase capital stock (other than redeemable capital stock) of Outlet); provided, however, that the foregoing
                                           -----------------

provisions will not prevent the payment of any dividend within 60 days after the date of its declaration if at the date of its declaration such payment would be permitted by such provisions.

    For purposes of the prior paragraph, "Permitted Investments" means: (a) U.S. Government Obligations or certificates of deposit or Eurodollar deposits in commercial banks having capital and surplus of not less than $500 million having a maturity of one year or less; (b) commercial paper issued by an issuer rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or P-1 or the equivalent thereof by Moody's Investors Services, Inc.; and (c) other investments that do not exceed $2 million at any time outstanding.

    Section 1009 of the Indenture currently provides that Outlet shall not, and shall not permit any of its subsidiaries to, directly or indirectly, incur any indebtedness (including acquired debt) other than Permitted Indebtedness. "Permitted Indebtedness" means: (a) indebtedness outstanding at any time under Outlet's senior bank credit agreement (or any successor bank credit facility) not to exceed $30 million aggregate principal amount and all accrued interest, fees and other expenses thereunder; (b) indebtedness represented by the Notes;
(c) indebtedness incurred if, immediately after giving effect to the incurrence of such indebtedness and the receipt and application of the proceeds thereof, the Debt-to-Cash-Flow Ratio (as defined in the Indenture) would not exceed 6.5 to 1; (d) indebtedness owned by any wholly owned subsidiary to Outlet or owed by Outlet to any wholly owned subsidiary of Outlet (provided that such indebtedness is at all times held by a person which is a wholly owned subsidiary of Outlet), and provided further that upon either (x) the transfer or other disposition by such wholly owned subsidiary or Outlet of any indebtedness so permitted to a person other than Outlet or another wholly owned subsidiary of Outlet or (y) the sale, lease, transfer or other disposition of shares of capital stock (including by consolidation or merger) of such wholly owned subsidiary to a person other than Outlet or another wholly owned subsidiary, the provisions of this clause
(d) shall no longer be applicable to such indebtedness and such indebtedness shall be deemed to have been incurred at the time of any such transfer or other disposition or the sale, lease, transfer or other disposition of such capital stock; (e) purchase money indebtedness and capital lease obligations whose Attributable Value (as defined in the Indenture) will not exceed $5 million at any one time outstanding; (f) indebtedness arising under interest rate protection agreements; (g) indebtedness incurred in connection with a repurchase of the Notes pursuant to a Change of Control (as defined in the Indenture), provided that the principal amount of such indebtedness does not exceed 101% of the principal amount of the Notes repurchased, and such indebtedness (x) has an average life to stated maturity equal to or greater than the remaining average life to maturity of the Notes, and (y) does not mature prior to the stated

maturity of the Notes; (h) any renewals, extensions, substitutions, refinancings or replacements of any Indebtedness incurred pursuant to preceding clauses (a),
(b), (c) and (e), above, and (i), below, provided that such renewal, extension, substitution, refunding, refinancing or replacement does not (x) result in an increase in the aggregate principal amount of the outstanding Indebtedness represented thereby, (y) reduce the average life to stated maturity of such indebtedness, or (z) reduce the stated maturity of such indebtedness, and provided, further, that subordinated indebtedness must be renewed, extended,
- - -----------------

substituted, refinanced or replaced with equally subordinated indebtedness; and
(i) indebtedness not otherwise permitted to be incurred pursuant to clauses (a) through (h) above, which, together with any other outstanding indebtedness incurred pursuant to this clause (i), has an aggregate principal amount not in excess of $5 million at any one time outstanding.

    Section 1014 of the Indenture currently provides that Outlet will not incur any indebtedness which is subordinate to or junior in right of payment to senior indebtedness and senior in right of payment to the Notes.

  Proposed Amendment

    If the Requisite Consents are obtained the covenants relating to Limitation on Restricted Payments, Limitation on Indebtedness and Restriction on Incurrence of Senior Subordinated Indebtedness will be deleted in their entirety.

COVENANT RELATING TO LIMITATION CONCERNING DISTRIBUTIONS OR TRANSFERS BY SUBSIDIARIES

  Current Provisions

    Section 1011 of the Indenture currently provides that Outlet shall not, and shall not permit any of its subsidiaries to, directly or indirectly, create, cause or suffer to exist or become effective, or enter into any agreement with any person that would cause to become effective, any consensual encumbrance or restriction of any kind on the ability of any subsidiary of Outlet to (a) pay dividends, in cash or otherwise, or make any other distribution on or in respect of its capital stock, (b) pay any debt owed to Outlet or any subsidiary of Outlet, (c) make loans or advances to Outlet or any subsidiary of Outlet, or (d) transfer any of its property or assets to Outlet or any subsidiary of Outlet, except for encumbrances or restrictions in existence as of the Issue Date.

  Proposed Amendment

    If the Requisite Consents are obtained, the covenant relating to Limitation Concerning Distributions or Transfers By Subsidiaries will be deleted in its entirety.

COVENANT RELATING TO LIMITATION ON ASSET SALES

  Current Provisions

    Section 1012 of the Indenture currently provides that Outlet shall not, and shall not permit any subsidiary to, directly or indirectly, make any Asset Sale (as defined in the Indenture) unless (i) Outlet or such subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors) of the shares or assets sold or otherwise disposed of and (ii) at least 75% of such consideration consists of cash or cash equivalents. Within 270 days after any Asset Sale, Outlet or such subsidiary, as the case may be, may apply the net cash proceeds from such Asset Sale to (x) an investment in properties and assets (in the same line of business) that replaces the properties and assets that were the subject of such Asset Sale or (y) a permanent reduction in the amount of debt outstanding, under Outlet's senior bank credit agreement. Any net cash proceeds from any Asset Sale (after paying or providing for the payment of taxes payable on account of such Asset Sale) that are not used as provided in the preceding sentence constitute "Excess Proceeds."

    When the aggregate amount of Excess Proceeds exceeds $5 million, Outlet shall make an offer to purchase, from all holders of the Notes, an aggregate principal amount of Notes equal to the Excess Proceeds, at a price in cash equal to 100% of the outstanding principal amount thereof plus accrued interest, if any, to the purchase date, in accordance with the procedures to be set forth in the Indenture. Upon completion of such offers to purchase, the amount of Excess Proceeds shall be reset to zero.

  Proposed Amendment

    If the Requisite Consents are obtained, the covenant relating to Limitation on Asset Sales will be deleted in its entirety.

COVENANT RELATING TO LIMITATION ON ISSUANCE AND SALE OF CAPITAL STOCK OF SUBSIDIARIES

  Current Provisions

    Section 1013 of the Indenture currently provides that Outlet (i) shall not permit any subsidiary to issue any stock (other than to Outlet or a wholly owned subsidiary of Outlet) and (ii) shall not permit any person (other than Outlet or a wholly owned subsidiary of Outlet) to own any capital stock of any subsidiary of Outlet (other than directors' qualifying shares), except for a sale of 100% of the capital stock of a subsidiary, effected in accordance with the "Limitation on Asset Sales" described above.

  Proposed Amendment

    If the Requisite Consents are obtained, the covenant relating to Limitation on Issuance and Sale of Capital Stock of Subsidiaries will be deleted in its entirety.

OTHER PROVISIONS OF THE INDENTURE

    Certain other provisions of the Indenture may be amended to make technical and conforming changes resulting from the Proposed Amendment and the addition of the Guarantee.

                          DESCRIPTION OF THE GUARANTEE

    The text of the Guarantee, which will be set forth in the Supplemental Indenture, is attached to this Consent Solicitation Statement/Prospectus as Annex II. GE reserves the right, however, to amend, modify or otherwise supplement the text of the Guarantee so long as any such amendment, modification or supplement does not have an adverse effect on the holders of the Amended Notes.

    THE GUARANTEE WILL BE A DIRECT UNSECURED, UNSUBORDINATED, FULL AND UNCONDITIONAL GUARANTEE BY GE of the due and punctual payment of the principal of, premium, if any, and interest on the Amended Notes. The Guarantee will rank equally in right of payment with all direct, unsecured and unsubordinated indebtedness (including guarantees of the indebtedness of others) of GE. At December 31, 1995, GE had approximately $260 million of secured indebtedness consisting of industrial development/pollution control bonds. All other indebtedness of approximately $115 billion is unsecured and, therefore, has equal ranking to the Guarantee. Neither the Guarantee nor the Indenture will restrict GE's ability to create indebtedness ranking senior to the Guarantee. See "Capitalization."

    As of the date of this Consent Solicitation Statement/Prospectus, the senior long-term indebtedness of GE was rated AAA and Aaa by Standard & Poor's Corporation and Moody's Investors Service, Inc., respectively. Neither the Guarantee nor the Indenture will restrict GE's ability to incur secured or unsecured indebtedness or to engage in any other transaction that could cause such ratings to be reduced.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

    The following table sets forth selected consolidated financial information for GE, which has been derived from GE's consolidated financial statements.

    The following selected financial information should be read in conjunction with the Consolidated Condensed Financial Statements contained in GE's Annual Report on Form 10-K for the year ended December 31, 1995, which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

                                                          YEARS ENDED DECEMBER 31,
                                          --------------------------------------------------------
                                            1995        1994        1993        1992        1991
                                          --------    --------    --------    --------    --------
                                                   (IN MILLIONS, EXCEPT PER SHARE ITEMS)

Revenues...............................   $ 70,028    $ 60,109    $ 55,701    $ 53,051    $ 51,283


Earnings from continuing operations....      6,573       5,915       4,184       4,137       3,943
Earnings (loss) from discontinued
  operations...........................      --         (1,189)        993         588         492

Earnings before accounting changes.....      6,573       4,726       5,177    $  4,725       4,435
Net earnings...........................      6,573       4,726       4,315       4,725       2,636
Dividends declared.....................      2,838       2,546       2,229       1,985       1,808
Per Share
  Earnings from continuing
    operations.........................       3.90        3.46        2.45        2.41        2.27
  Earnings (loss) from discontinued
    operations.........................      --          (0.69)       0.58        0.34        0.28
  Earnings before accounting changes...       3.90        2.77        3.03        2.75        2.55
  Net earnings.........................       3.90        2.77        2.52        2.75        1.51
  Dividends declared...................       1.69        1.49       1.305        1.16        1.04
Total assets of continuing
  operations...........................    228,035     185,871     166,413     135,472     123,115
Long-term borrowings...................     51,027      36,979      28,194      25,298      22,602

Total Share owners' equity.............     29,609      26,387      25,824      23,459      21,683



                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the consolidated ratio of earnings to fixed charges for GE except for GECS and for General Electric Company and consolidated affiliates for the periods indicated.

                                                                 YEARS ENDED DECEMBER 31,
                                                      -----------------------------------------------
                                                       1995      1994      1993      1992      1991
                                                      -------   -------   -------   -------   -------
                                                                   (DOLLARS IN MILLIONS)
GE EXCEPT GECS

"Earnings"(a).......................................  $ 8,696   $ 7,828   $ 5,511   $ 5,582   $ 5,329
Less:
  Equity in undistributed earnings of General
    Electric Capital Services, Inc.(b)..............   (1,324)   (1,181)     (957)     (831)     (871)
Plus:
  Interest and other financial charges included
    in expense......................................      649       410       525       768       893
  One-third of rental expense (c)...................      174       171       212       228       225
                                                      -------   -------   -------   -------   -------
Adjusted "earnings".................................  $ 8,195   $ 7,228   $ 5,291   $ 5,747   $ 5,576
                                                      -------   -------   -------   -------   -------
                                                      -------   -------   -------   -------   -------
Fixed Charges:
  Interest and other financial charges..............  $   649   $   410   $   525   $   768   $   893
  Interest capitalized..............................       13        21        21        29        33
  One-third of rental expense (c)...................      174       171       212       228       225
                                                      -------   -------   -------   -------   -------
Total fixed charges.................................  $   836   $   602   $   758   $ 1,025   $ 1,151
                                                      -------   -------   -------   -------   -------
                                                      -------   -------   -------   -------   -------
Ratio of earnings to fixed charges..................     9.80     12.01      6.98      5.61      4.84
                                                      -------   -------   -------   -------   -------
                                                      -------   -------   -------   -------   -------
GENERAL ELECTRIC COMPANY AND CONSOLIDATED AFFILIATES
"Earnings" (a)......................................  $ 9,941   $ 8,831   $ 6,287   $ 6,026   $ 5,679
Plus:
  Interest and other financial charges included
    in expense......................................    7,336     4,994     4,096     4,512     5,270
  One-third of rental expense (c)...................      349       327       349       320       261
                                                      -------   -------   -------   -------   -------
Adjusted "earnings".................................  $17,626   $14,152   $10,732   $10,858   $11,210
                                                      -------   -------   -------   -------   -------
                                                      -------   -------   -------   -------   -------
Fixed Charges:
  Interest and other financial charges..............  $ 7,336   $ 4,994   $ 4,096   $ 4,512   $ 5,270
  Interest capitalized..............................       34        30        26        35        41
  One-third of rental expense (c)...................      349       327       349       320       261
                                                      -------   -------   -------   -------   -------
Total fixed charges.................................  $ 7,719   $ 5,351   $ 4,471   $ 4,867   $ 5,572
                                                      -------   -------   -------   -------   -------
Ratio of earnings to fixed charges..................     2.28      2.64      2.40      2.23      2.01
                                                      -------   -------   -------   -------   -------
                                                      -------   -------   -------   -------   -------

- - ------------
(a) Earnings for all years consist of earnings from continuing operations before income taxes and minority interest. For 1991 and 1993, earnings are before cumulative effects of changes in accounting principle.

(b) Earnings for all years consist of earnings from continuing operations after income taxes, net of dividends. For 1991, earnings are before cumulative effect of change in accounting principle.

(c) Considered to be representative of interest factor in rental expense.



                                 CAPITALIZATION

    The following table sets forth the consolidated capitalization of GE at December 31, 1995. This table should be read in conjunction with the Consolidated Financial Statements contained in GE's Annual Report on Form 10-K for the year ended December 31, 1995, which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

                                                     DECEMBER 31 1995
                                                     ----------------
                                                      (IN MILLIONS)
Short-term Debt...................................       $ 64,463
Long-term Debt....................................         51,027
Minority Interest.................................          2,956
Share owners' equity
  Common stock (1,857,013,000 shares issued)......            594
  Unrealized gains on investment securities.......          1,000
  Other capital...................................          1,663
  Retained earnings...............................         34,528
  Treasury stock..................................         (8,176)
                                                     ----------------
Total share owners' equity........................         29,609
Total capitalization..............................       $148,055
                                                     ----------------
                                                     ----------------

                                THE SOLICITATION

GENERAL

    Consents will become irrevocable at the Effective Time, the time that Outlet, GE and the Trustee execute the Supplemental Indenture, which will not be prior to the Expiration Date. Subject to the satisfaction of certain conditions (see "Conditions of the Solicitation" below), promptly after the Expiration Date the Trustee, Outlet and GE will execute the Supplemental Indenture, which will be effective upon its execution. Thereafter, all current holders of the Amended Notes, including non-consenting holders, and all subsequent holders of Amended Notes will be bound by the Proposed Amendment and will have the benefit of the Guarantee. If the Solicitation is terminated for any reason before the Effective Time, the Consents will be voided, the Guarantee will not be issued, the Proposed Amendment will not be effected and the Consent Fee will not be paid.

    The Consents are being solicited by Outlet. Outlet recommends that all holders of Notes as of the Record Date consent to the Proposed Amendment. All costs of the Solicitation, including the Consent Fee, will be paid by Outlet. In addition to the use of the mail, Consents may be solicited by officers and other employees of Outlet or GE, without any additional remuneration, in person, or by telephone, telegraph or facsimile transmission.

CONSENT FEE

    If the Requisite Consents to the adoption of the Proposed Amendment are obtained and the Supplemental Indenture becomes effective, Outlet will pay to each holder of Notes as of the Record Date (other than Outlet or an Affiliate of Outlet) who delivers a valid Consent in favor of the Proposed Amendment prior to the Expiration Date and does not revoke such Consent prior to the Effective Time a Consent Fee in the amount of $1.00 in cash for each $1,000 in principal amount of Notes with respect to which such Consent was received and not revoked. No accrued interest will be paid on the Consent Fee. Outlet reserves the right to determine whether Notes are held or may be held by Outlet or Affiliates of Outlet. Any such determination by Outlet shall be final and binding upon all parties.

    Notwithstanding any subsequent transfer of its Notes, any registered holder of Notes as of the Record Date whose properly executed Consents have been received prior to the Expiration Date and not revoked prior to the Effective Time will be eligible to receive the Consent Fee. Holders, as of the Record Date, who deliver Consents after the Expiration Date will not be entitled to receive the Consent Fee, even though the Supplemental Indenture, if it becomes effective, will be binding on them. Beneficial owners of Notes whose Notes are registered, as of the Record Date, in the name of a broker, dealer, commercial bank, trust company or nominee should contact such broker or nominee promptly and instruct such person, as registered holder of such Notes, to execute and then deliver the Consent on behalf of the beneficial owner in order to receive the Consent Fee.

    Outlet's obligation to pay the Consent Fee is contingent upon receipt of the Requisite Consents, the execution of the Supplemental Indenture and effectiveness of the Proposed Amendment. The Consent Fee will be paid as soon as possible after the satisfaction of such conditions to the respective holders of Notes entitled to receive the Consent Fee as such holders appear on the record books of the Trustee as of the Record Date.

REQUISITE CONSENTS


    Adoption of the Proposed Amendment requires the receipt, without revocation, of the Requisite Consents, consisting of the Consents of the registered holders of Notes as of the Record Date of a majority in aggregate principal amount of the Notes outstanding and not owned by Outlet or any of its Affiliates. As of the date of the Consent Solicitation Statement/Prospectus, $59,950,000 aggregate principal amount of the Notes was so outstanding and none was held by Outlet or its Affiliates.

    The failure of a holder of the Notes to deliver a Consent (including any failures resulting from broker non-votes) will have the same effect as if such holder had voted "Against" the Proposed Amendment.

EXPIRATION DATE; EXTENSIONS; AMENDMENT


    The term "Expiration Date" means 5:00 p.m., New York time, on May   , 1996,
unless Outlet, in its sole discretion, extends the period during which the Solicitation is open, in which event the term "Expiration Date" means the latest time and date to which the Solicitation is so extended. Outlet reserves the right to extend the Solicitation at any time and from time to time, whether or not the Requisite Consents have been received, by giving oral or written notice to the Trustee no later than 9:00 a.m., New York time, on the next business day after the previously announced Expiration Date. Any such extension will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the registered holders of the Notes as of the Record Date). Such announcement or notice may state that Outlet is extending the Solicitation for a specified period of time or on a daily basis until 5:00 p.m., New York time, on the date on which the Requisite Consents have been received.


    Outlet expressly reserves the right for any reason (i) to terminate the Solicitation at any time prior to the execution of the Supplemental Indenture (whether or not the Requisite Consents have been received) by giving oral or written notice of such termination to the Trustee and (ii) not to extend the Solicitation beyond the Expiration Date whether or not the Requisite Consents have been received by such date. Any such action by Outlet will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the holders of Notes as of the Record
Date).

FAILURE TO OBTAIN REQUISITE CONSENTS

    In the event the Requisite Consents are not obtained and the Solicitation is terminated, the Guarantee will not be issued, the Consent Fee will not be paid and the Proposed Amendment will not be effected.

CONSENT PROCEDURES


    This Consent Solicitation Statement/Prospectus is being sent on or about
April   , 1996 to all registered holders of Notes as of the Record Date.


    Only those persons who are registered holders of the Notes as of the Record Date may execute and deliver a Consent. A beneficial owner of Notes who is not the registered holder as of the Record Date of such Notes (e.g., a beneficial holder whose Notes are registered in the name of a nominee such as a bank or a brokerage firm) must arrange for the registered holder either (i) to execute a Consent and deliver it either to Outlet on such beneficial owner's behalf or to such beneficial owner for forwarding to Outlet by such beneficial owner or (ii) to forward a duly executed proxy from the registered holder authorizing the beneficial holder to execute and deliver a Consent with respect to the Notes on behalf of such registered holder. A form of proxy that may be used for such purpose is included in the form of Consent. For purposes of this Consent Solicitation Statement/Prospectus, (i) the term "record holder" or "registered holder" shall be deemed to include DTC participants and (ii) DTC has authorized DTC Participants to execute Consents as if they were registered holders.

    Giving a Consent will not affect a registered holder's right to sell or offer the Notes. All Consents received prior to the Expiration Date and not revoked prior to the Effective Time will be effective notwithstanding a record transfer of such Notes subsequent to the Record Date, unless the registered holder of such Notes as of the Record Date revokes such Consent prior to the Effective Time by following the procedures set forth under "Revocation of Consents" below.

    HOLDERS OF NOTES AS OF THE RECORD DATE WHO WISH TO CONSENT SHOULD MAIL, HAND DELIVER, SEND BY OVERNIGHT COURIER OR FACSIMILE (CONFIRMED BY THE EFFECTIVE TIME BY PHYSICAL DELIVERY) THEIR PROPERLY COMPLETED AND EXECUTED CONSENTS TO OUTLET AT THE ADDRESS SET FORTH ON THE BACK COVER PAGE HEREOF AND ON THE CONSENT IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH HEREIN AND THEREIN. CONSENTS SHOULD BE DELIVERED TO OUTLET, NOT TO GE OR THE TRUSTEE. HOWEVER, OUTLET RESERVES THE RIGHT TO ACCEPT ANY CONSENT RECEIVED BY GE OR THE TRUSTEE.

    UPON EXECUTION OF THE SUPPLEMENTAL INDENTURE, OUTLET WILL PROVIDE FOR THE EXCHANGE OF NOTES FOR AMENDED NOTES ENDORSED WITH THE GUARANTEE.

    REGISTERED HOLDERS SHOULD NOT TENDER OR DELIVER NOTES AT THIS TIME.

    All Consents that are properly completed, signed and delivered to Outlet, and not revoked prior to the Effective Time, will be given effect in accordance with the specifications thereof. Holders who desire to consent to the Proposed Amendment should mark the "For" box on, and complete, sign and date, the Consent included herewith and mail, deliver, send by overnight courier or facsimile (confirmed by the Effective Time by physical delivery) the signed consent to Outlet at the address listed on the back cover page of this Consent Solicitation Statement/Prospectus and on the Consent, all in accordance with the instructions contained herein and therein. If none of the boxes on the Consent are marked, but the Consent is otherwise properly completed and signed, the registered holder will be deemed to have consented to the Proposed Amendment.

    Consents by the registered holder(s) of Notes as of the Record Date must be executed in exactly the same manner as such registered holder(s) name(s) appear(s) on the Notes. If Notes to which a Consent relates are held of record by two or more joint holders, all such holders must sign the Consent. If a Consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the Consent form appropriate evidence of authority to execute the Consent. In addition, if a Consent relates to less than the total principal amount of Notes registered in the name of such registered holder, the registered holder must list the serial numbers and principal amount of Notes registered in the name of such holder to which the Consent relates. If Notes are registered in different names, separate Consents must be executed covering each form of registration. If a Consent is executed by a person other than the registered holder, then it must be accompanied by the proxy set forth on the form of Consent duly executed by the registered holder.

    The registered ownership of a Note as of the Record Date shall be proved by the Trustee, as registrar of the Notes. All questions as to the validity, form and eligibility (including time of receipt) regarding the Consent procedures will be determined by Outlet in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Trustee concerning proof of execution and of ownership. Outlet reserves the right to reject any or all Consents that are not in proper form or the acceptance of which could, in the opinion of Outlet or its counsel, be unlawful. Outlet also reserves the right, subject to such final review as the Trustee prescribes for proof of execution and ownership, to waive any defects or irregularities in connection with deliveries of particular Consents. Unless waived, any defects or irregularities in connection with deliveries of Consents must be cured within such time as Outlet determines.

    None of GE or Outlet or any of their affiliates, the Trustee or any other person shall be under any duty to give any notification of any such defects or irregularities or waiver, nor shall any of them incur any liability for failure to give such notification. Deliveries of Consents will not be deemed to have been made until any irregularities or defects therein have been cured or waived. Outlet's interpretations of the terms and conditions of this Solicitation shall be conclusive and binding.

REVOCATION OF CONSENTS

    Each properly completed and executed Consent will be counted, notwithstanding any transfer of the Notes to which such Consent relates, unless the procedure for revoking Consents described below has been followed.

    Prior to the Effective Time, any registered holder of Notes as of the Record Date may revoke any Consent given as to its Notes or any portion of such Notes (in integral multiples of $1,000). A registered holder of Notes desiring to revoke a Consent must, prior to the Effective Time, deliver to Outlet at the address set forth on the back cover page of this Consent Solicitation Statement/Prospectus and on the Consent a written revocation of such Consent (which may be in the form of a subsequent Consent marked with a specification, i.e., "For" or "Against", different than that set forth on the Consent as to which the revocation is being given) containing the name of such registered holder, the serial numbers of the Notes to which such revocation relates, the principal amount of Notes to which such revocation relates and the signature of such registered holder.

    The revocation must be executed by such registered holder in the same manner as the registered holder's name appears on the Consent to which the revocation relates. If a revocation is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the revocation. A revocation of the Consent shall be effective only as to the Notes listed on the revocation and only if such revocation complies with the provisions of this Consent Solicitation Statement/Prospectus. Only a registered holder of Notes as of the Record Date as reflected in the register of the Trustee is entitled to revoke a Consent previously given. A beneficial owner of Notes who is not the registered holder as of the Record Date of such Notes must arrange with the registered holder to execute and deliver to Outlet on such beneficial owner's behalf, or to such beneficial owner for forwarding to Outlet by such beneficial owner, either (i) a revocation of any consent already given with respect to such Notes or (ii) a duly executed proxy from the registered holder authorizing such beneficial holder to act on behalf of the registered holder as to such Consent.

    A revocation of a Consent may only be rescinded by the execution and delivery of a new Consent, in accordance with the procedures herein described by the holder who delivered such revocation.

    Outlet reserves the right to contest the validity of any revocation and all questions as to validity (including time of receipt) of any revocation will be determined by Outlet in its sole discretion, which determination will be conclusive and binding subject only to such final review as may be prescribed by the Trustee concerning proof of execution and ownership. None of Outlet, GE, any of their affiliates, the Trustee or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation nor shall any of them incur any liability for failure to give such notification.

CONDITIONS OF THE SOLICITATION

    Consents will become irrevocable at the Effective Time, which will not be prior to the Expiration Date. Subject to the satisfaction of certain conditions described below, promptly after the Expiration Date, the Trustee, Outlet and GE will execute the Supplemental Indenture, which will be effective upon its execution. Execution of the Supplemental Indenture is conditioned upon (i) the receipt of the Requisite Consents and (ii) at the election of Outlet, the absence of any law or regulation which would, and the absence of any injunction or action or other proceeding (pending or threatened) which (in the case of any action or proceeding, if adversely determined) would, make unlawful or invalid or enjoin the implementation of the Proposed Amendment, the entering into of the Supplemental Indenture or the payment of the Consent Fee or question the legality or validity thereof. The Solicitation may be abandoned by Outlet at any time prior to the execution of the Supplemental Indenture, for any reason, in which case Consents will be voided, no Consent Fee will be paid and the Guarantee will not be issued.

NO SOLICITING AGENT

    Neither Outlet nor GE will pay or give directly or indirectly any commission or other remuneration to any soliciting agent or other person in connection with the Solicitation. Outlet and GE will solicit Consents and will attempt to respond to inquiries of holders of Notes.

    Requests for additional copies of this Consent Solicitation
Statement/Prospectus or the form of Consent may be directed to Outlet at its address and telephone number set forth on the back cover of this Consent Solicitation Statement/Prospectus.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following summary of the material federal income tax consequences of the Consent Solicitation is for general information only. It is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion does not purport to address all aspects of federal income taxation that may be relevant to particular holders in light of their individual circumstances or to certain types of holders subject to special treatment under the Code (for example, insurance companies, tax-exempt organizations, financial institutions, dealers in securities, foreign corporations, nonresident alien individuals, employee stock ownership plans, individual retirement and other tax-deferred accounts, and persons who hold the Notes as a hedge, who have otherwise hedged the risk of holding Notes, who held the Notes as part of a straddle with other investments, or who hold the Notes in connection with a conversion transaction), nor does it discuss any aspect of state, local or foreign taxation or estate and gift tax considerations. This discussion assumes that the Notes are held as capital assets (as defined by the Code) by the holder thereof.

    This summary is based in part on certain proposed regulations addressing the treatment of modifications of debt instruments (the "Proposed Regulations"). The Proposed Regulations are proposed to be effective for debt instruments occurring after their issuance in final form, accordingly, by their terms they will not apply to the Consent Solicitation, although they are indicative of the position of the Internal Revenue Service with regard to their subject matter. In any event, prior to their issuance in temporary or final form, the Proposed Regulations have no binding effect and may be withdrawn or revised at any time on a retroactive basis, which could change the consequences described below. Because of the absence of final Treasury Regulations, however, no opinion is expressed as whether the Proposed Amendment and the Guarantee and the payment of the Consent Fee result in a deemed exchange for federal income tax purposes. Further, because of the lack of direct authority concerning the issue, no opinion is expressed as to the federal income tax consequence of the receipt of the Consent Fee. Further, no ruling has been requested from the Internal Revenue Service regarding the tax consequences of the Proposed Amendment and the Guarantee and payment of the Consent Fee. No assurance can be given that the positions intended to be taken by GE and Outlet described below will be accepted by the Internal Revenue Service.

CONSEQUENCES OF THE CONSENT SOLICITATION

    Although the issue is not free from doubt, GE and Outlet intend to take the position that the adoption of the Proposed Amendment and the Guarantee and the payment of the Consent Fee will not constitute significant modifications of the terms of the Notes, and therefore will not result in a deemed exchange of the Notes for federal income tax purposes. Under the Proposed Regulations, a modification of a debt instrument that changes the annual yield of the debt instrument will constitute a significant modification at the date of such modification if the annual yield of the debt instrument after the modification, measured from the date of the agreement to the final maturity date, varies from the annual yield on the original unmodified debt instrument by more than 0.25 percent. Calculation of such yield is to take into account both accrued and unpaid interest at such date and any payment, such as the Consent Fee, given as consideration for the modification. Based on the Proposed Regulations, payment of the Consent Fee should not result in a significant modification of the terms of the Notes for federal income tax purposes. Further, under the Proposed Regulations, the addition of a guarantee is not a significant modification unless the guarantor is, in substance, substituted as the obligor on the debt instrument and is intended to circumvent the rule that treats a change in obligor of a recourse debt instrument (other than a change in obligor in connection with certain reorganizations) as a significant modification. GE and Outlet intend to take the position that the Guarantee and the adoption of the Proposed Amendment does not result in a significant modification of the terms of the Notes for federal income tax purposes. In that event, except as set forth below with respect to the Consent Fee, the transactions contemplated by the Consent Solicitation should not result in any federal income tax consequences to a holder of Notes.

ALTERNATE TREATMENT

    If the transactions contemplated by the Consent Solicitation were to constitute a significant modification of the Notes for federal income tax purposes, then the Notes would be deemed exchanged for new notes (the "New Notes") for federal income tax purposes. If the Notes or the New Notes do not constitute securities for federal income tax purposes, a holder would recognize gain or loss in an amount equal to the difference between (i) the trading price of the New Note on the date of the deemed exchange (plus the amount of the Consent Fee received, if such amount is treated as additional consideration for the Note as discussed below) and (ii) the holder's adjusted tax basis in the Note deemed exchanged therefore. The determination of "security" status is generally made by reference to the term of the debt instrument (i.e., the original term in the case of the Notes and the remaining term in the case of the New Notes), with debt instruments with terms of ten years or more generally being treated as securities and debt instruments with terms of less than five years generally not being treated as securities. Although not entirely clear, for that purpose the term of the New Notes will likely be treated as the period remaining term to the first call date, which is July, 1998. In that case, the New Notes would probably not be considered securities and the amount of taxable gain could be significant if, as expected, the New Notes trade above par on the date of the deemed exchange. Except to the extent treated as accrued interest not previously includible in income or ordinary income under the market discount rules, such gain or loss generally would be long-term capital gain or loss if the holding period of the Note exceeded one year. A holder's initial tax basis in the New Note would be the trading price of the New Note on the date of the deemed exchange, and the holding period of the New Note would begin on the day after the deemed exchange.

    If the Notes and the New Notes are considered securities for federal income tax purposes, the deemed exchange could be treated as a tax-free recapitalization, in which case the holder would recognize gain (but not loss) to the extent of the lesser of (i) the amount of the Consent Fee received, if such amount is treated as additional consideration for the Note as discussed below, and (ii) the gain realized on the deemed exchange. The amount of gain realized by a holder on such deemed exchange would equal the excess of (a) the trading price of the New Note on the date of the deemed exchange (plus the amount of the Consent Fee received, if such amount is treated as additional consideration for the Note as discussed below) over (b) such holder's tax basis in the Note exchange therefor. Except to the extent treated as ordinary income under the market discount rules, recognized gain would generally be long-term capital gain if the holding period of the Note exceeded one year. The holding period of a New Note would include the holding period of the Note exchanged therefor.

    If the adoption of the Proposed Amendment is treated as a deemed exchange, a New Note would likely have a trading value greater than its principal amount. In that event, holders should consult their tax advisers regarding the potential application of rules relating to the amortization of bond premium. The "issue price" of a New Note would equal its trading price on the date of the deemed exchange.

CONSEQUENCES OF RECEIPT OF CONSENT FEE

    There is no direct authority concerning the federal income tax consequences of the receipt of the Consent Fee. GE and Outlet intend to treat the Consent Fee for federal income tax purposes as a fee paid to holders that grant consents pursuant to the Consent Solicitation. Accordingly, GE and Outlet generally would be required to provide information statements to consenting holders and to the Internal Revenue Service, reporting the payment of the Consent Fee. If such treatment is respected, a holder would recognize ordinary income equal to the amount of cash received. Alternative federal income tax treatments of the Consent Fee may be applicable. If, as discussed above, holders were treated as exchanging their Notes for New Notes for federal income tax purposes, the Consent Fee may be treated as additional consideration received in such exchange. Alternatively, a consenting holder may be treated as transferring a portion of its rights under the Note in exchange for the Consent Fee, in which case such holder should be permitted to reduce its adjusted tax basis in its Notes (to the extent thereof) by the amount of the Consent Fee. Any such basis reduction would cause a consenting holder to recognize additional gain (or smaller loss) on a sale or disposition of the Notes.

BACKUP WITHHOLDING

    Noteholders other than certain exempt recipients (such as corporations) may be subject to backup withholding at the rate of 31% with respect to the Consent Fee received by a holder pursuant to the Consent Solicitation unless the holder
(i) is a corporation or is otherwise exempt and, when required, demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. If backup withholding results in an overpayment of taxes, a refund or credit may be obtained, provided the required information is furnished to the Internal Revenue Service.

WITHHOLDING FOR NON-U.S. HOLDERS

    Although it is not entirely clear that such tax is applicable to the Consent Fee, U.S. Federal withholding tax will be withheld from a Consent Fee paid to a non-United States person (within the meaning of the Code) at a 30% rate unless
(i) such non-United States person is engaged in the conduct of a trade or business in the United States to which the receipt of the Consent Fee is effectively connected and provides a properly executed IRS Form 4224 or (ii) a tax treaty between the United States and the country of residence of the non-United States person eliminates or reduces the withholding on other income and such non-United States person provides a properly executed IRS Form 1001.

    THE FOREGOING SUMMARY IS INCLUDED HEREIN SOLELY FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE TAX ADVICE. HOLDERS OF NOTES SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES TO THEM OF THE CONSENT SOLICITATION INCLUDING THE APPLICABILITY OF STATE, LOCAL, FOREIGN INCOME AND OTHER TAX LAWS.

                                 LEGAL OPINION

    Robert E. Healing, Corporate Counsel of GE, is passing upon the legality of the Guarantee for GE. Mr. Healing, together with members of his family, owns, has options to purchase and has other interests in shares of common stock of GE.

                                    EXPERTS

    The financial statements of General Electric Company and consolidated affiliates as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, appearing in General Electric Company's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated by reference herein, have been incorporated herein in reliance on the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1995 financial statements refers to a change in 1993 in the method for accounting for postemployment benefits.


    The consolidated financial statements (including the schedule incorporated by reference) of Outlet Broadcasting, Inc. at December 31, 1995 and 1994, and for each of the three years in the period ended December 31, 1995, appearing in Outlet Broadcasting, Inc.'s Annual Report on Form 10-K/A for its fiscal year ended December 31, 1995 which has been attached hereto as Appendix III of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon which contains an explanatory paragraph with respect to changes in accounting in 1993 for income taxes and postretirement benefits other than pensions mentioned in Notes 5 and 10 to the consolidated financial statements appearing elsewhere herein and in the Registration Statement and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                   APPENDIX I
                      PROPOSED AMENDMENTS TO THE INDENTURE
           GOVERNING THE 10 7/8% SENIOR SUBORDINATED NOTES DUE 2003
                             OF OUTLET CORPORATION


    The substantive text of the Proposed Amendments to the Indenture is shown below, together with the corresponding provisions of the Indenture, as currently in effect. The following is qualified in its entirety by reference to the form of Supplemental Indenture and the Indenture, copies of which have been filed as exhibits to the Registration Statement of which this Consent Solicitation Statement/Prospectus forms a part. Capitalized terms not otherwise defined in this Appendix I have the meanings assigned in the Indenture.

SECTION 105 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 105. Acts of Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the "Act" of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 601) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section.

    (b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than such signer's individual capacity, such certificate or affidavit shall also constitute sufficient proof of the signer's authority. The fact and date of the execution of any such instrument or writing, or the authority of the person executing the same, may also be proved in any manner which the Trustee deems sufficient.

    (c) The ownership of Notes shall be proved by the Note Register.

    (d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of any Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, suffered or omitted to be done by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

    (e) The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to take any action under this Indenture by vote or consent. Such record date shall be the later of 30 days prior to the first solicitation of such consent or vote or the date of the most recent list of Holders furnished to the Trustee pursuant to Section 701 prior to such solicitation. If a record date is fixed, those persons who were Holders of Notes at such record date (or their duly designated proxies), and only those persons, shall be entitled to take such action by vote or consent or to revoke any vote or consent previously given, whether or not such persons continue to be Holders after such record date; provided, however, that unless such vote or consent is obtained from the Holders (or their duly designated proxies) of the requisite principal amount of Notes that are Outstanding prior to the date which is the 120th day after such record date, any such vote or consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

    (f) In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be Outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes Outstanding at the time shall be considered in any such determination.

SECTION 105 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 105. Acts of Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company and/or the Parent Guarantor, as the case may be. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the "Act" of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 601) conclusive in favor of the Trustee, the Company and the Parent Guarantor, if made in the manner provided in this Section.

    (b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than such signer's individual capacity, such certificate or affidavit shall also constitute sufficient proof of the signer's authority. The fact and date of the execution of any such instrument or writing, or the authority of the person executing the same, may also be proved in any manner which the Trustee deems sufficient.

    (c) The ownership of Notes shall be proved by the Note Register.

    (d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of any Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, suffered or omitted to be done by the Trustee, the Company or the Parent Guarantor in reliance thereon, whether or not notation of such action is made upon such Note.

    (e) The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to take any action under this Indenture by vote or consent. Such record date shall be the later of 30 days prior to the first solicitation of such consent or vote or the date of the most recent list of Holders furnished to the Trustee pursuant to Section 701 prior to such solicitation. If a record date is fixed, those persons who were Holders of Notes at such record date (or their duly designated proxies), and only those persons, shall be entitled to take such action by vote or consent or to revoke any vote or consent previously given, whether or not such persons continue to be Holders after such record date; provided, however, that unless such vote or consent is obtained from the Holders (or their duly designated proxies) of the requisite principal amount of Notes that are Outstanding prior to the date which is the 120th day after such record date, any such vote or consent previously given shall automatically and without further action by any Holder be cancelled and of no further effect.

    (f) In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be Outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes which the Trustee knows are so owned shall be so disregarded. Also, subject to the foregoing, only Notes Outstanding at the time shall be considered in any such determination.

SECTION 106 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 106. Notices, etc., to Trustee and Company. Except as otherwise provided in Article Five, any request, demand, authorization, direction, notice, consent, waiver or other Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,

        (1) the Trustee by any Holder, the Company or the Representative for or the holders of any Senior Indebtedness shall be sufficient for every purpose hereunder if in writing and (a) delivered in person, (b) delivered by telecopy or telex and sent by first class mail postage prepaid or (c) delivered by overnight courier, to the Trustee at its Corporate Trust Office, Attention: Corporate Trust and Agency Group, or

        (2) the Company by the Trustee, by any Holder or the Representative for or the holders of any Senior Indebtedness shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and (a) delivered in person, (b) delivered by telecopy or telex or (c) delivered by overnight courier, to the Company, addressed to it at 23 Kenney Drive, Cranston, Rhode Island 02920-4489, or at any other address previously furnished in writing to the Trustee by the Company, Attention: Chief Financial Officer.

Any such request, demand, authorization, direction, notice, consent, waiver or other Act of Holders or other document provided or permitted by this Indenture shall be deemed to have been made, given or furnished: (a) if delivered in person, when delivered; (b) if delivered by telecopy or telex, on the date of transmission if transmitted on a Business Day before 4:00 p.m. or, if not, on the next succeeding Business Day; or (c) if delivered by overnight courier, one Business Day after delivery to such courier.

SECTION 106 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 106. Notices, etc., to Trustee, Company and Parent Guarantor. Except as otherwise provided in Article Five, any request, demand, authorization, direction, notice, consent, waiver or other Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,

        (1) the Trustee by any Holder, the Company, the Parent Guarantor or the Representative for or the holders of any Senior Indebtedness shall be sufficient for every purpose hereunder if in writing and (a) delivered in person, (b) delivered by telecopy or telex and sent by first class mail postage prepaid or (c) delivered by overnight courier, to the Trustee at its Corporate Trust Office, Attention: Corporate Trust and Agency Group, or

        (2) the Company by the Trustee, by the Parent Guarantor, by any Holder or the Representative for or the holders of any Senior Indebtedness shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and (a) delivered in person, (b) delivered by telecopy or telex or (c) delivered by overnight courier, to the Company, addressed to it at 23 Kenney Drive, Cranston, Rhode Island 02920-4489, or at any other address previously furnished in writing to the Trustee by the Company, Attention: Chief Financial Officer, with, in each case, a copy to the Parent Guarantor, to the attention of its Treasurer, or

        (3) the Parent Guarantor by the Trustee, by the Company, by any Holder or the Representative for or the holders of any Senior Indebtedness shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if in writing and (a) delivered in person, (b) delivered by telecopy or telex or (c) delivered by overnight courier, to the Parent Guarantor, addressed to General Electric Company, Attention: Treasurer, 3135 Easton Turnpike, Fairfield, Connecticut 06431, or at any other address previously furnished in writing to the Trustee by the Parent Guarantor.

Any such request, demand, authorization, direction, notice, consent, waiver or other Act of Holders or other document provided or permitted by this Indenture shall be deemed to have been made, given or furnished: (a) if delivered in person, when delivered; (b) if delivered by telecopy or Telex, on the date of transmission if transmitted on a Business Day before 4:00 p.m. or, if not, on the next succeeding Business Day, or (c) if delivered by overnight courier, one Business Day after delivery to such courier.

SECTION 110 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 110. Successors and Assigns. All covenants and agreements in this Indenture and the Notes by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 110 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 110. Successors and Assigns. All covenants and agreements in this Indenture, the Notes and the Parent Guarantee by the Company or the Parent Guarantor, as the case may be, shall bind its successors and assigns, whether so expressed or not.

SECTION 111 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 111. Separability Clause. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 111 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 111. Separability Clause. In case any provision in this Indenture, in the Notes or in the Parent Guarantee, shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 112 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 112. Benefits of Indenture. Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any Paying Agent, the holders of Senior Indebtedness and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

SECTION 112 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 112. Benefits of Indenture. Nothing in this Indenture, in the Notes or in the Parent Guarantee, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any Paying Agent, the holders of Senior Indebtedness and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

SECTION 113 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 113. Governing Law. This Indenture and the Notes shall be governed by and construed in accordance with the laws of the state of New York without giving effect to the choice of laws provisions thereof.

SECTION 113 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 113. Governing Law. This Indenture, the Notes and the Parent Guarantee shall be governed by and construed in accordance with the laws of the state of New York without giving effect to the choice of laws provisions thereof.

SECTION 309 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 309. Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and (subject to Section 308) interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Company, the Trustee or any agent of the Company or the Trustee shall be affected by notice to the contrary.

SECTION 309 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 309. Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, the Company, the Parent Guarantor, the Trustee and any agent of the Company, the Parent Guarantor or the Trustee may treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and (subject to Section 308) interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue, and none of the Company, the Parent Guarantor, the Trustee or any agent of the Company, the Parent Guarantor, the Trustee or any agent of the Company, the Parent Guarantor or the Trustee shall be affected by notice to the contrary.

SECTION 401 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 401. Satisfaction and Discharge of Indenture. (a) This Indenture shall cease to be of further effect (except that the Company's obligations under 403, 404 and 607 shall survive) when all Outstanding Notes theretofore authenticated and issued hereunder have been delivered (other than any Notes which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in Section 307) to the Trustee for cancellation and the Company has paid all sums payable hereunder and under the Notes.

    (b) In addition to the provisions of Section 401(a), at the Company's option, either (i) the Company shall be deemed to have been Discharged from its obligations with respect to the Notes on the 91st day after the applicable conditions set forth below have been satisfied or (ii) the Company shall cease to be under any obligation to comply with any term, provision or condition set forth in Sections 801, 1007, 1008, 1009, 1010, 1011, 1012, 1013 or 1014, or any
Event of Default relating thereto, with respect to the Notes at any time after the applicable conditions set forth below have been satisfied:

        (1) the Company shall have deposited or caused to be deposited irrevocably with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders (A) money, (B) U.S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide (without any reinvestment of such interest or principal), not later than one day before the due date of any payment, money or (C) a combination of (A) and (B) in an amount sufficient, in the opinion (with respect to (B) and (C) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee at or prior to the time of such deposit, to pay and discharge each installment of principal of, and interest on, the Outstanding Notes on the dates such installments of interest or principal are due;

        (2) no Default or Event of Default with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which it is bound, as evidenced to the Trustee in an Officers' Certificate delivered to the Trustee concurrently with such deposit;

        (3) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that (and containing no qualification and no assumption, other than an assumption of fact customarily contained in legal opinions) the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of its option under this Section and will be subject to Federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised, and, in the case of Notes being Discharged, accompanied by a ruling (whether specific or general) to that effect received from or published by the Internal Revenue Service (it being understood that such Opinion shall also state that such ruling is consistent with the conclusions reached in such Opinion);

        (4) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Company's exercise of its option under this provision will not result in any of the Company, the Trustee or the trust created by the Company's deposit of funds pursuant to this provision becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended;

        (5) the Company shall have paid or duly provided for payment of all amounts then due to the Trustee and Trustee's counsel pursuant to Section 607;

        (6) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for herein relating to the satisfaction and discharge of this Indenture have been complied with; and

        (7) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness including, without limitation, those arising under Article Twelve hereof and (B) after the passage of 90 days after the deposit, the trust funds will not be subject to the effect of any applicable Federal or State bankruptcy, insolvency or similar law.

    (c) The Company may make an irrevocable deposit pursuant to this Section 401 only if at such time it is not prohibited from doing so under the provisions of
Section 1008 or Article Twelve and the Company shall have delivered to the Trustee and any Paying Agent an Officers' Certificate to that effect.

SECTION 401 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 401. Satisfaction and Discharge of Indenture. (a) This Indenture shall cease to be of further effect (except that the Company's obligations under Sections 403, 404 and 607 and the Parent Guarantor's obligations under Section 404 shall survive) when all Outstanding Notes theretofore authenticated and issued hereunder have been delivered (other than any Notes which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in Section 307) to the Trustee for cancellation and the Company or the Parent Guarantor has paid all sums payable hereunder and under the Notes and the Parent Guarantee.

    (b) In addition to the provisions of Section 401(a), at the Company's option, either (i) each of the Company and the Parent Guarantor shall be deemed to have been Discharged from its obligations with respect to the Notes and the Parent Guarantee on the 91st day after the applicable conditions set forth below have been satisfied or (ii) the Company and the Parent Guarantor shall cease to be under any obligation to comply with any term, provision or condition set forth in Sections 801 and 1010, or any Event of Default relating thereto, with respect to the Notes or the Parent Guarantee at any time after the applicable conditions set forth below have been satisfied:

        (1) the Company shall have deposited or caused to be deposited irrevocably with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders (A) money, (B) U.S. Government Obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide (without any reinvestment of such interest or principal), not later than one day before the due date of any payment, money or (C) a combination of (A) and (B) in an amount sufficient, in the opinion (with respect to (B) and (C)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee at or prior to the time of such deposit, to pay and discharge each installment of principal of, and interest on, the Outstanding Notes on the dates such installments of interest or principal are due;

        (2) no Default or Event of Default with respect to this Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or the Parent Guarantor is a party or by which it is bound, as evidenced to the Trustee in an Officers' Certificate delivered to the Trustee concurrently with such deposit;

        (3) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that (and containing no qualification and no assumption, other than an assumption of fact customarily contained in legal opinions) the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of the Company's exercise of its option under this Section and will be subject to Federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised, and, in the case of Notes being Discharged, accompanied by a ruling (whether specific or general) to that effect received from or published by the Internal Revenue Service (it being understood that such Opinion shall also state that such ruling is consistent with the conclusions reached in such Opinion);

        (4) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Company's exercise of its option under this Section will not result in any of the Company, the

    Parent Guarantor, the Trustee or the trust created by the Company's or the Parent Guarantor's deposit of funds pursuant to this Section becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended;

        (5) the Company or the Parent Guarantor shall have paid or duly provided for payment of all amounts then due to the Trustee and Trustee's counsel pursuant to Section 607;

        (6) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for herein relating to the satisfaction and discharge of this Indenture have been complied with; and

        (7) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness including, without limitation, those arising under Article Twelve hereof and (B) after the passage of 90 days after the deposit, the trust funds will not be subject to the effect of any applicable Federal or State bankruptcy, insolvency or similar law.

    (c) The Company or the Parent Guarantor may make an irrevocable deposit pursuant to this Section 401 only if at such time it is not prohibited from doing so under the provisions of Article Twelve and the Company shall have delivered to the Trustee and any Paying Agent an Officers' Certificate to that effect.

SECTION 404 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 404. Reinstatement. If the Trustee is unable to apply any money or U.S. Government Obligations in accordance with Section 401 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company's obligations under this Indenture with respect to the Notes and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 401 until such time as the Trustee is permitted to apply all such money or U.S. Governmental Obligations in accordance with Section 401; provided, however, that if the Company has made any payment of interest on or principal of any such Notes because of the reinstatement of the Company's obligations, the Company shall be subrogated to the rights of the Holders to receive such payment from the money or U.S. Governmental Obligations held by the Trustee.

SECTION 404 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 404. Reinstatement. If the Trustee is unable to apply any money or U.S. Government Obligations in accordance with Section 401 by reason of any legal proceeding or by reason or any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company's and the Parent Guarantor's respective obligations under this Indenture with respect to the Notes and the Parent Guarantee shall be revived and reinstated as though no deposit had occurred pursuant to Section 401 until such time as the Trustee is permitted to apply all such money or U.S. Governmental Obligations in accordance with Section 401; provided however, that if the Company or the Parent Guarantor has made any payment of interest on or principal of any such Notes because of the reinstatement of the Company's and the Parent Guarantor's obligations, the Company and the Parent Guarantor shall be subrogated to the rights of the Holders to receive such payment from the money or U.S. Government Obligations held by the Trustee.

SECTIONS 501 AND 502 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 501. Events of Default. "Event of Default", wherever used herein with respect to each of the Notes, means any one of the following events (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

        (1) failure to pay any installment of interest on any Note when due and payable, and the continuance of such Default for a period of 30 days, whether or not such payment shall be prohibited by the provisions of Article Twelve;

        (2) failure to pay principal or premium, if any, on any Note at its Maturity, upon repurchase (including pursuant to a Change of Control Offer), redemption, acceleration or otherwise, whether or not such payment shall be prohibited by the provisions of Article Twelve;

        (3) failure to perform or comply with any covenant, agreement or warranty in this Indenture (other than the obligations specified in clauses
    (1) and (2) above) and continuance of such default or breach for a period of 30 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes unless, with respect to the covenant contained in Section 1005, the failure stated in the written notice cannot be corrected within 30 days and the Company forthwith institutes action to correct the same and thereafter diligently pursues the same thereafter until the failure is corrected;

        (4) Indebtedness of the Company (other than the Notes) or any Subsidiary of the Company, is not paid when due within the applicable grace period or is accelerated by the holders thereof and, in either case, the total amount of such unpaid or accelerated debt exceeds $3,000,000, UNLESS (A) such holders shall have entered into one or more binding forbearance or similar agreements pursuant to which such holders agree to forbear from commencing legal proceedings against the Company or such Subsidiary in respect of such failure to pay or such acceleration or otherwise from exercising their remedies against the Company or such Subsidiary arising therefrom and (B) such forbearance shall not have expired, no such proceedings shall have been commenced and no such remedies shall have been exercised;

        (5) the entry by a court of competent jurisdiction of one or more judgments, decrees or orders against the Company or any of its Subsidiaries in an aggregate amount in excess of $1,000,000 or of any material nonmonetary judgments, decrees or orders against the Company or any of its Subsidiaries which remain unsatisfied or unstayed for a period of 60 days;

        (6) the entry of a decree or order for relief in respect of the Company or any of its Subsidiaries by a court of competent jurisdiction in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other Federal or State bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or any such Subsidiary or of any substantial part of the Property of the Company or any such Subsidiary, or ordering the winding up or liquidation of the affairs of the Company or any such Subsidiary, and the continuance of any such decree or order unstayed and in effect for a period of 45 consecutive days after service thereof upon, or other actual notice thereof to, the Company; or

        (7) the commencement by the Company or any of its Subsidiaries of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by or to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or any such Subsidiary or of any substantial part of the Property of the Company or any such Subsidiary, or the making by the Company or any such Subsidiary of an assignment for the benefit of creditors, or the failure of the Company or any such Subsidiary to pay its debts generally as they become due, or the taking of measures by the Company or any such Subsidiary in furtherance of any such action.

    SECTION 502. Acceleration of Maturity; Rescission and Annulment. Upon the occurrence of an Event of Default (other than an Event of Default of the type described in Sections 501(6) and (7) above), either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding Notes may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on all Notes then Outstanding to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by the Holders), and upon any such declaration such principal amount, and premium, if any, and accrued interest shall become immediately due and payable, notwithstanding anything contained in this Indenture or the Notes to the contrary, but subject to the provisions limiting payment described under Article Twelve.

    Upon the occurrence of an Event of Default of the type described in Section 501(6) and (7) above, all unpaid principal of (and premium, if any) and accrued interest on the Notes then Outstanding shall ipso facto become and be immediately due and payable, subject to prior payment in full of all Senior Indebtedness, without any declaration or other action on the part of the Trustee or any Holder.

    At any time after a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in principal amount of the Outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if

        (1) the Company has paid or deposited with the Trustee a sum sufficient to pay

        (A) all overdue installments of interest on all Notes,

        (B) the principal of (and premium, if any, on) any Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate then borne by the Notes,

        (C) to the extent that payment of such interest is lawful, interest on the Defaulted Interest at the rate then borne by the Notes and

        (D) all moneys paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

       and

        (2) all Events of Default with respect to such Notes, other than the non-payment of the principal of Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in
    Section 513.

No such rescission shall affect any subsequent Default or impair any right consequent thereon.

SECTIONS 501 AND 502 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 501. Events of Default. "Event of Default", wherever used herein with respect to each of the Notes, means any one of the following events (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law, pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

        (1) failure to pay any installment of interest on any Note when due and payable, and the continuance of such Default for a period of 30 days, whether or not such payment shall be prohibited by the provisions of Article Twelve;

        (2) failure to pay principal or premium, if any, of any Note at its Maturity, upon repurchase (including pursuant to a Change of Control Offer), redemption, acceleration or otherwise, whether or not such payment shall be prohibited by the provisions of Article Twelve;

        (3) failure on the part of the Company or the Parent Guarantor, as the case may be, to perform or comply with any covenant, agreement or warranty in this Indenture (other than the obligations specified in clauses (1) and (2) above) and continuance of such default or breach for a period of 60 days after the date on which written notice has been given to the Company and the Parent Guarantor by the Trustee or to the Company, the Parent Guarantor and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Notes;

        (4) [Intentionally Omitted]

        (5) [Intentionally Omitted]

        (6) the entry of a decree or order for relief in respect of the Company or the Parent Guarantor by a court of competent jurisdiction in an involuntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other Federal or State bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or the Parent Guarantor or of any substantial part of the Property of the Company or the Parent Guarantor, or ordering the winding up or liquidation of the affairs of the Company or the Parent Guarantor, and the continuance of any such decree or order unstayed and in effect for a period of 45 consecutive days after service thereof upon, or other actual notice thereof to, the Company or the Parent Guarantor, as the case may be; or

        (7) the commencement by the Company or the Parent Guarantor of a voluntary case under the Federal bankruptcy laws, as now or hereafter constituted, or any other applicable Federal or State bankruptcy, insolvency or other similar law, or the consent by or to the entry of an order for relief in an involuntary case under any such law or to the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or other similar official) of the Company or the Parent Guarantor or of any substantial part of the Property of the Company or the Parent Guarantor, or the making by the Company or the Parent Guarantor of an assignment for the benefit of creditors, or the failure of the Company or the Parent Guarantor to pay its debts generally as they become due, or the taking of measures by the Company or the Parent Guarantor in furtherance of any such action.

    SECTION 502. Acceleration of Maturity; Rescission and Annulment. Upon the occurrence of an Event of Default (other than an Event of Default of the type described in Sections 501(6) and (7) above), either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Notes may declare the unpaid principal of, premium, if any, and accrued and unpaid interest on all Notes then Outstanding to be due and payable immediately, by a notice in writing to the Company and the Parent Guarantor (and to the Trustee if given by the Holders), and upon any such declaration such principal amount, and premium, if any, and accrued interest shall become immediately due and payable, notwithstanding anything contained in this Indenture, the Notes or the Parent Guarantee to the contrary, but subject to the provisions limiting payment described under Article Twelve.

    Upon the occurrence of an Event of Default of the type described in Section 501(6) and (7) above, all unpaid principal of (and premium, if any) and accrued interest on the Notes then Outstanding shall ipso facto become and be immediately due and payable, subject to prior payment in full of all Senior Indebtedness, without any declaration or other action on the part of the Trustee or any Holder.

    At any time after a declaration of acceleration with respect to the Notes has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee as hereinafter in this Article provided, the Holders of a majority in principal amount of the Outstanding Notes, by written notice to the Company and the Trustee, may rescind and annul such declaration and its consequences if

        (1) the Company or the Parent Guarantor has paid or deposited with the Trustee a sum sufficient to pay

        (A) all overdue installments of interest on all Notes,

        (B) the principal of (and premium, if any, on) any Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate then borne by the Notes,

        (C) to the extent that payment of such interest is lawful, interest on the Defaulted Interest at the rate then borne by the Notes and

        (D) all moneys paid or advanced by the Trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

    and

        (2) all Events of Default with respect to such Notes, other than the non-payment of the principal of Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in
    Section 513.

No such rescission shall affect any subsequent Default or impair any right consequent thereon.

SECTION 506 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 506. Application of Money Collected. Any money collected by the Trustee pursuant to this Article shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (premium, if any) or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

FIRST:    To the payment of all amounts due the Trustee under Section 607;

SECOND: To the payment of all Senior Indebtedness of the Company to the extent required by Article Twelve;

THIRD: To the payment of the amounts then due and unpaid for principal of (and premium, if any) and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal (and premium, if any) and interest, respectively; and

FOURTH:   To the Company.

SECTION 506 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 506. Application of Money Collected. Any money collected by the Trustee pursuant to this Article shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (premium, if any) or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

FIRST:    To the payment of all amounts due the Trustee under Section 607;

SECOND: To the payment of all Senior Indebtedness of the Company to the extent required by Article Twelve;

THIRD: To the payment of the amounts then due and unpaid for principal of (and premium, if any) and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal (and premium, if any) and interest, respectively; and

FOURTH: To the Company or the Parent Guarantor, to the extent such moneys were provided thereby, their respective successors or assigns or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.

SECTION 509 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 509. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case the Company, the Trustee and the Holders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 509 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 509. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case the Company, the Parent Guarantor, the Trustee and the Holders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 611 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 611. Acceptance of Appointment by Successor. (a) In the event of an appointment hereunder of a successor Trustee, each such successor Trustee so appointed shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee but, on request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all Property and money held by such former Trustee hereunder, subject to its lien, if any, provided for in Section 607.

    (b) Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts referred to in paragraph (a) of this Section.

    (c) No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article and under the Trust Indenture Act.

SECTION 611 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 611. Acceptance of Appointment by Successor. (a) In the event of an appointment hereunder of a successor Trustee, each such successor Trustee so appointed shall execute, acknowledge and deliver to the Company, the Parent Guarantor and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee but, on request of the Company, the Parent Guarantor or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all Property and money held by such former Trustee hereunder, subject to its lien, if any, provided for in
Section 607.

    (b) Upon request of any such successor Trustee, the Company and the Parent Guarantor shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts referred to in paragraph (a) of this Section.

    (c) No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article and under the Trustee Indenture Act.

SECTION 702(C) OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 702. Preservation of Information; Communications to Holders....

    (c) Each Holder of Notes, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company nor the Trustee shall be held accountable by reason of the disclosure of any such information as to the names and addresses of the Holders in accordance with Section 702(b), regardless of the source from which such information was derived, and that the Trustee shall not be held accountable by reason of mailing any material pursuant to a request made under Section 702(b).

SECTION 702(C) OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 702. Preservation of Information; Communications to Holders....

    (c) Each Holder of Notes, by receiving and holding the same, agrees with the Company, the Parent Guarantor and the Trustee that none of the Company, the Parent Guarantor and the Trustee shall be held accountable by reason of the disclosure of such information as to names and addresses of Holders in accordance with Section 702(b), regardless of the source from which such information was derived, and that the Trustee shall not be held accountable by reason of mailing any material pursuant to a request made under Section 702(b).

SECTION 704 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 704. Reports by the Company. The Company shall file with the Trustee and shall provide, or at the Company's expense cause the Trustee to provide, to all of the Holders, within 15 days after the Company files them with the Commission, copies of its annual reports, quarterly reports and other information, documents and reports ("reports") which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or pursuant to the provisions of the Trust Indenture Act. In the event the Company is not required to file any such reports with the Commission, the Company shall file with the Trustee and shall provide, or at the Company's expense cause the Trustee to provide, to the Holders within 15 days after the time such reports would have been required to be filed with the Commission, a report containing the information which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act if the Company were subject to the reporting requirements of such Sections. The Company and any other obligor on the Notes shall also comply with the other provisions of Section 314 of the Trust Indenture Act.

SECTION 704 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 704. Reports by the Company and the Parent Guarantor. The Company shall file with the Trustee and shall provide, or at the Company's expense cause the Trustee to provide, to all of the Holders, within 15 days after the Company files them with the Commission, copies of its annual reports, quarterly reports and other information, documents and reports ("reports") which the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act or pursuant to the provisions of the Trust Indenture Act. The Company shall file with the Trustee and shall provide, or at the Company's expense cause the Trustee to provide, to all of the Holders, within 15 days after the Parent Guarantor files them with the Commission, copies of reports which the Parent Guarantor is required to file with the Commission pursuant to
Section 13 or 15(d) of the Exchange Act. The Company and any other obligor on the Notes shall also comply with the other provisions of Section 314 of the Trust Indenture Act.

ARTICLE 8 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 801. Company May Consolidate, etc., Only on Certain Terms. (a) The Company shall not, and shall not permit any Subsidiary to, enter into any transaction or series of transactions, consolidate or merge with or into any other entity (other than the merger of a Wholly Owned Subsidiary of the Company with another Wholly Owned Subsidiary of the Company or the merger of a Wholly Owned Subsidiary into the Company), or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (determined on a consolidated basis for the Company and its Subsidiaries taken as a whole), unless:

        (1) either (a) the Company shall be the continuing corporation or (b) the entity (if other than the Company) formed by such consolidation or into which the Company is merged or the entity that acquires, by sale, assignment, conveyance, transfer, lease or disposition, all or substantially all of the properties and assets of the Company as an entirety shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia, and shall expressly assume by a supplemental indenture, the due and punctual payment of the principal of and premium, if any, and interest on all the Notes and all other obligations of the Company pursuant to the Indenture;

        (2) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any debt incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing;

        (3) immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any debt incurred or anticipated to be incurred in connection with or in respect of such transactions or series of transactions), the Company or the entity formed by such merger or consolidation or to whom all or substantially all of the assets of the Company are transferred (the "Surviving Entity"), as the case may be, could incur at least $1.00 of additional debt pursuant to clause (iii) of the definition of Permitted Indebtedness;

        (4) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any debt incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), the Company or the Surviving Entity, as the case may be, shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction; and

        (5) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel as specified in Section 801(b) below.

    (b) In connection with any consolidation, merger, transfer or lease contemplated by this Section 801, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer or lease and the supplemental indenture in respect thereto comply with this Article and that all conditions precedent herein provided for relating to such transaction have been complied with.

    SECTION 802. Surviving Entity Substituted. Upon any consolidation with or merger by the Company into any other Person, or any conveyance, lease or transfer of the Property of the Company substantially as an entirety in accordance with Section 801, the Surviving Entity formed by such consolidation or into which the Company is merged or the successor entity to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor had been named as the Company herein, and thereafter the predecessor entity shall be relieved of all obligations and covenants under this Indenture and the Notes, except for the obligation to pay the principal of (and premium, if any) and interest on the Notes.

ARTICLE 8 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 801. Company or Parent Guarantor May Not Consolidate, etc., Except under Certain Conditions. Each of the Company and the Parent Guarantor covenants that it will not merge or consolidate with any other corporation or sell, convey, transfer or otherwise dispose of all or substantially all of its assets to any corporation, unless (i) either the Company or the Parent Guarantor, as the case may be, shall be the continuing corporation, or the successor corporation or other entity (if other than the Company or the Parent Guarantor, as the case may be) shall, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, expressly assume, in the case of the Company, the due and punctual payment of the principal of and, premium, if any, and interest, if any, on all the Notes, and the due and punctual performance and observance of all of the covenants and conditions of this Indenture to be performed by the Company, and, in the case of the Parent Guarantor, the due and punctual performance of the Parent Guarantee and the due and punctual performance and observance of all of the covenants and conditions of this Indenture to be performed by the Parent Guarantor, and (ii) the Company, the Parent Guarantor or such successor corporation or other entity, as the case may be, shall not, immediately after such merger or consolidation, or such sale, conveyance, transfer or other disposition, be in default in the performance of any such covenant or condition. In the event of any such sale, conveyance (other than by way of lease), transfer or other disposition, the predecessor company may be dissolved, wound up and liquidated at any time thereafter.

    SECTION 802. Successor Corporation to be Substituted. In case of any such consolidation, merger, sale, conveyance (other than by way of lease), transfer or other disposition, and upon any such assumption by the successor corporation or other entity, such successor corporation or other entity shall succeed to and be substituted for the Company or the Parent Guarantor, as the case may be, with the same effect as if it had been named herein as the Company or the Parent Guarantor, as the case may be, and the Company or the Parent Guarantor, as the case may be, shall be relieved of any further obligation under this Indenture and under the Notes and, in the case of the Parent Guarantor, under the Parent Guarantee. Such successor corporation or other entity thereupon may cause to be signed, and may issue either in its own name or in the name of the Company or the Parent Guarantor, as the case may be, any or all of the Notes or the Parent Guarantee issuable hereunder which theretofore shall not have been signed by the Company or the Parent Guarantor, as the case may be, and delivered to the Trustee; and, upon the order of such successor corporation or other entity, instead of the Company or the Parent Guarantor, as the case may be, and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver any Notes which previously shall have been signed and delivered by the officers of the Company or the Parent Guarantor, as the case may be, to the Trustee for authentication, and any Notes or the Parent Guarantee, as the case may be, which such successor corporation or other entity thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes or the Parent Guarantee so issued shall in all respects have the same legal rank and benefit under this Indenture as the Notes or the Parent Guarantee, as the case may be, theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Notes or the Parent Guarantee, as the case may be, had been issued at the date of execution of the Supplemental Indenture.

    SECTION 803. Documents to be Given Trustee. The Trustee, subject to the requirements of Section 315 of the Trust Indenture Act and Section 601, may receive an Officers' Certificate and an Opinion of Counsel as conclusive evidence that any such consolidation, merger, sale, conveyance, transfer or other disposition, and any such assumption, comply with the provisions of this Article Eight.

SECTION 901 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 901. Supplemental Indentures Without Consent of Holders. Without notice to or the consent of the Holders, the Company, when authorized by a Board Resolution, and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

        (1) to evidence the succession of another Person to the Company and the assumption by such successor of the covenants of the Company herein and contained in the Notes;

        (2) to add to the covenants of the Company, for the benefit of the Holders of all of the Notes, or to surrender any right or power herein conferred upon the Company;

        (3) to add any additional Events of Default;

        (4) to add or change any of the provisions of this Indenture to the extent necessary to permit or facilitate the issuance of Notes in bearer form, registrable as to principal, and with or without interest coupons;

        (5) to provide for uncertificated Notes in addition to or in place of certificated Notes;

        (6) to change or eliminate any of the provisions of this Indenture, provided that any such change or elimination shall become effective only when there is no Note Outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

        (7) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Section 611(b);

        (8) to secure the Notes;

        (9) to cure any ambiguity or defects or to correct or supplement any provision herein which may be inconsistent with any other provision herein or to make any other provisions with respect to matters or questions arising under this Indenture, provided that such actions shall not adversely affect the interests of the Holders;

        (10) to modify the restrictions on the Notes, and the procedures for, resales and other transfers of the Notes to reflect any change in applicable law or regulation (or the interpretation thereof) or to provide alternative procedures in compliance with applicable law and practices relating to the resale or other transfer of restricted securities generally; or

        (11) to comply with the requirements of the Commission in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act.

SECTION 901 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 901. Supplemental Indentures Without Consent of Holders. Without notice to or the consent of the Holders, the Company, when authorized by a Board Resolution, the Parent Guarantor and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental hereto, in form satisfactory to the Trustee, for any of the following purposes:

        (1) to evidence the succession of another Person to the Company or the Parent Guarantor, as the case may be, and the assumption by such successor of the covenants of the Company or the Parent Guarantor, as the case may be, herein and contained in the Notes or the Parent Guarantee, as the case may be;

        (2) to add to the covenants of the Company or the Parent Guarantor, for the benefit of the Holders of all of the Notes, or to surrender any right or power herein conferred upon the Company or the Parent Guarantor;

        (3) to add any additional Events of Default;

        (4) to add or change any of the provisions of this Indenture to the extent necessary to permit or facilitate the issuance of Notes in bearer form, registrable as to principal, and with or without interest coupons;

        (5) to provide for uncertificated Notes in addition to or in place of certificated Notes;

        (6) to change or eliminate any of the provisions of this Indenture, provided that any such change or elimination shall become effective only when there is no Note Outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

        (7) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee, pursuant to the requirements of Section 611(b);

        (8) to secure the Notes and/or the Parent Guarantee;

        (9) to cure any ambiguity or defects or to correct or supplement any provision herein which may be inconsistent with any other provision herein or to make any other provisions with respect to matters or questions arising under this Indenture, provided that such actions shall not adversely affect the interests of the Holders;

        (10) to modify the restrictions on the Notes and the Parent Guarantee, and the procedures for, resales and other transfers of the Notes and the Parent Guarantee to reflect any change in applicable law or regulation (or the interpretation thereof) or to provide alternative procedures in compliance with applicable law and practices relating to the resale or other transfer of restricted securities generally; or

        (11) to comply with the requirements of the Commission in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act.

SECTION 1004 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 1004. Corporate Existence. Subject to Article Eight, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with their respective organizational documents (as the same may be amended from time to time) and its (and its Subsidiaries') rights (charter and statutory), licenses and franchises; provided, however, that the Company shall not be required to preserve any such right, license or franchise if the Board shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders.

SECTION 1004 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 1004. Corporate Existence. Subject to Article Eight, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, in accordance with its corporate charter and by-laws (as the same may be amended from time to time) and its rights (charter and statutory), licenses and franchises; provided, however, that the Company shall not be required to preserve any such right, license or franchise if the Board shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries taken as a whole and that the loss thereof is not disadvantageous in any material respect to the Holders.

SECTION 1005 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 1005. Maintenance of Property. The Company shall cause all Property used or useful in the conduct of its business or the business of any of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Company from discontinuing the operation or maintenance of any of such Property if such discontinuance is, in the judgment of the Board, desirable in the conduct of the business of the Company and its Subsidiaries and not disadvantageous in any material respect to the Holders. Notwithstanding anything to the contrary contained herein, the Company shall not make any payment to a Subsidiary pursuant to this Section 1005 that would not be permitted under
Section 1008.

SECTION 1005 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 1005. [Intentionally Omitted.]

SECTION 1006 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 1006. Payment of Taxes and Other Claims. The Company shall, and shall cause each of its Subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon the Company or any of its Subsidiaries or upon the income, profits or Property of the Company or any of its Subsidiaries and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon the Property of the Company or the Property of any of its Subsidiaries; provided, however, that the Company and its Subsidiaries shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which adequate provision has been made. Notwithstanding anything to the contrary contained herein, the Company shall not make any payment to a Subsidiary pursuant to this Section 1006 that would not be permitted under Section 1008.

SECTION 1006 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 1006. [Intentionally Omitted.]

SECTION 1007 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 1007. Limitation on Transactions with Affiliates. Subsequent to the date of this instrument, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Company unless (1) such transaction or series of transactions is pursuant to a contractual obligation incurred prior to the Issue Date or (2) such transaction or series of transactions (A) is on terms that are no less favorable to the Company or such Subsidiary, as the case may be, than would be available in a comparable transaction on an arm's length basis with an unrelated third party, and (B) with respect to a transaction or series of transactions involving aggregate payments or value in excess of $1,000,000, the Company delivers an Officers' Certificate to the Trustee certifying that such transaction or series of transactions complies with clause (A) above and such transaction or series of transactions was approved by a majority of the independent members of the Board, provided, however, that this covenant shall not limit, or be applicable to, any transaction or series of related transactions between the Company and any Subsidiary or between Subsidiaries and provided further that no member of the Board of Directors shall lose his or her status as an "independent" member thereof for purposes of this Section 1007 solely by virtue of his or her nomination to the Board of Directors pursuant to the Stockholders Agreement by an interested party unless such member of the Board of Directors is an officer, director, employee or partner of, or is otherwise affiliated with, such interested party.

SECTION 1007 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 1007. [Intentionally Omitted.]

SECTION 1008 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 1008. Limitation on Restricted Payments. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, (i) declare or pay any dividend on, or make any distribution in respect of, or purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Affiliate of the Company, other than the declaration or payment of dividends from a Subsidiary to the Company or dividends payable solely in the Capital Stock (other than Redeemable Capital Stock) of the Company or such Affiliate, as the case may be, (ii) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or other stated maturity, debt of the Company or any Subsidiary which is subordinated in right of payment to the Notes whether pursuant to its terms or by operation of law, or
(iii) make any Investment (other than Permitted Investments and Investments in its Wholly Owned Subsidiaries or by a Wholly Owned Subsidiary of the Company in one or more Wholly Owned Subsidiaries) in any Person (such payments and investments described in clauses (i), (ii) and (iii), collectively, "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the value of any such payment, if other than cash, to be determined by the Board, whose determination shall be conclusive and evidenced by a Board Resolution), (a) no Event of Default (and no event that, after notice or lapse of time, or both, would become an Event of Default) shall have occurred and be continuing, (b) the Company could incur at least $1.00 of debt under clause (iii) of the definition of Permitted Indebtedness, and (c) the aggregate amount of all Restricted Payments declared or made after the Issue Date shall not exceed the sum of (A) the remainder of (x) 100% of EBITDA of the Company accrued during the period (treated as one accounting period) beginning on the last day of the fiscal quarter of the Company immediately preceding the Issue Date and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or if such EBITDA shall be a deficit, less 100% of such deficit), minus (y) the product of 1.7 times the cumulative Consolidated Interest Expense during such period, plus (B) an amount equal to the aggregate net cash proceeds received by the Company from the issuance or sale (other than to an Affiliate of the Company) of its capital stock (excluding Redeemable Capital Stock, but including capital stock issued upon conversion of convertible debt and from the exercise of options, warrants or rights to purchase capital stock (other than Redeemable Capital Stock) of the Company); provided, however, that the foregoing provisions will not prevent the payment of any dividend within 60 days after the date of its declaration if at the date of its declaration such payment would be permitted by such provisions.

    "Permitted Investments" means:

        (a) Obligations of the U.S. Government or certificates of deposit or Eurodollar deposits in commercial banks having capital and surplus of no less than $500,000,000 having a maturity of one year or less;

        (b) Commercial paper issued by an issuer rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or P-1 or the equivalent thereof by Moody's Investors Services, Inc.; and

        (c) Other Investments that do not exceed $2,000,000 at any time outstanding.

SECTION 1008 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 1008. [Intentionally Omitted.]

SECTION 1009 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 1009. Limitation on Indebtedness. (a) The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, incur any Indebtedness (including acquired debt) other than Permitted Indebtedness.

    "Permitted Indebtedness" means:

        (i) Indebtedness outstanding at any time under the Bank Credit Agreement (or any successor bank credit facility) not to exceed $30,000,000 aggregate principal amount;

        (ii) Indebtedness represented by the Notes;

        (iii) Indebtedness incurred if, immediately after giving effect to the Incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Debt-to-Cash Flow Ratio would not exceed 6.5 to 1;

        (iv) Indebtedness owed by any Wholly Owned Subsidiary to the Company or owed by the Company to any Wholly Owned Subsidiary of the Company (provided that such Indebtedness is at all times held by a Person which is a Wholly Owned Subsidiary of the Company); provided, however, that for purposes of this Section 1009, upon either (x) the transfer or other disposition by such Wholly Owned Subsidiary or the Company of any Indebtedness so permitted to a Person other than the Company or another Wholly Owned Subsidiary of the Company or (y) the sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Wholly Owned Subsidiary to a Person other than the Company or another such Wholly Owned Subsidiary, the provisions of this subsection (iv) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at the time of the transfer or disposition of such Indebtedness, or the sale, lease, transfer or other disposition of such Capital Stock;

        (v) Purchase Money Indebtedness and Capital Lease Obligations whose Attributable Value will not exceed $5,000,000 at any one time outstanding;

        (vi) Indebtedness arising under Interest Rate Protection Agreements;

        (vii) Indebtedness Incurred in connection with a repurchase of the Notes pursuant to Change of Control, provided that the principal amount of such Indebtedness does not exceed 101% of the principal amount of the Notes repurchased, and such Indebtedness (x) has an Average Life to Stated Maturity equal to or greater than the remaining Average Life to Maturity of the Notes, and (y) does not mature prior to the stated maturity of the Notes;

        (viii) Any renewals, extensions, substitutions, refinancings or replacements of any Indebtedness incurred pursuant to preceding clauses (i),
    (ii), (iii), and (v), above, and (ix), below, provided that such renewal, extension, substitution, refunding, refinancing or replacement does not (x) result in an increase in the aggregate principal amount of the outstanding Indebtedness represented thereby, (y) reduce the Average Life to Stated Maturity of such Indebtedness, or (z) reduce the Stated Maturity of such

    Indebtedness, and provided, further, that Subordinated Indebtedness must be
                      -----------------

    renewed, extended, substituted, refinanced or replaced with equally Subordinated Indebtedness; and

        (ix) Indebtedness not otherwise permitted to be Incurred pursuant to subsections (i) through (viii) above, which, together with any other outstanding Indebtedness Incurred pursuant to this subsection (ix), has an aggregate principal amount not in excess of $5,000,000 at any one time outstanding.

SECTION 1009 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 1009. [Intentionally Omitted.]

SECTION 1011 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 1011. Limitation Concerning Distributions or Transfers by Subsidiaries. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, cause or suffer to exist or become effective, or enter into any agreement with any person that would cause to become effective, any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Company to (a) pay dividends, in cash or otherwise, or make any other distribution on or in respect of its Capital Stock,
(b) pay any debt owed to the Company or any Subsidiary of the Company, (c) make loans or advances to the Company or any Subsidiary of the Company, or (d) transfer any of its Property or assets to the Company or any Subsidiary of the Company, except for encumbrances or restrictions in existence as of the Issue Date.

SECTION 1011 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 1011. [Intentionally Omitted.]

SECTION 1012 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 1012. Limitation on Asset Sales. (a) The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Asset Sale unless (i) the Company or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (evidenced by a resolution of the Board) of the shares or assets sold or otherwise disposed of, and (ii) at least 75% of such consideration consists of cash or cash equivalents. Within 270 days after any Asset Sale, the Company or such Subsidiary, as the case may be, may apply the net cash proceeds from such Asset Sale (after paying or providing for the payment of taxes payable on account of such Asset Sale) to (x) an investment in properties and assets (in the same line of business) that replaces the properties and assets that were the subject of such Asset Sale or (y) to a permanent reduction in the amount of debt outstanding under the Bank Credit Agreement. Any such net cash proceeds from any Asset Sale that are not used as provided in the preceding sentence constitute "Excess Proceeds."

    (b) Within 30 calendar days subsequent to the date when the aggregate amount of Excess Proceeds exceeds $5,000,000, the Company shall make an offer to purchase (an "Excess Proceeds Offer"), from all Holders of the Notes, an aggregate principal amount of Notes equal to the Excess Proceeds, at a price in cash equal to 100% of the outstanding principal amount thereof plus accrued interest, if any, to the purchase date (the "Excess Proceeds Price"). The Company shall mail a notice to each Holder of Notes and to the Trustee stating:

        that the aggregate amount of Excess Proceeds exceeds $5,000,000, that an

    Excess Proceeds Offer is being made pursuant to this Section 1012 and that such Excess Proceeds Offer is limited to the aggregate amount of Excess Proceeds;

        the aggregate amount of Excess Proceeds and that all Notes that are timely tendered will be accepted for payment in multiples of $1,000 by the Company, pro rata, based on the aggregate amount of Notes tendered up to the aggregate amount of Excess Proceeds;

        the Excess Proceeds Price and the repurchase date, which shall be no earlier than 30 days nor later than 60 days after the date such notice is mailed (the "Excess Proceeds Payment Date");

        that any Note (or any portion thereof) not tendered will continue to accrue interest;

        that any Note (or any portion thereof) accepted by the Company for payment pursuant to the Excess Proceeds Offer will cease to accrue interest after the Excess Proceeds Payment Date;

        that any Holder electing to have a Note (or any portion thereof) repurchased pursuant to an Excess Proceeds Offer will be required to surrender the Note, with the form provided with such notice entitled "Election of Holder Pursuant to Section 1012" (in the form set forth as Exhibit C hereto) completed, to the Paying Agent at the address specified in the notice on or prior to the close of business on the Excess Proceeds Payment Date;

        that any Holder will be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the third Business Day preceding the Excess Proceeds Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes the Holder delivered for repurchase and a statement that such Holder is withdrawing the Holder's election to have such Notes repurchased;

        that any Holder that elects to have a portion of its Notes repurchased must specify the principal amount that is being tendered for repurchase, which principal amount must be in an integral multiple of $1000; and any other information necessary to enable Holders to tender their Notes (or any portion thereof) and to have such Notes repurchased pursuant to this Section 1012.

    (c) On the Excess Proceeds Payment Date, the Company shall (i) accept for payment any Note (or portion thereof in $1,000 multiples) tendered pursuant to the Excess Proceeds Offer, pro rata, based on the aggregate amount of Notes tendered up to the aggregate amount of Excess Proceeds, (ii) deposit with the Paying Agent money sufficient to pay the Excess Proceeds Price of any Note so accepted and (iii) deliver to the Trustee each Note so accepted together with an Officers' Certificate that states the aggregate principal amount of Notes tendered to and accepted by the Company. The Paying Agent shall promptly mail to each Holder of Notes so accepted payment in an amount equal to the Excess Proceeds Price therefor. The Company shall publicly announce the results of the Excess Proceeds Offer on or as soon as practicable after the Excess Proceeds Payment Date. For purposes of this Section 1012, the Trustee shall act as the Paying Agent.

    (d) Notwithstanding the foregoing, if any Note (or any portion thereof) accepted for payment shall not be so paid pursuant to the provisions of this
Section 1012, then, from the Excess Proceeds Payment Date until the principal of and interest on such Note (or portion thereof) is paid, interest shall be paid on the unpaid principal and, to the extent permitted by law, on any accrued but unpaid interest thereon, in each case at the rate then borne by such Note.

    (e) Upon surrender of any Note tendered in part or accepted by the Company in part, the Company shall execute, and the Trustee shall authenticate and deliver, a new Note of any authorized denomination, in an aggregate principal amount equal to the untendered portion of the surrendered Note.

SECTION 1012 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 1012. [Intentionally Omitted.]

SECTION 1013 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 1013. Limitation on Issuance and Sale of Capital Stock of Subsidiaries. The Company (i) shall not permit any Subsidiary of the Company to issue any stock (other than to the Company or a Wholly Owned Subsidiary of the Company), and (ii) shall not permit any person (other than the Company or a Wholly Owned Subsidiary of the Company) to own any capital stock of any Subsidiary of the Company (other than directors' qualifying shares), except for a sale of 100% of the capital stock of a Subsidiary effected in accordance with the "Limitation on Asset Sales" covenant contained in Section 1012 above.

SECTION 1013 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 1013. [Intentionally Omitted.]

SECTION 1014 OF THE INDENTURE AS CURRENTLY IN EFFECT

    SECTION 1014. Restriction on Incurrence of Senior Subordinated
Indebtedness. The Company shall not Incur any Indebtedness which ranks senior in right of payment to the Notes unless such Indebtedness ranks pari passu with Senior Indebtedness. For purposes of this Section, Senior Indebtedness which is secured by a mortgage, deed of trust, security interest or other lien and Senior Indebtedness which is unsecured shall be deemed to rank pari passu.

SECTION 1014 OF THE INDENTURE AS PROPOSED TO BE AMENDED

    SECTION 1014. [Intentionally Omitted.]

PROPOSED ARTICLE 13 TO THE INDENTURE

    A new Article 13, Parent Guarantee of the Notes, is proposed to be added to the Indenture. See Appendix II.

CERTAIN DEFINITIONS IN THE INDENTURE AS CURRENTLY IN EFFECT

    "Asset Sale" means, with respect to any Person, any direct or indirect sale, conveyance, transfer, lease or other disposition (including, without limitation, by means of a Sale and Leaseback Transaction) to any Person other than the Company or a Subsidiary, in one transaction or a series of related transactions, of (i) any Capital Stock of any Subsidiary of the Company or (ii) any other Property or asset of the Company other than sales of Property or assets in the ordinary course of business and consistent with past practices.

    "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with GAAP, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease obligation with like term in accordance with GAAP. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated. Attributable Value means, as to a Capital Lease obligation under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with GAAP.

    "Average Life" means, as of any date of determination, with respect to any debt security, the quotient obtained by dividing (i) the sum of the products obtained by multiplying (x) the number of years from such date of determination to the date of each successive scheduled principal payment

(including any sinking fund or mandatory redemption payment requirements) of such debt security by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

    "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, (A) the sum of (i) the aggregate amount of interest recognized by such Person and its Subsidiaries in respect of Indebtedness of such Person and its Subsidiaries (including, without limitation, all interest capitalized by such Person and its Subsidiaries during such period, any amortization of debt discount and all commissions, discounts and other fees and charges owed by such person and its Subsidiaries with respect to letters of credit and bankers' acceptance financing and the net costs associated with Interest Rate Protection Agreements of each Person and its Subsidiaries), (ii) the aggregate amount of the interest component of rentals in respect of Capital Lease Obligations recognized by such Person and its Subsidiaries, during such period, (iii) to the extent any debt of any Person is guaranteed by such Person and its Subsidiaries, the aggregate amount of interest paid or accrued by such other Person during such period attributable to any such debt, (iv) preferred stock dividends in respect of preferred stock of Subsidiaries held by Persons other than such Person or a Wholly Owned Subsidiary thereof, and (v) the interest portion of any deferred payment obligation, and less (B) to the extent included in (A) above, amortization or write-off of deferred financing costs of such Person and its Subsidiaries during such period and any charge related to any premium or penalty paid in connection with redeeming or retiring any debt prior to its stated maturity, with the foregoing amounts in the case of both (A) and (B) above, as determined in accordance with GAAP as they would be applied on the Issue Date.

    "Consolidated Net Income" of any Person means, for any period, the aggregate net income (or net loss, as the case may be) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP as they would be applied on the Issue Date; provided that there shall be excluded therefrom, without duplication, (i) gains and losses from Asset Sales or reserves relating thereto, (ii) items (other than the tax benefit of the utilization of net operating loss carryforwards or alternative minimum tax credits) classified as extraordinary or non-recurring, (iii) the income or loss of any Person other than the Person whose Consolidated Net Income is being determined or any Subsidiary thereof, except such income will be included to the extent of the amount of cash dividends or other distributions in respect of Capital Stock thereof actually paid during such period by such Person and received by any Person whose Consolidated Net Income is being determined or any Subsidiary thereof out of funds legally available therefor, (iv) the income (or loss) of any other Person accrued or attributable to any Person prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or such other Person's Property (or a portion thereof) is acquired by such Person or any of its subsidiaries, (v) any non-cash charge resulting from the application of Statement of Financial Accounting Standards No. 106 ("SFAS 106") to the extent exceeding the cash payments for benefits covered by SFAS 106 for the relevant period, and (vi) the net income of any Subsidiary of such Person to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, law, rule or governmental regulations applicable to that Subsidiary or its stockholders.

    "Consolidated Net Worth" of any Person means, as of any date, the sum of the Capital Stock and additional paid-in-capital plus retained earnings (or minus accumulated deficit) of such Person and its Subsidiaries, each as determined on a consolidated basis in accordance with GAAP, plus amounts attributable to Redeemable Capital Stock of such Person and its Subsidiaries.

    "Debt-to-Cash Flow Ratio" means as of the Transaction Date, the ratio of (i) the aggregate amount of Indebtedness of the Company and its consolidated Subsidiaries (based upon the pro forma amount of debt of the Company and its Subsidiaries expected by the Company to be outstanding on the Transaction Date) to (ii) the aggregate amount of EBITDA of the Company and its consolidated Subsidiaries for the four fiscal quarters for which financial information in respect thereof is available immediately prior to the Transaction Date, provided that if the transaction giving rise to the need to calculate the Debt-to-Cash Flow Ratio would have the effect of increasing or decreasing EBITDA in the future, EBITDA shall be calculated on a pro forma basis as if such transaction had occurred on the first day of the first quarter of the four fiscal quarters referred to in clause (ii) of this definition, and if, during the same four fiscal quarters, (x) the Company or any of its Subsidiaries shall have engaged in any Asset Sale, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive), or increased by an amount equal to the EBITDA (if negative), directly attributable to the assets which are the subject of such Asset Sale for such period calculated on a pro forma basis as if such Asset Sale and any related retirement of debt had occurred on the first day of such period, or (y) the Company or any of its Subsidiaries shall have acquired any material assets out of the ordinary course of business, EBITDA shall be calculated on a pro forma basis as if such asset acquisition and related financing had occurred on the first day of such period.

    "Discharged" means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Notes and to have satisfied all the obligations under this Indenture with respect to the Notes (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except (A) the rights of Holders to receive, from the trust funds described in clause (B)(1) of Section 401, payment of the principal of and the interest on the Notes when such payments are due, (B) the Company's obligations with respect to the Notes under Sections 306, 307, 402, 610 and 1002 and (C) the rights, powers, trusts, duties and immunities of the Trustee hereunder including, without limitation, the provisions of Section 607.

    "EBITDA" means, with respect to any Person for any period, the sum for such Person for such period of Consolidated Net Income plus, to the extent reflected in the income statement of such person for such period from which Consolidated Net Income is determined, without duplication, (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation expense, (iv) amortization of intangibles expense and (v) any charge related to any premium or penalty paid in connection with redeeming or retiring any debt prior to its stated maturity.

    "Excess Proceeds" has the meaning specified in Section 1012.

    "Excess Proceeds Offer" has the meaning specified in Section 1012.


    "Exceeds Proceeds Payment Date" has the meaning specified in Section 1012.

    "Excess Proceeds Price" has the meaning specified in Section 1012.


    "Fair Market Value" means, with respect to the total consideration received pursuant to any Asset Sale or any non-cash consideration received by or to be paid to any Person, the fair market value of such consideration as determined in good faith by the Board as evidenced by a Board Resolution.

    "Investment" means, with respect to any Person, directly or indirectly, any advance, loan or capital contribution to, the purchase of any stock, bonds, notes, debentures or other securities of, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person or making of any investment in any Person. Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices and acquisitions of 100% of the Capital Stock or substantially all of the operating assets of any corporation engaged exclusively in media and communications businesses, including broadcast television and radio, cable television, newspapers, publishing, outdoor advertising, cellular telephone systems and related businesses.

    "Permitted Indebtedness" has the meaning assigned thereto in Section 1009.

    "Permitted Investments" has the meaning assigned thereto in Section 1008.

    "Purchase Money Indebtedness" means, as to any Person, the Indebtedness of such Person Incurred and owing to a seller of Property for all or part of the purchase price thereof.

    "Restricted Payments" has the meaning specified in Section 1008.

    "Surviving Entity" has the meaning assigned thereto in Section 801.

    "Transaction Date" means the date of the transaction giving rise to the need to calculate the Debt-to-Cash Flow Ratio.

CERTAIN DEFINITIONS IN THE INDENTURE AS PROPOSED TO BE AMENDED

    "Discharged" means that each of the Company and the Parent Guarantor shall be deemed to have paid and discharged the entire indebtedness represented by, and obligations under, the Notes and the Parent Guarantee and to have satisfied all the obligations under this Indenture with respect to the Notes and the Parent Guarantee (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except (A) the rights of Holders to receive, from the trust funds described in clause (B)(1) of Section 401, payment of the principal of and the interest on the Notes when such payments are due,
(B) the Company's obligations with respect to the Notes under Sections 306, 307, 402, 610 and 1002 and (C) the rights, powers, trusts, duties and immunities of the Trustee hereunder including, without limitation, the provisions of Section 607;

CERTAIN DEFINITIONS IN THE INDENTURE TO BE DELETED IN THEIR ENTIRETY

    "Asset Sale", "Attributable Value", "Average Life", "Consolidated Interest Expense", "Consolidated Net Income", "Consolidated Net Worth", "Debt-to-Cash Flow Ratio", "EBITDA", "Excess Proceeds", "Excess Proceeds Offer", "Excess Proceeds Payment Date", "Excess Proceeds Price", "Fair Market Value", "Investment", "Permitted Indebtedness", "Permitted Investments", "Purchase Money Indebtedness", "Restricted Payment", "Surviving Entity" and "Transaction Date".

NEW DEFINITIONS PROPOSED TO BE ADDED TO THE INDENTURE

    "Parent Guarantee" means the Guarantee of the Parent Guarantor of the Notes pursuant to Article Thirteen, whether or not such Guarantee is endorsed on the Notes.

    "Parent Guarantor" means General Electric Company, a New York corporation as Guarantor of the Notes pursuant to Article Thirteen, until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter "Parent Guarantor" shall mean such successor Person.

                                  APPENDIX II
                                   ARTICLE 13
                           PARENT GUARANTEE OF NOTES

    SECTION 1301. Unconditional Parent Guarantee. For value received, the Parent Guarantor hereby unconditionally and irrevocably guarantees to each Holder of a Note authenticated and delivered by the Trustee the payment of the principal of and, premium, if any, and interest, if any, on such Note as the same shall become due and payable after any applicable grace period, whether at maturity or upon redemption, declaration or otherwise. The Parent Guarantor agrees that as between the Parent Guarantor and the Holders of the Notes or the Trustee, any payment made on the Notes or to the Trustee by the Company or out of its assets which, pursuant to Article Twelve, is required to be paid over to the holders of Senior Indebtedness, shall not constitute a payment on the Notes or to the Trustee but, instead, shall be treated for all purposes of the Parent Guarantee as though such payment had not been made by the Company or out of its assets. Until the holders of the Notes or the Trustee have received, from the Company or out of its assets, or from the Parent Guarantor, moneys which such Holders or the Trustee are entitled to retain for their own account, equal in the aggregate to the unpaid principal amount (including premium, if any) on the Notes plus all accrued and unpaid interest thereon, the Parent Guarantor will remain liable on the Parent Guarantee.

    The Parent Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, legality or enforceability of such Note or this Indenture, the absence of any action to enforce the same, the waiver or consent with respect to any provisions thereof or hereof, the recovery of any judgment against the Company or any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Parent Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to such Note or the indebtedness evidenced thereby and all demands whatsoever and covenants that the Parent Guarantee will not be discharged except by complete performance of the obligations contained in the Parent Guarantee.

    The Parent Guarantor shall be subrogated to all rights of a holder of a Note against the Company in respect of any amounts paid by the Parent Guarantor pursuant to the provisions of the Parent Guarantee of this Indenture; provided that the Parent Guarantor shall not be entitled to enforce or receive any payment arising out of, or based upon, such right of subrogation until all amounts due on or to become due on or in respect of all Notes shall have been paid in full or duly provided for.

    Each Parent Guarantee constitutes a guarantee of payment (and not of collection) and is unsecured and ranks equally and ratably with all other unsecured and unsubordinated obligations of the Parent Guarantor.

    No recourse for the payment of the Parent Guarantee, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Parent Guarantor in this Indenture or any indenture supplement thereto or in any Parent Guarantee, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Parent Guarantor or of any successor corporation, either directly or through the Parent Guarantor of any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance of a Parent Guarantee by each Holder of a Note and as part of the consideration for the issue of such Parent Guarantee, expressly waived and released.

    SECTION 1302. Execution of Parent Guarantee. To evidence its guarantee to the Holders and the Trustee, the Parent Guarantor hereby agrees to execute a notation relating to the guarantee on each Note authenticated and made available for delivery by the Trustee. The Parent Guarantor hereby agrees that its Parent Guarantee set forth in Section 1301 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Parent Guarantee.

                                     AII-1

                                 APPENDIX III
- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                AMENDMENT NO. 1
                                       TO
                                   FORM 10-K

(Mark One)

      [X] Annual Report Pursuant to Section 13 or 15(d) of the Securities
          Exchange Act of 1934 (Fee Required)

      [ ] Transition Report Pursuant to Section 13 or 15(d) of the Securities
          Exchange Act of 1934 (No Fee Required)

  For the fiscal year ended December 31, 1995 Commission File number: 33-9443

                           OUTLET BROADCASTING, INC.
             (Exact name of registrant as specified in its charter)

             RHODE ISLAND                            05-0194550
    (State or other jurisdiction of     (I.R.S. Employer Identification No.)
    incorporation or organization)

                                 23 KENNEY DRIVE
                          CRANSTON, RHODE ISLAND 02920
                    (Address of principal executive offices)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (401) 455-9200

        SECURITIES REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT: NONE

        SECURITIES REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT: NONE

    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes [X]  No [ ]

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

    The aggregate market value of the voting stock held by non-affiliates of the registrant was none.

                   Documents Incorporated by Reference: None

    The number of shares of the registrant's Class A Common Stock, par value $.01 per share, outstanding as of March 21, 1996, was 1,000,000.

    The Exhibit Index for this document appears on page 71 hereof.

- - --------------------------------------------------------------------------------
- - --------------------------------------------------------------------------------




                                     AIII-1

                                     PART I

ITEM 1. BUSINESS.

INTRODUCTION

    Outlet Broadcasting, Inc., a Rhode Island corporation ("Outlet Broadcasting"), is a wholly-owned subsidiary of Outlet Communications, Inc., a Delaware corporation ("Outlet Communications"). The operations of Outlet Broadcasting, a television broadcasting company, consist of three owned television stations and one television station for which Outlet Broadcasting supplies programming under a time brokerage agreement. The owned stations include two NBC network-affiliated VHF television stations and one NBC network-affiliated UHF television station. Outlet Broadcasting has also entered into an agreement to supply programming under a time brokerage agreement with the permittee of a station still under construction in New Bedford, Massachusetts, WLWC(TV) (formerly WFDG(TV)).

    The two VHF television stations are WJAR(TV), Providence, Rhode Island, which serves the Providence-New Bedford market area and WCMH(TV), which is located in Columbus, Ohio and serves that market. The owned UHF television station is WNCN(TV), Goldsboro, North Carolina, which has studios and offices located in Raleigh, North Carolina and broadcasts in the Raleigh-Durham (Fayetteville, Goldsboro and Rocky Mount), North Carolina market area. Outlet Broadcasting acquired WNCN(TV) on August 10, 1994.

    Since April 18, 1994, Outlet Broadcasting has also provided programming to UHF television station WWHO(TV), Chillicothe, Ohio, under a time brokerage agreement with that station's licensee. Outlet Broadcasting serves as a broker for the sale of that station's advertising time and provides it with certain programming and operating capabilities. In return, Outlet Broadcasting retains a substantial percentage of WWHO(TV)'s net operating income to the extent that it exceeds cumulative net operating losses. This station is an affiliate of The WB Television Network.

    By letters dated March 7, 1996, the licensee of WWHO(TV) and the permittee of WLWC(TV), which are under common ownership, purported to terminate the two time brokerage agreements referred to above on the basis of claims that Outlet had breached the agreements. By letters dated March 11, 1996, Outlet advised the licensee of WWHO(TV) and the permittee of WLWC(TV) that Outlet had not breached the agreements, that the termination letters dated March 7 were therefore ineffective, and that the agreements remain in full force and effect. This dispute remains unresolved.

    Outlet Broadcasting also offers production services to advertisers and others on an occasional basis. This activity does not generate significant revenues.

    On August 2, 1995 Outlet Communications executed a definitive merger agreement with the National Broadcasting Company, Inc. ("NBC") and CO Acquisition Corporation, a subsidiary of NBC, providing for a transaction in which NBC would acquire Outlet Communications and Outlet Communications' stockholders would receive $47.25 per common share in cash. The merger agreement was approved by Outlet Communications' Board of Directors and by the holders of a majority of Outlet Communications' outstanding common stock. The transaction closed on February 2, 1996.

TELEVISION

    Outlet Broadcasting's television broadcasting revenues are derived from regional and national spot advertising, from local advertising, and from network compensation.

    Advertising rates charged by a television station are based primarily upon the population and number of television sets in the area served by the station, as well as the station's ability to attract audiences as reflected in surveys made by the A.C. Nielsen Company ("Nielsen") of the number of sets

                                       2




                                     AIII-2
tuned to the station at various times. Nielsen measures ratings within specific geographic markets by dividing the nation into Designated Market Areas ("DMA").

    Advertising rates are highest during the most desirable viewing hours, with corresponding reductions during other hours. The rates for national spot and local advertising are determined by each station. Katz Communications, Inc. is Outlet Broadcasting's national sales representative firm. Local advertising time is sold by each station's own sales force.

    Effective September 1, 1994, Outlet Broadcasting and NBC agreed to renew the NBC network affiliation for Outlet Broadcasting's VHF television stations for a period of six years. Effective October 2, 1995, Outlet Broadcasting and NBC agreed to an NBC network affiliation for WNCN(TV) for a period of six years. The affiliations give Outlet Broadcasting's owned television stations the right to rebroadcast all programs transmitted by the NBC network. For each hour of programming that is rebroadcast by the affiliate, the network pays the affiliate a fee, which varies in amount depending on the time of day during which the program is broadcast. Although the hourly rates of network compensation are fixed, the total amount of network compensation received by each affiliated station is subject to the number of network program hours rebroadcast by that station.

    Network programs are produced either by the networks themselves or by independent production companies and are primarily transmitted via satellite by the network to its affiliated stations for rebroadcast. Each of Outlet Broadcasting's television stations also acquires programs from non-network sources and produces its own programs for broadcast.

    Approximately 62% of the television programming aired on Outlet Broadcasting's Providence station is provided by NBC and approximately 25% is provided or licensed by independent third parties. Outlet Broadcasting's Columbus station receives 56% of its programming from NBC and 30% is provided or licensed by independent third parties. Outlet Broadcasting's Raleigh station receives 65% of its programming from NBC and 24% is provided or licensed by independent third parties. The remaining portion of Outlet Broadcasting's owned television station programming consists principally of local programs, such as news, public affairs and children's programs, produced by the individual television stations.

    Another factor affecting television revenues is the increase in straight barter and cash-plus-barter arrangements. Under such arrangements national program distributors retain varying amounts of the advertising time that would otherwise be available for sale by the stations to national or local advertisers. While these arrangements reduce the cost of new programming because the value of the advertising time withheld is credited against its cost, they also result in decreased revenues to stations and introduce new competitors to the advertising market.

    The principal portion of television station programming for WWHO(TV) consists of syndicated shows, children's programs, movies and news. Outlet Broadcasting has also entered into an agreement with The WB Television Network ("WB") for WB to provide network programming to WWHO(TV). Commencing in January 1995, WB provided one night of prime time programming for two hours. A second night of prime-time programming commenced during the third quarter of 1995 along with selected children's programming. Additional programming will thereafter be provided in accordance with a schedule of roll-out dates to the extent that WB makes available such programming for rebroadcast. The initial period of the WB agreement is for three years and may be extended for additional successive periods of two years each if agreed upon by the parties.

    In order to compensate WB for its programming, Outlet Broadcasting will pay WB an annual payment based on Outlet Broadcasting's WB affiliated station television market ratings for prime time broadcast periods of WB programming. The payments are based on the value and/or profitability added to such station as a result of its affiliation with WB and to pay to WB 25% of such added value and/or profitability. No payment was made for 1995 nor was a payment required.

                                       3




                                     AIII-3

    The following is a description of each of the television stations operated by Outlet Broadcasting.

WJAR(TV)

    WJAR(TV) is a VHF station affiliated with the NBC network. It is located in Cranston, Rhode Island but is licensed to and serves the capital city of Providence, Rhode Island and broadcasts over Channel 10 in the Providence-New Bedford television market. This market is ranked 46th in the nation in terms of number of television households in its DMA.

WCMH(TV)

    WCMH(TV) broadcasts over Channel 4 in Columbus, the capital city of Ohio, and is a VHF station affiliated with NBC. The Columbus television market is ranked 34th in the country in its DMA.

WNCN(TV)

    WNCN(TV), Goldsboro, North Carolina, is a UHF television station with studios and offices located in Raleigh, North Carolina. It broadcasts over Channel 17 in the Raleigh-Durham (Fayetteville, Goldsboro and Rocky Mount) North Carolina television market, which is ranked 30th in the nation in terms of number of television households in its DMA. Since September 10, 1995, the station has broadcast programming provided by NBC. Prior to that time, WNCN(TV) broadcast WB programming.

WWHO(TV)

    WWHO(TV) is a UHF television station that became affiliated with The WB Television Network as of January 11, 1995. It is located in Chillicothe, Ohio but serves the capital city of Columbus, Ohio and broadcasts over Channel 53 in the Columbus-Chillicothe television market area.

COMPETITION

    Outlet Broadcasting's television stations compete for revenues with other broadcasting stations in their respective markets, including radio, as well as with other advertising media, such as newspapers, magazines, outdoor advertising, transit advertising, direct mail and cable systems.

    Competition in the broadcasting industry occurs primarily in individual markets. Generally, except as set forth below, a television broadcasting station in one market does not compete with stations in other market areas. Outlet Broadcasting television stations are located in highly competitive markets.

    Factors that are material to competitive positions include authorized power, assigned frequency, management experience, network affiliation, audience characteristics and local program acceptance, as well as strength of local competition. The broadcasting industry is continuously faced with technological change and innovation, the possible rise of popularity of competing entertainment and communications media, changes in labor conditions, and governmental restrictions or actions of federal regulatory bodies, including the Federal Communications Commission ("FCC") and the Federal Trade Commission ("FTC"). Any of such developments could possibly have a material effect on Outlet Broadcasting's operations and profits.

    Under present FCC regulations, no additional conventional, full power, VHF or UHF commercial television stations may be constructed or operated in any of the markets where Outlet Broadcasting's television stations are located except there is a construction permit for WLWC(TV), Channel 28, New Bedford, Massachusetts in the Providence market. See "Introduction" above, with respect to Outlet Broadcasting's time brokerage agreement with the permittee of WLWC(TV).

                                       4




                                     AIII-4

    There are sources of video programming other than conventional television stations, the most common being cable television ("CATV"). These other sources have increased the competition for broadcasting stations by bringing into their markets distant broadcasting signals not otherwise available to the stations' audience and also serving as a distribution system for programs originating on the cable system. Programming is now being distributed to CATVs by both terrestrial microwave systems and by satellite. The FCC has also authorized intermediate carriers to pick up the signals of so-called "superstations" and to deliver them to CATV systems via satellite, including CATV systems in each of Outlet Broadcasting's television markets.

    The Signal Carriage Provisions of the Cable Television Consumer Protection and Competition Act of 1992 require CATV system operators to transmit the broadcast signal of local commercial television stations that request such carriage. In certain circumstances, the CATV operator is prohibited from carrying broadcast stations without obtaining the stations' consent. Once every three years a television broadcaster must choose whether to proceed under its must carry, but uncompensated, alternative or instead to negotiate a grant of retransmission consent. Because Outlet Broadcasting's television stations enjoy significant viewership, the stations are carried by most of the cable television systems serving their market area. In this regard, the VHF stations have, primarily, granted retransmission consent to their cable operators and in return have obtained, in certain instances, the right to produce news programs which will be carried by available channels on such cable systems. The UHF stations have generally proceeded with cable system operators under the must carry alternative.

    Other sources of competition include pay cable, multi-point distribution systems and multichannel multi-point distribution systems, satellite-fed master antenna systems and home entertainment systems (including television game devices, video cassette recorder and playback systems, and video discs). Outlet Broadcasting's television stations also face competition from Direct Broadcast Satellites ("DBS"), which transmit programming directly to homes equipped with special receiving antennas or to CATV systems for transmission to their subscribers. Under the Telecommunications Act of 1996 (the "Telcom Act"), a local telephone company will be permitted to deliver video programming directly to consumers, operating as cable system operators, as common carriers, or as "open video systems", which will have attributes of both cable systems and common carrier operations. See "Business--Federal Regulation of Broadcasting" for possible additional competitive impact from proposed technological changes.

STRATEGY

    Despite the changing dynamics of the television industry, management believes that there will continue to be opportunities to generate significant revenues from mass marketed programming and associated advertising. Management believes that an increasing number of national "niche" cable channels will continue to fractionalize video viewing, including the cable networks themselves, and that these channels may find it difficult to attract enough viewers to generate significant advertiser support or obtain satisfactory programming on a cost-effective basis. However, management believes that Outlet Broadcasting's blend of strong local news programming, combined with national network programming and selective use of syndicated programming at its owned television stations, will continue to attract large viewing audiences and advertiser support. Additionally, management believes that the syndicated programs, movies and children's programs offered by WWHO(TV) provide an attractive alternative to the more traditional news and network-provided programming.

    Successful programming of broadcast television requires constant refinement, on the basis of cost effectiveness, of the match between available programming and the changing tastes of the local viewing audience. In conjunction with its strategy to reduce overall costs and increase profitability, Outlet Broadcasting has directed the programming focus at its owned television stations towards building on local news leadership and selectively reducing purchases of syndicated programs. At WWHO(TV), Outlet Broadcasting has engaged in a network affiliation while simultaneously developing local news

                                       5




                                     AIII-5
programming and improving its offerings of syndicated and children's programs. Outlet Broadcasting intends to continuously refine its programming mix in order to attract and hold the audiences desired by advertisers and to increase profitability. Outlet Broadcasting's strategy has the following elements:

        Build on Local News Leadership. Local news programming is commercially valuable because of its high viewership level, the attractiveness to advertisers of the demographic characteristics of the typical news audience (allowing stations to charge higher rates for advertising time) and the enhanced ratings of other programming in time periods following the news. In addition, strong local news product helps differentiate local broadcast stations from cable system competitors, which generally do not provide this service. The cost of producing local news programming is generally lower than other sources of non-network programming, and the amount of local news programming can be increased for very modest incremental increases in cost. Moreover, such programming can be increased or decreased on very short notice, providing Outlet Broadcasting with greater programming flexibility. Outlet Broadcasting has focused on maintaining and building each owned station's local news franchise as the foundation of its strategy to maintain and build audience loyalty and increase revenues and profitability. According to the November 1995 Nielsen report, WJAR(TV) remained as the leading news station in its market while WCMH (TV)'s weekday news programs generally captured the second largest share of the Columbus audience in their time periods. WNCN(TV) is now broadcasting news shows at 5:30 to 7:00 AM and at 6:00, 7:00 and 11:00 PM while WWHO(TV) has instituted a one-half hour 10:00 p.m. news program.

        Optimize Selection of Syndicated Programming. At its owned television stations, Outlet Broadcasting has operated to reduce its dependence on, and financial commitment to, syndicated programming. Within this framework, Outlet Broadcasting has balanced the cost of available syndicated programs with their potential to increase advertising revenue, while giving due consideration to the risk of reduced popularity during the term of the program contract. Outlet Broadcasting is now selectively buying only those programs which are available on a cost-effective basis and for contractual periods which permit financial and programming flexibility. Selected programs must also complement a station's overall and/or competitive programming strategies.

        However, WWHO(TV) is more dependent on syndicated programs for its overall programming needs. At this station, Outlet Broadcasting has sought to upgrade the quality of syndicated programs, on a cost-effective basis, in order to provide a more attractive product to viewers.

        Strengthen Advertiser Relationships. Advertising by political candidates injects significant revenues in relatively short time periods, but disrupts traditional commercial advertising. In conjunction with a policy decision not to accept advertising by political candidates during local news programs, Outlet Broadcasting effectively limited the amount of such advertising its stations will carry, thereby minimizing the disruption to commercial advertisers. Outlet Broadcasting also maintains up-to-date production facilities and audience research capabilities that it makes available for the benefit of its advertisers. In addition, Outlet Broadcasting's sales staff is committed to serve and support its advertising customers. Management believes, therefore, that Outlet Broadcasting's relationships with its customer base is facilitated and strengthened through its policy decisions, physical capabilities and sales support activities.

        Control Costs. Management believes that controlling costs is essential to achieving and maintaining the profitability of its broadcast television stations. Therefore, Outlet Broadcasting implemented a program to control costs which, beginning in 1992, led to substantially improved operating results. The cost control measures included reducing financial commitments to costly, long-term syndicated program contracts, increasing the amount of local news programming, reducing staff and corporate overhead and relocating WJAR(TV) and corporate headquarters to a more efficient facility. Through its ongoing strategic planning and annual budget processes, Outlet Broadcasting intends to continue to identify and implement cost saving opportunities.

                                       6




                                     AIII-6

SEASONALITY

    Outlet Broadcasting's operating revenues are generally highest in the second and fourth quarters of each year, due in part to increases in beverage advertising in the spring and retail advertising in the period leading up to and including the holiday season. Revenues may also be affected by special events carried by NBC, such as the Olympic Games or the Super Bowl. In addition, advertising revenues are generally higher during political election years due to campaign spending by political candidates.

OTHER ACTIVITIES

    In addition to its broadcasting properties, Outlet Broadcasting has interests in certain television production activities. These activities now only include the offering by each of Outlet Broadcasting's television stations of production services to advertisers and others. It is not anticipated that any of such activities will generate significant revenues.

FEDERAL REGULATION OF BROADCASTING

    Television broadcasting is subject to the jurisdiction of the FCC under the Communications Act of 1934, as amended (the "Communications Act"). The Communications Act prohibits television broadcasting except in accordance with a license issued by the FCC and limits the percentage of alien ownership of broadcast stations. The Communications Act also empowers the FCC, among other things, to issue, revoke or modify broadcasting licenses, to determine the location of stations, to regulate the equipment used by stations, to adopt such regulations as may be necessary to carry out the provisions of the Communications Act, and to impose penalties for violation of such regulations. The assignment of a broadcast license or the transfer of control of a corporation holding a license cannot be effected without the prior approval of the FCC.

    Effective with the Telcom Act, the terms of television licenses will, upon their next renewals, be extended from five years to eight years. Licenses are renewable for additional terms upon application to the FCC, which will approve the renewal without a hearing if there are no petitions to deny by third parties conflicting with the renewal applications (which could require a hearing), or adverse findings as to the licensee's qualifications. In recent years, there have been a number of challenges and competing applications to broadcast license renewal applications although, under the Telcom Act, comparative renewal proceedings are eliminated by requiring the FCC to decide whether a station's license should be renewed before accepting competing applications. In the vast majority of cases, television licenses are renewed by the FCC.

    Outlet Broadcasting's station licenses have the following expiration dates, until renewed:

WJAR(TV).................................................   April 1, 1999
WCMH(TV).................................................   October 1, 1997
WNCN(TV).................................................   February 1, 1997
WWHO(TV).................................................   October 1, 1997

    The FCC rules now permit cognizable ownership by one entity of an unlimited number of television stations, nationally, except for an ownership limit based on audience reach. Under the audience-reach limitation, an entity may acquire cognizable ownership interests in television stations only if the aggregate number of television households reached by the television stations does not exceed 35% of the national television household audience as determined by market households. The percentage of the national television household audience reached by the television stations owned by Outlet Broadcasting will be aggregated with the percentage of the national audience reached by television stations in which NBC and General Electric Company have an attributable interest. The percentage of national television households reached by all such stations is significantly below the 35% limitation.

                                       7




                                     AIII-7

    There is no overall limitation on the number of radio stations a single entity may own. There are certain limitations, however, based on market size and the number of commercial radio stations in each market.

    Present FCC rules prohibit ownership of two television stations with overlapping Grade B signal contours. Currently, FCC rules generally prohibit the common ownership of a television station and either an AM or an FM radio station with overlapping areas of local service. Ownership of a newspaper, CATV system, and a television station in the same market is also prohibited. These rules apply only to those who seek new authorizations or FCC approval of transfers of existing combinations. All of the FCC's local ownership limitations that apply to television (except the newspaper/TV limitation) are under reexamination in an FCC rulemaking proceeding that is not expected to be concluded prior to the fourth quarter of 1996.

    The FCC requires the attribution of the licenses held by a broadcasting company to its officers, directors, and holders of specified levels of its voting securities. There would be a violation of FCC regulations if an officer, director, or corporate stockholder of a broadcasting company held an attributable interest in more than the permitted number of stations or in stations that serve the same area.

    Effective January 1, 1992, the FCC implemented commercial time limitations in children's programming, pursuant to legislation adopted by Congress in 1990. Commercial matter in programs designed for viewing by children 12 years of age and under is limited to 12 minutes per hour on weekdays and 10.5 minutes per hour on weekends. In addition, all television stations have been required since October 1, 1991 to broadcast some television programming specifically designed to meet the educational and informational needs of children 16 years of age and under.

    New methods of digital television transmission will in the future make it technically feasible for television stations to transmit "high definition television" having greatly improved picture resolution, color rendition and sound, and wider screen picture. Alternatively, digital transmission will permit stations to transmit multiple standard definition television channels and other non-broadcast materials in the same amount of frequency space currently used to transmit one current television signal. Digital broadcasting will ultimately also permit consumers to utilize a single reception device for television, computer data, materials offered via the Internet, and any other form of digital information. Because existing television sets cannot receive a digital signal, however, it will be necessary to transition to a new digital system by broadcasting digital signals on a second set of television channels for a period of years, while existing stations continue to broadcast their present analogue signals on their present channels. After the transition is complete, the government intends to reclaim one set of channels.

    Under the Telcom Act, the FCC would be permitted to allocate frequency space for the transition to digital television. If the FCC does make such an allocation, the Telcom Act provides that the eligibility to receive the additional transition frequencies will be limited to existing television licensees; that special fees would be assesssed such licensees with respect to any non-broadcast uses of the frequencies; and that, under a schedule to be determined by the FCC (and which continues to be a subject of debate within the government), each broadcaster would eventually be required to give back to the government one of its two frequencies. Notwithstanding these provisions of the Telcom Act, various members of Congress continue to advocate a present auction of the transition frequencies, and the FCC has agreed to make no allocation of transition channels until Congress has had a further opportunity to review the matter.

    Broadcasters who obtain a second channel for the transition to digital transmission will be required to make significant capital investments in order to build and operate a second station in each market. Should broadcasters fail to make this additional investment, they would in the long term be likely to suffer competitive adverse effects because cable television, direct broadcast satellites and distributors of recorded video materials are likely to deliver digital signals and programs to consumers. Broadcasters would also suffer adverse effects were the government to determine that the digital transition channels

                                       8




                                     AIII-8
must be made available for present auction, or if the time period permitted for the digital transition process is unduly short.

    The foregoing is only a brief summary of certain provisions of the Communications Act and the regulations of the FCC. Reference is made to the Communications Act, the Telcom Act, FCC regulations and the public notices promulgated by the FCC for further information. Outlet Broadcasting is unable to predict what impact, if any, changes in these laws would have.

MUSIC LICENSING

    In July 1995 Outlet Broadcasting was advised that a committee representing the television industry reached agreement with ASCAP music licensing organization on the final terms of music license fees payable by television stations. Pursuant to the agreement, industry-wide blanket license fees were established for the initial license period October 1, 1995 to March 31, 1997 which fees would be allocated to each station according to the formula used to allocate additional fees payable to ASCAP during 1995. Industry-wide blanket fees were set at annual levels of $88.4 million--pro-rated for the fourth quarter of 1995, $91.8 million for 1996, and $91.8 million pro-rated for the first quarter of 1997. Effective with the 1995 fourth quarter, the new agreement resulted in increased music license fees payable by the Outlet Broadcasting television stations totalling approximately $88,000 per year.

    The agreement with ASCAP also provided for a one year extension of the license period to March 31, 1998. The industry-wide blanket license fee applicable to the extension has not yet been determined but will be subject to allocation pursuant to existing methodology. Either ASCAP or the television industry may opt out of the final twelve months of this agreement, effective April 1, 1997, and elect to begin negotiations on new license terms. If either party chooses this option and the negotiations fail to produce an agreement, the unresolved negotiations will be referred automatically to the ASCAP rate court.

    BMI music licensing organization currently receives approximately 70% of what ASCAP receives. However, BMI is continuing to advocate that it should be paid on parity with ASCAP. As a result, BMI and the committee representing the television industry are continuing to negotiate fee determinations. The final fee determinations, as noted above, could have an effect on Outlet Broadcasting's continuing costs of music licensing for its television properties.

EMPLOYEE RELATIONS

    Outlet Communications and Outlet Broadcasting have approximately 439 full-time employees. Approximately 181 of such employees are represented by labor unions under collective bargaining agreements. These agreements expire on various dates through November 1997. Outlet Broadcasting contributes to and maintains employee benefit and retirement plans for its employees.

ITEM 2. PROPERTIES

    Outlet Broadcasting's and Outlet Communications' corporate headquarters as well as the studio facility for WJAR(TV) are located at 23 Kenney Drive, Cranston, Rhode Island 02920.

                                       9




                                     AIII-9

    The following table sets forth certain information concerning Outlet Broadcasting's principal facilities.

                                                                  APPROXIMATE
                                                      OWNED OR      SQUARE
    LOCATION:                                          LEASED       FOOTAGE
- - ----------------------------------------------------  --------    -----------
Corporate Headquarters/WJAR(TV) Studio Facilities
  Cranston, Rhode Island............................   Owned           42,000
WCMH(TV) Studio Facilities Columbus, Ohio...........   Owned           54,000
WNCN(TV) Studio Facilities Raleigh, North Carolina..   Leased          23,200
WWHO(TV) Studio Facilities Chillicothe, Ohio........   (A)              1,162

- - ------------
(A) Leased by licensee

    The tower site for WJAR(TV) is owned. The tower sites for WCMH(TV) and WNCN(TV) are leased. The tower site for WWHO(TV) is leased by that station's licensee.

ITEM 3. LEGAL PROCEEDINGS.

    Outlet Broadcasting is not a party, and none of its assets is subject, to any pending legal proceedings, other than ordinary routine litigation incidental to Outlet Broadcasting's businesses and against which it is adequately insured, or which are not material.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

    None.

                                       10




                                     AIII-10

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

    Outlet Broadcasting's authorized capital stock consists of 3,000,000 shares of Class A Common Stock, par value $.01 per share, 1,000,000 shares of non-voting Class B Stock, par value $.01 per share, and 1,000,000 shares of Preferred Stock, with no par value. Of such shares, 1,000,000 shares of Class A Common Stock and no shares of Class B Common Stock or Preferred Stock are issued and outstanding. All of Outlet Broadcasting's issued and outstanding shares are owned by Outlet Communications. Accordingly, there is no established public trading market for Outlet Broadcasting's common stock.

    Outlet Broadcasting has no present intention to pay dividends on its common stock. Among other things, the future payment of dividends will depend on Outlet Broadcasting's earnings and financial condition, capital requirements, and general economic conditions. In addition, Outlet Broadcasting's ability to pay dividends is restricted by the terms of its debt agreements.

ITEM 6. SELECTED FINANCIAL INFORMATION.

    The comparability of net income (loss) in the following table of Selected Financial Information is affected by the cumulative effect of a change in method of accounting for income taxes in the amount of $4,434,000, and an extraordinary loss for debt extinguishment of $1,826,000, both of which occurred in 1993. Also, net income in 1995 includes an extraordinary loss for merger expenses totalling $4,733,000

    Outlet Broadcasting has not paid cash dividends on its capital stock during any of the periods presented below.

                                            1995        1994        1993        1992        1991
                                          --------    --------    --------    --------    --------
                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net revenue............................   $ 66,210    $ 59,442    $ 46,952    $ 45,153    $ 39,434
Operating income.......................     19,767      20,175      12,428      10,297       2,232
Income (loss) before non-recurring
  items and income taxes...............     11,772      11,229       2,342      (2,825)    (12,343)
Net income (loss)......................      3,439      10,569       4,634      (1,552)     (9,265)
Income (loss) per share................   $   3.44    $  10.57    $   4.63    $  (1.55)   $  (9.27)
Total assets...........................   $129,545    $129,928    $117,611    $126,646    $143,029
Long-term debt excluding current
  maturities...........................     70,000      75,000      79,500      87,447      95,961
Other long-term liabilities............     12,926      15,098      13,392      18,085      18,933
Stockholder's equity...................     22,421      16,404       5,785       1,113       2,665

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

RESULTS OF OPERATIONS

    Outlet Broadcasting's operations consist of three owned television stations and one television station operated under a time brokerage agreement. The owned stations include two NBC network-affiliated VHF television stations and one NBC network-affiliated UHF television station. The two VHF television stations are WJAR-TV, which serves the Providence, Rhode Island-New Bedford, Massachusetts area and WCMH-TV, which serves the Columbus, Ohio area. The UHF television station, acquired by Outlet Broadcasting on August 10, 1994, is WNCN-TV which serves the Raleigh-Durham (Fayetteville, Goldsboro and Rocky Mount), North Carolina market area.

                                       11




                                     AIII-11

    Outlet Broadcasting also operates UHF television station WWHO-TV, Chillicothe, Ohio, under a time brokerage agreement with that station's licensee. Outlet Broadcasting serves as a broker for the sale of WWHO-TV's advertising time and provides it with certain programming and operating capabilities. In return, Outlet Broadcasting retains a substantial percentage of the station's net operating income to the extent that it exceeds cumulative net operating losses. Operations under the time brokerage agreement became effective April 18, 1994. WWHO-TV is affiliated with The WB Television Network.

    Outlet Broadcasting has also entered into an agreement to supply programming under a time brokerage agreement with the permittee of a station still under construction in New Bedford, Massachusetts, WLWC-TV (formerly WFDG-TV). On March 7, 1996, the licensee of WWHO-TV and the permittee of WLWC-TV, which are both under common ownership, notified Outlet Broadcasting that they were terminating the local marketing agreements. Outlet Broadcasting believes and has notified the licensee/permittee that they have no right to terminate, that the notice was ineffective and that the agreement remain in full force and effect.

    On August 2, 1995 Outlet Communications executed a definitive merger agreement with the National Broadcasting Company, Inc. ("NBC") and CO Acquisition Corporation, a subsidiary of NBC, providing for a transaction in which the NBC subsidiary would be merged into Outlet Communications and Outlet Communications stockholders would receive $47.25 per common share in cash. The merger agreement was approved by Outlet Communications' Board of Directors and by the holders of a majority of Outlet Communication's outstanding common stock. The transaction closed on February 2, 1996.

    The following table summarizes Outlet Broadcasting's operating results for the last three years and shows rates of change applicable thereto. The table also shows the amounts of revenue obtained from both non-political and political revenue sources.

                                               1995      % CHANGE     1994      % CHANGE     1993
                                              -------    --------    -------    --------    -------
                                                              DOLLARS IN THOUSANDS
Net revenue:
  Non-political............................   $65,645      17.9%     $55,696      19.2%     $46,735
  Political................................       565         (b)      3,746         (b)        217
                                              -------    --------    -------    --------    -------
Total revenue..............................    66,210       11.4%     59,442      26.6%      46,952
Operating expenses.........................    46,443       18.3%     39,267      13.7%      34,524
                                              -------    --------    -------    --------    -------
Operating income...........................   $19,767       (2.0)%   $20,175      62.3%     $12,428
                                              -------    --------    -------    --------    -------
                                              -------    --------    -------    --------    -------
Net cash provided by operations (a)........   $ 7,944      (59.2)%   $19,466     402.7%     $ 3,872
                                              -------    --------    -------    --------    -------
                                              -------    --------    -------    --------    -------
Operating cash flow (a)....................   $25,634         .3%    $25,555      47.9%     $17,276
                                              -------    --------    -------    --------    -------
                                              -------    --------    -------    --------    -------

- - ------------
 (a)  "Net cash provided by operations" means all cash flows (including working capital changes) other than cash flow associated with investing or financing activities and
      "Operating cash flow" means operating income plus depreciation and amortization of intangibles.

 (b)  Not shown, since most political advertising occurs in alternate years.

REVENUES

    In 1995, total net revenue of $66,210,000 increased by $6,768,000 or 11.4% compared with $59,442,000 in 1994. Outlet Broadcasting's two VHF television stations had a combined revenue increase of 3.1% with both of the stations contributing to such increase. Outlet Broadcasting's two UHF stations provided a 1995 revenue increase amounting to 8.3% of the prior year's revenue total. However,

                                       12




                                     AIII-12
because these stations were added to Outlet Broadcasting's operations during 1994, their revenue comparison reflects operations for all of 1995 versus only part of the prior year.

    Non-political revenue in 1995 totalled $65,645,000. This was an increase of $9,949,000 or 17.9% compared with $55,696,000 in 1994. The increase in non-political revenue at the VHF stations was 9.2%. Favorable market conditions and attractive programming enabled those stations to maintain advantageous audience levels during 1995. This allowed for selected improvements in advertising rates. The VHF stations increased their national spot and local time sales over the prior year by 9.2% and 5.4%, respectively. Also, an increase in network compensation of approximately $1,465,000, or 51.9%, resulted from the VHF stations' renewed affiliation with the NBC network, as of September 1, 1994, on more favorable terms.

    Political revenue in 1995 totalled $565,000. Since 1995 was not a major election year, advertiser spending for political campaigns was not significant. In the 1994 election year, political revenue totalled $3,746,000 and comprised 6.3% of total revenue.

    For the fourth consecutive year, WCMH-TV established a record high in station revenue. The station increased its non-political local and national spot revenue for the year by approximately 4.2%. The increased revenue reflected an estimated 7% growth in the Columbus advertising market.

    WJAR-TV increased its non-political local and national spot revenue for the year by approximately 17.1%. The increased revenue reflected an estimated 2% growth in the Providence advertising market. Thus, WJAR-TV was able to increase its market share from that of 1994.

    WNCN-TV significantly improved its revenue growth, and programming, by introducing a local news show during 1995 and by becoming an affiliate of the NBC network. During the year, the Raleigh-Durham, North Carolina television market advanced from 32nd position to be the 30th ranked television market in the country.

    Since becoming part of Outlet Broadcasting's operations, in 1994, both WNCN-TV and WWHO-TV have made continued progress. By improving their organizational structure, programming and signal delivery, the stations have become more productive; have been able to increase advertising rates; and have generally enhanced their overall operating and revenue performance.

    In 1994, total net revenue of $59,442,000 increased by $12,490,000 or 26.6% compared with $46,952,000 in 1993. Of the 1994 revenue total, non-political revenue amounted to $55,696,000. This was an increase of $8,961,000 or 19.2% compared with $46,735,000 in the prior year. Revenue contributed by stations WWHO-TV and WNCN-TV amounted to less than 4% of the prior year's revenue total.

    The increase in non-political revenue was primarily attributable to overall improvement in economic conditions, a strong demand for advertising time and favorable viewership of Outlet Broadcasting's VHF television stations, all of which allowed advertising rates to continue to trend higher. There were increases in both national spot and local time sales. Improved terms in Outlet Broadcasting's renewed affiliation with the NBC network resulted in an increase of more than 16% in network compensation.

    Advertiser spending for political campaigns was significant in the 1994 election year and political revenue totalled $3,746,000. Since 1993 was not a major election year, political revenue amounted to a minimal $217,000.

    Both of Outlet Broadcasting's VHF television stations increased their total revenue during 1994. WCMH-TV increased its non-political local and national spot revenue by approximately 11.4%. Political advertising provided an additional 4.6% increase in the station's revenues. The increased revenue reflected an estimated 15% growth in the Columbus advertising market.

                                       13




                                     AIII-13

    WJAR-TV increased its non-political local and national spot revenue in 1994 by approximately 20.6%. Political advertising provided a further increase of 12.4% to the station's total revenue. The increased revenue reflected an estimated 17% growth in the Providence advertising market. Thus, WJAR-TV was able to increase its market share from that of 1993.

OPERATING EXPENSES

    Operating expenses in 1995 totalled $46,443,000. This was an increase of $7,176,000 or 18.3% compared with $39,267,000 in 1994. The increase was attributable to inclusion of operating expenses for WNCN-TV and WWHO-TV for a full year in 1995. Excluding the effect of those added stations, there was a moderate 1% decrease in total operating expenses. In 1994, total operating expenses of $39,267,000 increased by $4,743,000 or 13.7% compared with $34,524,000 in 1993. Most of this increase also resulted from the addition of the two UHF stations during the year. As a percentage of revenue, total expenses increased to 70.1% in 1995 after having decreased to 66.1% in 1994 from 73.5% in 1993.

    Technical, programming and news expenses in 1995 of $23,784,000 increased by $3,671,000 or 18.3% compared with $20,113,000 in 1994. All of the increase was accounted for by the effect of added stations. In 1994, technical, programming and news expenses increased by $2,078,000 or 11.5% from $18,035,000 in the prior year. Virtually all of this increase also resulted from the added stations.

    Programming expense at Outlet Broadcasting's VHF television stations decreased by approximately 7.4% and 2% in 1995 and 1994, respectively. Programming expenses include departmental operating costs as well as charges for amortization of film contract rights. Outlet Broadcasting has strategically reduced its annual cost for film contract amortization by selectively replacing more costly programs with local programming, particularly news, or by otherwise replacing costly programs with more popular and/or cost-effective programs.

    During 1995, 1994 and 1993, Outlet Broadcasting recorded lump-sum charges of $1,453,000, $598,000 and $358,000, respectively, representing valuation write-downs of certain film contracts. The 1995 charge primarily includes write-downs of "Empty Nest" at the VHF television stations and, at the UHF stations, a film contract valuation adjustment for "Full House". The 1994 and 1993 write-downs primarily apply to film contract valuations for "Who's the Boss."

    Outlet Broadcasting believes that increasing its commitment to local programs, while at the same time reducing its reliance on, and the term of, purchased programming, will help increase its market share and improve programming as well as provide cost flexibility. As a result, Outlet Broadcasting has undertaken to expand its production of local news programs. Total news department expenses at the VHF stations increased by approximately 2% in 1995 after having increased by approximately 6% in 1994. In addition, a news program instituted at WNCN-TV in September 1995 resulted in a significant increase in that station's news costs.

    Selling, general and administrative expenses of $16,792,000 in 1995 increased by $3,018,000 or 21.9% compared with $13,774,000 in 1994.
Approximately 90% of the total increase resulted from inclusion of television stations WNCN-TV and WWHO-TV for a full year in 1995. The balance of the increase reflected increased promotion costs at WJAR-TV along with higher sales commissions and incentive awards payable because of Outlet Broadcasting's improved operating performance. In 1994, selling, general and administrative expenses of $13,774,000 increased by $2,133,000 or 18.3% compared with $11,641,000 in the prior year. The higher amount for 1994 also reflected the costs of two added television stations as well as increased incentive payments.

    Depreciation expense increased in 1995 because of Outlet Broadcasting's prior year investments in WWHO-TV and WNCN-TV. Amortization of intangible assets decreased as certain programming and

                                       14




                                     AIII-14
advertising contracts acquired with the new television stations became fully amortized. In 1994, depreciation expense and amortization of intangibles both increased due to addition of the new stations.

    Outlet Broadcasting's operating income of $19,767,000 for 1995 decreased by $408,000 or 2% when compared with operating income of $20,175,000 in 1994. The current year's reduction in operating income reflects revenue growth of 11.4% reduced by a 18.3% increase in total expenses. In 1994, operating income of $20,175,000 increased by $7,747,000 or 62.3% when compared with operating income of $12,428,000 in 1993. The 1994 improvement reflected a 26.6% increase in revenue reduced by a 13.7% increase in total expenses.

    As a percentage of revenue, operating income for 1995 declined to 29.9% from 33.9% in 1994, although up from 26.5% in 1993. The 1995 decrease in operating income percent was primarily attributable to operating losses sustained by the two UHF television stations. These stations remain categorized as start-up operations, although Outlet Broadcasting has made significant improvements to their overall development.

INTEREST EXPENSE

    The following table summarizes interest expense for the last three years.

                           1995     % CHANGE     1994     % CHANGE     1993
                          ------    --------    ------    --------    -------
                                         DOLLARS IN THOUSANDS
Interest expense:
Loan and notes payable.   $8,505       .4%      $8,467      14.5%     $ 7,392
Note to shareholder....      -0-      --           -0-      --          4,016
                          ------       ---      ------    --------    -------
Total..................   $8,505       .4%      $8,467     (25.8%)    $11,408(a)
                          ------       ---      ------    --------    -------
                          ------       ---      ------    --------    -------
- - ------------
 (a)  Net of capitalized interest of $225,000.

    Interest expense increased by $38,000 in 1995, when compared with 1994, because of the effect of higher market interest rates on Outlet Broadcasting's senior loan with a bank. Interest expense decreased in 1994 versus 1993 due to reductions made in outstanding debt and also due to a 1993 refinancing of total debt with borrowings having a reduced rate of interest.

    In 1993, interest expense for loan and notes payable included an amount applicable to 13 1/4% Senior Subordinated Notes (the "Senior Notes") which were repaid during the year. Interest expense on the note to shareholder represents the annual accretion on the Junior Subordinated Note (the "Junior Note") payable to The Mutual Benefit Life Insurance Company which was also repaid in 1993. Details of the 1993 refinancing are provided in the discussion on net cash used by financing activities.

    Cash interest payments for 1995, 1994 and 1993 were $8,108,000, $8,096,000 and $13,071,000 (net of capitalized interest of $225,000), respectively. The amounts paid in 1995 and 1994 include interest of $1,583,000 and $1,571,000, respectively, on Outlet Broadcasting's senior bank loan and interest of $6,525,000 in each year on the outstanding 10 7/8% Senior Subordinated Notes. The amount paid in 1993 includes interest of $6,769,000 on loan and notes payable (primarily the Senior Notes), along with interest of $6,527,000 (two semi-annual installments of $3,125,000 each plus accrued interest through date of redemption) on the Junior Note. An accretion of debt discount of $649,000 in 1993 represents interest accrued on the Junior Note in excess of the $6,250,000 payment, pursuant to the Junior Note's effective interest rate of 17.2%.

                                       15




                                     AIII-15

OTHER INCOME (EXPENSE) ITEMS

    Interest income increased in 1995 due to higher average cash balances maintained during the year and because of improved returns on invested funds. Interest income declined in 1994 as a result of lower cash balances and/or lower market interest rates. Other income increased in 1995 because of the reversal of accruals for music license fees and other items that were no longer required. A gain on the sale of marketable securities provided a further increase to other income. In 1994, other income principally represents tower rental income and other sundry items. In 1993, other income principally represents an accrual that was reversed upon settlement of a music licensing dispute.

    Other expense in 1995 and 1994 includes miscellaneous charges associated with the UHF stations along with approximately $456,000 and $260,000, respectively, as the cost of employee stock options. In 1993, other expense included a write-down of $117,000 pertaining to an unsuccessful attempt to license a black and white television series.

    The 1995, 1994 and 1993 income tax expenses of $3,600,000, $660,000 and
$316,000, respectively, represent the applicable current year's provision for taxes. The provisions for 1995 and 1994 were reduced as the result of adjustments of prior year net operating losses. See Note 5 to the Consolidated Financial Statements.

    In 1995, an extraordinary loss of $4,733,000 or ($4.73) per share, net of taxes, represents costs incurred in connection with Outlet Communications' pending merger with NBC that was consummated on February 2, 1996. In 1993, an extraordinary loss of $1,826,000 or ($1.83) per share, net of taxes, represented one-time debt extinguishment costs resulting from a debt refinancing. See Notes 6 and 8 to the Consolidated Financial Statements.

    Effective January 1, 1993, Outlet Broadcasting adopted Financial Accounting Standards Board (FASB) Statement No. 109, "Accounting for Income Taxes", which requires a change to the liability method of accounting for deferred income taxes. Adoption of Statement 109 resulted in a cumulative effect of change in accounting principle, in the amount of $4,434,000 or $4.43 per share, representing the recognition of previously unrecognized tax benefits.

    Outlet Broadcasting also adopted, as of January 1, 1993, FASB Statement No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." See Note 10 to the Consolidated Financial Statements. The effect of adoption of Statement 106 was not material.

    In 1995, Outlet Broadcasting had income before extraordinary loss of $8,172,000 or $8.17 per share. This compares with 1994 net income of $10,569,000 or $10.57 per share. After the extraordinary loss, net income for 1995 amounted to $3,439,000 or $3.44 per share. In 1993, Outlet Broadcasting's income before extraordinary loss and cumulative effect of change in accounting principle was $2,026,000 or $2.03 per share. After giving effect to the extraordinary loss and change in accounting principle, net income for 1993 amounted to $4,634,000 or $4.63 per share.

LIQUIDITY AND CAPITAL RESOURCES

    In 1995, net cash provided by operations totalled $7,944,000. This was a decrease of $11,522,000 or 59.2% when compared with net cash provided by operations of $19,466,000 in 1994. The decrease included the effect of a bonus of $5.5 million paid to an officer of Outlet Broadcasting in December 1995, pursuant to the terms of an agreement with the officer. The payment was recorded as an extraordinary loss. The decrease in net cash provided by operations also included other merger related expenses reported as an extraordinary loss. See
Note 8 to the Consolidated Financial Statements.

    The 1995 decrease in net cash provided by operations further reflected an amount of $5 million received in 1994 from NBC upon renewal of Outlet Broadcasting's affiliation with that network. This was a one-time payment not repeated in 1995. The amount has been reported as deferred revenue and is

                                       16




                                     AIII-16
being amortized into revenue over the six year duration of the affiliation. The amount of deferred revenue to be amortized over the ensuing period of twelve months is included in current liabilities.

    In 1994, net cash provided by operations of $19,466,000 increased by $15,594,000 or 402.7% compared with $3,872,000 in 1993. The improvement included the one-time payment received from NBC as described above and also reflected Outlet Broadcasting's trend of improved operating results.

    The effect of non-cash operating expenses on Outlet Broadcasting's 1995 operating results contributed to a moderate increase in operating cash flow. Operating cash flow in 1995 of $25,634,000 increased by $79,000 or .3% compared with $25,555,000 in 1994. In 1993, operating cash flow amounted to $17,276,000.

    Outlet Broadcasting's increased investment in film contract rights during the years 1995, 1994 and 1993 amounted to $5,672,000, $4,149,000 and $4,672,000, respectively. The increases for 1995 and 1994 were partially attributable to film contract rights acquired for WNCN-TV and WWHO-TV, the television stations that were added during 1994.

    The amounts invested in film contract rights have enabled Outlet Broadcasting to maintain attractive programs on a cost-effective basis. The result has been successful in that audience levels have been retained, while investments in film contract rights have been reasonable and manageable. In addition, the increased number of viewing hours committed to news shows has reduced the need for film acquisitions.

    Although Outlet Broadcasting is strategically committed to a reduced investment in film contract rights, it has been selective in this process. At December 31, 1995 Outlet Broadcasting had commitments to acquire approximately $10,641,000 of film contract rights compared to commitments of $10,992,000 at December 31, 1994. The total amounts are substantially effected by an extended commitment to the Oprah Winfrey Show, to the year 2000, by WJAR-TV. Management believes that the total benefits to be derived from this program will provide a sound economic return to the broadcast station.

    The net decreases in film contracts payable of $372,000, $1,773,000 and $409,000 in 1995, 1994 and 1993, respectively, reflect payments of film contract obligations in accordance with the contracted terms and in the normal course of business. Amortization of film contract rights reflect the normal write-off of film contract values over the period of their use. The reported amounts for the years 1993 through 1995 also include the previously described lump-sum charges for valuation write-downs of certain film contracts.

    The increase in accounts receivable of $2,933,000 in 1995 primarily results from the year's increased volume of business and the effect of two television stations added in 1994. The 1995 increase in accrued expenses primarily reflects accrued costs related to the pending merger of Outlet Communications with NBC and a stockholders' equity pension adjustment resulting from the requirement to recognize an additional minimum pension liability.

    In 1995, net cash used by investing activities amounted to $10,863,000. This included capital expenditures totalling $10,307,000 of which approximately two-thirds was spent in behalf of WNCN-TV. During the year, WNCN-TV moved its broadcast studio and offices to a newly leased facility in Raleigh, North Carolina. This required capital outlays for new equipment, fixtures and studio and office renovations. Outlet Broadcasting's television stations currently operate from modern studio facilities and it is not expected that significant amounts of capital will be required to be invested each year.

    Investing activities also include payments made, in the amount of $556,000, pursuant to a time brokerage agreement entered into with the licensee of a television station to be constructed and operated in New Bedford, Massachusetts. Subject to final regulatory approvals, it is expected that the New

                                       17




                                     AIII-17

Bedford station will be operational in the second half of 1996. It is also anticipated that any further funds required in this venture will be available from internal operations.

    In 1994, net cash used by investing activities totalled $9,932,000. This included capital expenditures of $3,385,000, for all four television stations, and an investment of $1,055,000 pursuant to a time brokerage agreement entered into with the licensee of WWHO-TV. In addition, Outlet Broadcasting purchased the assets and broadcast license of WNCN-TV for an aggregate price of $5,478,000, including acquisition costs of approximately $105,000.

    In 1993, net cash used by investing activities of $5,907,000 represented capital expenditures for, primarily, completion of renovations and improvements to Outlet Broadcasting's new corporate headquarters and WJAR-TV broadcast facility in Cranston, Rhode Island. This amount also included costs for equipping such facility with studio and technical equipment.

    Net cash used by financing activities in 1995 amounted to $4,032,000. This included a total of $4,500,000 in quarterly installments paid to Outlet Broadcasting's senior bank lender on a term loan. In 1994, net cash used by investing activities of $3,450,000 included total payments to the senior bank lender of $3,500,000.

    In 1995, 1994 and 1993, Outlet Broadcasting recorded capital contributions of $1,084,000, $50,000 and $38,000, respectively, from the exercise of Outlet Communications stock options. The amount for 1995 was reduced by an accrual for stock option expense in the amount of $616,000. Also in 1995, Outlet Broadcasting received a tax benefit of $1,989,000 from an employee's premature disposition of Outlet Communications common stock acquired under a stock option, which amount was recorded as a non-cash contribution of capital.

    In 1993, net cash used by financing activities amounted to $10,416,000. During the year, Outlet Broadcasting undertook a refinancing of its total debt and thereby obtained benefits from lower interest rates and extended maturities on its subordinated borrowings along with improved financial flexibility. Pursuant to the refinancing, on June 28, 1993 Outlet Broadcasting entered into a Credit and Guaranty Agreement with a bank (the "Senior Loan") under which the bank agreed to provide a secured senior credit facility consisting of a term loan in the principal amount of $25,000,000 and revolving loans in the maximum principal amount outstanding of $5,000,000.

    On July 15, 1993 Outlet Broadcasting completed a public offering of 10 7/8% Senior Subordinated Notes due 2003 (the "Senior Subordinated Notes"), in the principal amount of $60,000,000. Proceeds of the public offering were used to prepay the principal balance of the Junior Note due 1997 at its carrying value of $43,946,000 plus accrued interest.

    Also, on August 17, 1993 Outlet Broadcasting redeemed in full its Senior Notes due 1997 in the principal amount of $44,150,000, at 105% of par plus accrued interest. The premium payment on the redemption totalled $2,207,000. Funds for the redemption included a balance remaining from the above public offering along with available cash and funds provided by the Senior Loan in the amount of $28,000,000. The interest rates applicable to the public offering and the Senior Loan were less than the interest rates on the Senior Notes and the Junior Note. The reduced interest rates contributed to subsequent reductions in annual interest expense.

    Costs incurred in connection with the debt refinancing, $3,151,000, were capitalized to other assets. On a pretax basis, debt extinguishment costs, comprised of the premium on debt refinancing-- $2,207,000, unamortized note costs of the redeemed debt--$555,000, and other--$4,000, were reported as an extraordinary loss.

    During 1993, Outlet Broadcasting repaid $5,000,000, net, against its Senior Loan including term loan installments of $2,000,000. Overall, there was a net decrease in long-term debt in 1993 of $4,447,000.

                                       18




                                     AIII-18

    On February 2, 1996, upon Outlet Communications' merger with NBC, the outstanding Senior Loan was repaid in full from funds provided by NBC and the Credit and Guaranty Agreement dated June 28, 1993 was terminated. As a result, Outlet Broadcasting's revolving credit facility was also terminated.

    On March 2, 1996, Outlet Broadcasting commenced an offer to repurchase its outstanding Senior Subordinated Notes in whole, or in part in multiples of $1,000, in cash in an amount equal to 101% of the aggregate principal amount plus interest accrued to the change of control payment date specified in such offer, April 1, 1996. The funds will be provided by NBC.

    At December 31, 1995 Outlet Broadcasting had an excess of current liabilities over current assets, in the amount of $2,434,000. This was a reduction of $5,009,000 compared with an excess of current assets over current liabilities of $2,575,000 at December 31, 1994. The decrease in net working capital primarily resulted from the bonus paid to an officer.

    In 1995, operating cash flow totalled $25,634,000 and the ratio of such amount to interest expense of $8,505,000 was 3.0 to 1. In 1994, the ratio of operating cash flow of $25,555,000 to interest expense of $8,467,000 was also
3.0 to 1, although in 1993 such ratio was 1.5 to 1.

    Outlet Broadcasting's cash position decreased by $6,951,000 during 1995. This reflected funds provided by operations of $7,944,000 reduced by aggregate funds of $14,895,000 used in investing and financing activities. The funds were primarily used for capital expenditures and debt reduction. In 1994, improved results of operations provided a net increase of $6,084,000 in Outlet Broadcasting's cash position and also contributed to that year's overall increase in net working capital. It is expected that 1996 operations, along with current cash on hand, will provide sufficient funds to meet all cash requirements for that year, including debt service.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA,

    The Financial Statements of Outlet Broadcasting appear on Pages F-1 through F-24 hereof.

ITEM 9. CHANGES IN AND DISAGREEMENTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

    None

                                       19




                                     AIII-19

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

    The following named individuals were the executive officers and directors of Outlet Broadcasting through February 2, 1996, the date of Outlet Communications' merger with NBC:

                                                                     YEARS WITH
                                          POSITION WITH                OUTLET
NAME                       AGE         OUTLET BROADCASTING          BROADCASTING
- - ------------------------   ---   --------------------------------   ------------
James G. Babb...........   64    Chairman of the Board, President        (3)
                                   and Chief Executive Officer
Felix W. Oziemblewski...   61    Vice President and Chief                27
                                   Financial Officer
Joanne E. Schenck.......   38    Secretary                               21
Linda Sullivan..........   42    Vice President--General Manager         11
                                   WJAR-TV
Douglas E. Gealy........   35    Vice President--General Manager         (3)
                                   WCMH-TV
Adam G. Polacek.........   53    Vice President--General Manager         (1)
                                   WNCN-TV
Letitia Baldrige........   70    Director                                (5)
Julius Koppelman........   79    Director                                (5)
Frank E. Walsh, Jr......   55    Director                                (5)
Frank E. Richardson.....   56    Director                                (5)
Robert C. Butler........   65    Director                                (4)
Leonard Lieberman.......   67    Director                                (4)
James K. Makrianes......   71    Director                                (4)
Stephen J. Carlotti.....   53    Director                                (3)
Frederick R. Griffiths..   75    Director                                (2)
Solomon M. Yas..........   54    Director                                (2)

- - ------------
(1) Since 1994.

(2) Since 1992.

(3) Since 1991.

(4) Since 1988.

(5) Since 1986.

    Set forth below is certain information with respect to the executive officers and directors of Outlet Broadcasting through February 2, 1996:

JAMES G. BABB

    Mr. Babb was elected Chairman, President and Chief Executive Officer of Outlet Broadcasting as of May 1, 1991. Before joining Outlet Broadcasting, from November 1988 to January 1991, Mr. Babb was President of Jefferson-Pilot Communications Company, an owner-operator of radio and television broadcasting stations and broadcasting-related businesses. Prior thereto, he served as Executive Vice President and Chief Operating Officer of that company.

FELIX W. OZIEMBLEWSKI

    Mr. Oziemblewski has been with Outlet Broadcasting since 1968, has served as its Vice President and Chief Financial Officer since 1984 and has served Outlet Communications in those capacities since its formation in 1986. Prior to joining Outlet Broadcasting, Mr. Oziemblewski, a certified public

                                       20




                                     AIII-20
accountant, was employed by Ernst & Young LLP. He has been active in several professional organizations.

JOANNE E. SCHENCK

    Ms. Schenck has been with Outlet Broadcasting since 1974 and has served as its Personnel Administrator since 1985. She was appointed Secretary in January 1992.

DOUGLAS E. GEALY

    Mr. Gealy was appointed Vice President-General Manager of WCMH-TV in July 1991 and also made General Manager of WWHO-TV in April 1994. Prior to joining Outlet Broadcasting, from 1989 to 1991, Mr. Gealy was President and General Manager of WHOI-TV, Peoria, Illinois. Prior thereto, he was associated with WKEF-TV Dayton, Ohio for five years where he became General Sales Manager.

LINDA SULLIVAN

    Ms. Sullivan has been with Outlet Broadcasting since 1985. She was appointed Vice President-General Manager of WJAR-TV in February 1991. From 1985 to 1986 she was the National Sales Manager for WJAR-TV and from 1986 until February 1991 she served that station as its General Sales Manager.

ADAM G. POLACEK

    Mr. Polacek was appointed Vice President-General Manager of WNCN-TV in August 1994. Prior to joining Outlet Broadcasting, from 1991 to 1994, Mr. Polacek was Vice President and General Manager of WLFL-TV, Raleigh, North Carolina. Prior thereto, he was President and Chief Operating Officer of Heritage Broadcast Group, Inc. for approximately five years.

LETITIA BALDRIGE

    Since 1964, Ms. Baldrige has been the owner of Letitia Baldrige Enterprises, Inc., a management training and public relations consulting firm. She is an author, lecturer, and columnist. Ms. Baldrige is also a director of Hartmarx Corporation, Federal Home Loan Bank of Atlanta and a member of the board of numerous non-profit organizations.

ROBERT C. BUTLER

    Mr. Butler was Senior Vice President and Chief Financial Officer of International Paper Company, a forest products company, from 1988 to September 1995. Mr. Butler was a Group Executive Vice President of the National Broadcasting Company ("NBC") from 1984 to 1988. From 1979 to 1984 he served as Executive Vice President-Finance of NBC.

STEPHEN J. CARLOTTI

    Mr. Carlotti is Managing Partner of Hinckley, Allen & Snyder, a Providence, Rhode Island law firm, and has been a partner in that firm since January 1992 and from May 1970 to July 1989. He was Senior Executive Vice President, Chief Operating Officer and General Counsel of The Mutual Benefit Life Insurance Company ("Mutual Benefit") from August 1989 to August 1991 and a consultant to Mutual Benefit from September 1991 to December 1991.

                                       21




                                     AIII-21

FREDERICK R. GRIFFITHS

    Mr. Griffiths is a retired former Vice President-Corporate Affairs of Outlet Broadcasting for the period from 1976 to 1987. He previously served in various administrative and creative capacities during a thirty year affiliation with Outlet Broadcasting.

JULIUS KOPPELMAN

    Mr. Koppelman has been Chairman of the Board of Harding Service Corporation ("Harding Service"), a management consulting firm, since 1985 and was previously Chairman of the Board of Harding Resources, Inc. ("Harding"), its predecessor. From 1982 to 1985, he was President of Harding. For more than five years prior to September 1981, when he retired, he was Executive Vice President and a director of RCA Corporation, a communications and electronics company. Mr. Koppelman is also a director of other companies, including Dyersburg Fabrics, Inc. and Princess House, Inc.

LEONARD LIEBERMAN

    Mr. Lieberman was elected a director of Outlet Broadcasting in 1988. Mr. Lieberman was elected on January 4, 1991 to serve as Chairman, President and Chief Executive Officer of Outlet Broadcasting until he was succeeded by Mr. Babb. Mr. Lieberman was President and Chief Executive Officer of Supermarkets General Corporation from 1983 to 1987 and was Chairman of that company from 1986 to 1987. He is also a director of other corporations, including Celestial Seasonings, Inc., Republic New York Corporation, Sonic Corp., The William Carter Company and La Petite Academy, Inc.

JAMES K. MAKRIANES

    Mr. Makrianes is a Director of Webb, Johnson Associates, an executive search firm, since March 1995. He was formerly a Partner of Ward Howell International, an executive search firm, from February 1989 to February 1995. Mr. Makrianes was President of Haley Associates, an executive recruitment firm, from 1981 to 1987, and was Chairman of the Board of that firm from 1987 to 1988.

FRANK E. RICHARDSON

    Mr. Richardson is President and a Director of Wesray Capital Corporation ("Wesray"), a private investment banking firm of which he has been an officer for over five years. He is a director of several other corporations, including Alex. Brown & Sons, Dyersburg Fabrics, Inc., New River Industries, Inc. and Sonic Corp.

FRANK E. WALSH, JR.

    Mr. Walsh has been Chairman of Wesray since August 1989. Mr. Walsh was Vice Chairman of Wesray from 1986 to 1989 and Executive Vice President of Wesray from 1984 to 1986. He has been a director of Wesray since 1984. Mr. Walsh is also a director of other companies, including Tyco Laboratories, Inc.

SOLOMON M. YAS

    Mr. Yas is a consultant in the field of Human Resources. He is a former Vice President-Human Resources of Outlet Broadcasting, having served from 1985 until retirement as of June 1, 1991. From 1964 to 1973, he was Director of Personnel for ARA Services, Inc.

    Effective with the February 2, 1996 merger of Outlet Communications with NBC, the above named executive officers and directors of Outlet Broadcasting were removed from office, except for Ms.

                                       22




                                     AIII-22

Sullivan and Messrs. Gealy and Polacek (who retained their position), and Ms. Schenck (who was elected an Assistant Secretary), and replaced with the following listed executive officers and directors:

                                    POSITION WITH                YEARS WITH
NAME                   AGE       OUTLET BROADCASTING         OUTLET BROADCASTING
- - ---------------------  ---   -----------------------------   -------------------
John Rohrbeck........  55    President                                (a)
Robert Finnerty......  52    Vice President                           (a)
Warren Jenson........  39    Vice President & Treasurer and           (a)
                               Director
Richard Cotton.......  51    Secretary and Director                   (a)
Robert C. Wright.....  52    Director                                 (a)
Edward L. Scanlon....  61    Director                                 (a)

- - ------------
 (a)  Since February 2, 1996

    Set forth below is certain information with respect to the newly elected executive officers and directors of Outlet Broadcasting:

JOHN ROHRBECK

    Mr. Rohrbeck was named President, NBC Television Stations in December 1991. From August 1984 until December 1991, Mr. Rohrbeck was President and General Manager of KNBC-TV in Los Angeles.

ROBERT FINNERTY

    Mr. Finnerty has been Vice President, Finance and Operations of NBC since December 1987.

WARREN JENSON

    Mr. Jenson was named Senior Vice President, Chief Financial Officer of NBC in July 1992. Prior to joining NBC, Mr. Jenson spent four years at General Electric, first as Staff Executive and Manager of Mergers and Acquisitions, and then as Director of GE Investor Relations.

ROBERT C. WRIGHT

    Mr. Wright has been President and Chief Executive Officer of NBC since September 1986, when he joined that company.

EDWARD L. SCANLON

    Mr. Scanlon has been Executive Vice President, Employee Relations at NBC since 1987.

RICHARD COTTON

    Mr. Cotton has been Executive Vice President and General Counsel of NBC since October 1989.

ITEM 11. EXECUTIVE COMPENSATION.

    The following table sets forth certain information with respect to compensation paid to the Chief Executive Officer and the most highly compensated executive officers as to whom the total annual salary and bonus earned exceeded $100,000 for the fiscal year ended December 31, 1995.

                                       23




                                     AIII-23

SUMMARY COMPENSATION TABLE
                                                                                                  LONG TERM COMPENSATION
                                                                                          ---------------------------------------
                                                                                                        SHARES
                                                ANNUAL COMPENSATION           OTHER       RESTRICTED  UNDERLYING        ALL
                              PRINCIPAL      --------------------------      ANNUAL         STOCK      OPTIONS         OTHER
NAME                           POSITION      YEAR   SALARY    BONUS(1)   COMPENSATION(2)  AWARDS(3)    GRANTED    COMPENSATION(4)
- - ------------------------  ------------------ ----  --------  ----------  ---------------  ----------  ----------  ---------------
James G. Babb...........  Chairman,          1995  $377,769  $5,750,000      $37,623         $  0            0        $ 4,500
                          President and      1994   331,154     225,000       22,819            0       90,000          1,848
                           Chief Executive   1993   294,615     200,000       23,014            0            0              0
                           Officer
Felix W. Oziemblewski...  Vice               1995   138,192      60,000        4,533            0            0          4,500
                          President-Chief    1994   127,819      55,000        5,542            0        8,000          1,200
                           Financial Officer 1993   121,554      60,000        8,781            0            0              0
                           and Treasurer
Douglas E. Gealy........  Vice               1995   170,481      65,000        4,915            0            0          4,500
                          President-General  1994   146,538      60,000        4,660            0       12,000          1,558
                           Manager           1993   133,077      65,000        5,101            0            0              0
                           WCMH-TV
Linda W. Sullivan.......  Vice               1995   146,385      60,000        4,347            0            0          4,500
                          President-General  1994   124,808      50,000        4,386            0       12,000          1,200
                           Manager WJAR-TV   1993   111,539      57,500        5,138            0            0              0
Adam G. Polacek.........  Vice               1995   147,349      35,000            0            0            0          1,925
                          President-General  1994    49,053      10,000            0            0       15,000              0
                           Manager           1993    N/A        N/A          N/A            N/A         N/A           N/A
                           WNCN-TV(5)

- - ------------
(1) Amounts represent incentive compensation awards except that in 1995, the amount for Mr. Babb also includes an accelerated bonus of $5,500,000 made pursuant to an agreement between Outlet Communications, Inc and Mr. Baab. Also, the amounts for 1993 include one-time bonuses of $25,000 for Mr. Babb and $15,000 each for Mr. Oziemblewski, Mr. Gealy and Ms. Sullivan, paid upon completion of a successful debt refinancing.

(2) Amounts listed represent gross-up payments for tax liabilities. Excludes perquisites and other benefits, unless the aggregate amount of these items exceeds the lesser of either $50,000 or 10 percent of the total annual salary and bonus reported for the named executive officer.

(3) As of December 31, 1995, total restricted stock awards of 71,500 shares had been made pursuant to Outlet Communications' 1992 Stock Incentive Plan. The value of the restricted stock awards shown in the table, if any, is based on the market value of the shares on the date of grant of the award, less the purchase price ($1.00 per share). The shares subject to such awards vest in three equal annual installments commencing in August 1993. As of December 31, 1995, Mr. Babb had purchased 30,000 shares, Mr. Oziemblewski and Mr. Gealy had each purchased 6,666 shares and Ms. Sullivan had purchased 3,333 shares in accordance with the terms of the original grant. Mr. Polacek has not received any restricted stock awards. As of December 31, 1995, the market value of outstanding restricted stock awards held by Mr. Babb, Mr. Oziemblewski, Mr. Gealy and Ms. Sullivan, less the purchase price ($1.00 per share), was $-0-, $154,198, $154,198 and $308,349 for unpurchased shares, respectively. No restricted stock awards were made in 1995.

(4) Amounts represent Outlet Broadcasting's contribution to the Outlet Broadcasting, Inc. 401(k) and Profit Sharing Plan.

(5) Mr. Polacek joined Outlet Broadcasting in August 1994.

STOCK OPTIONS

    Options reflected in the Summary Compensation Table were granted under the Outlet Communications 1992 Stock Incentive Plan (the "Plan") as approved by stockholders on June 25, 1992, amended April 27, 1993 and May 2, 1995. The Plan authorizes grants of either non-qualified or incentive stock options, or awards of restricted shares, to key employees. The aggregate number of shares of Common Stock available for awards under the Plan is 600,000 shares. The purpose of the Plan is to encourage stock ownership by executives and thereby increase the executives' personal interest in Outlet Broadcasting's continued success and progress. The Plan is administered by the Compensation Committee of the Board of Directors, which determines the terms of options granted, the exercise price and exercisability thereof. The Plan was terminated in connection with the NBC merger and all options

                                       24




                                     AIII-24
were accelerated and cancelled upon payment of the difference between $47.25 and the exercise price of each such option.

    There were no options granted in the last fiscal year to the executive officers named in the Summary Compensation Table.

    The following table summarizes options exercised during 1995 and shows fiscal year-end option values for the executive officers named in the Summary Compensation Table.

FISCAL YEAR-END OPTION VALUES
                                                         NUMBER OF SHARES UNDERLYING      VALUE OF UNEXERCISED
                                                           UNEXERCISED OPTIONS AT             IN-THE-MONEY
                                  SHARES                          YEAR-END               OPTIONS AT YEAR-END(2)
                                 ACQUIRED     VALUE      ---------------------------   ---------------------------
NAME                             EXERCISE   REALIZED(1)  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- - -------------------------------  --------   ----------   -----------   -------------   -----------   -------------
James G. Babb..................   120,000   $4,882,500           0              0       $       0      $       0
Felix W. Oziemblewski..........         0            0      12,667          5,333         524,010        167,990
Douglas E. Gealy...............         0            0      14,000          8,000         566,000        252,000
Linda W. Sullivan..............         0            0      10,667          8,000         419,348        252,000
Adam G. Polacek................         0            0       5,000         10,000         198,125        396,250

- - ------------
(1) Value is based on average of the bid and ask prices on the date of exercise less the exercise price.

(2) Value is based on the last sales price per share ($47.25) on December 29, 1995, as reported on the NASDAQ National Market System, less the applicable option price.

RETIREMENT PLANS

    Outlet Broadcasting maintains a non-contributory qualified retirement plan (the "Retirement Plan") for the benefit of its employees, including the individuals named in the Summary Compensation Table. As of August 31, 1994 (the "Curtailment Date"), Outlet Broadcasting curtailed the Retirement Plan and suspended the accrual of further benefits for all employees. The following table shows the estimated annual benefits payable upon retirement to persons in specified salary and bonus levels and years of credited service.

COMPENSATION                        YEARS OF SERVICE
- - ------------     -------------------------------------------------------
                   15          20          25          30          35
                 -------     -------     -------     -------     -------
  $125,000       $28,125     $37,500     $46,875     $56,250     $65,625
   150,000        33,750      45,000      56,250      67,500      78,750
   175,000        39,375      52,500      65,625      78,750      91,875
   200,000        45,000      60,000      75,000      90,000     105,000
   225,000        50,625      67,500      84,375     101,250     118,125
   250,000        56,250      75,000      93,750     112,500     120,000*
   300,000        67,500      90,000     112,500     120,000*    120,000*
   400,000        90,000     120,000     120,000*    120,000*    120,000*
   450,000       101,250     120,000*    120,000*    120,000*    120,000*
   500,000       112,500     120,000*    120,000*    120,000*    120,000*
   600,000       120,000*    120,000*    120,000*    120,000*    120,000*

- - ------------
* Maximum annual benefit permitted under Section 415 of the Internal Revenue
  Code.

Note--The estimated annual benefits shown in the above table may be further limited due to the provisions of section 401(a)(17) of the Internal Revenue Code.

                                       25




                                     AIII-25

    The amounts payable shown in the preceding table are based on the following assumptions: (i) the individual shall have retired at the normal retirement age of 65, (ii) "compensation" is the average of the covered compensation paid to such individual during the three calendar years in which salary is the highest,
(iii) covered compensation is salary and bonuses paid to Retirement Plan participants through the Curtailment Date (which amounts are included in the Salary and Bonus columns of the Summary Compensation Table), and (iv) benefits are paid in the form of a straight-life annuity.

    In addition to the Retirement Plan, the individuals named in the Summary Compensation Table also participate in a non-qualified supplemental retirement plan (the "Supplemental Plan") which provides a supplemental benefit based on a percentage of final average compensation and years of service, less benefits paid under the Retirement Plan and Social Security benefits. The following table shows the estimated annual benefits payable under the Supplemental Plan to persons in the specified salary and bonus levels and years of credited service.

COMPENSATION                           YEARS OF SERVICE
- - ------------     ------------------------------------------------------------
                    15           20           25           30           35
                 --------     --------     --------     --------     --------
  $125,000       $ 21,875     $ 25,000     $ 15,625     $  6,250     $      0
   150,000         26,250       30,000       18,750        7,500            0
   175,000         30,625       35,000       21,875        8,750            0
   200,000         35,000       40,000       25,000       10,000            0
   225,000         39,375       45,000       28,125       11,250            0
   250,000         43,750       50,000       31,250       12,500        5,000
   300,000         52,500       60,000       37,500       30,000       30,000
   400,000         70,000       80,000       80,000       80,000       80,000
   450,000         78,750      105,000      105,000      105,000      105,000
   500,000         87,500      130,000      130,000      130,000      130,000
   600,000        120,000      180,000      180,000      180,000      180,000

    The amounts payable shown in the above table are based on the following assumptions: (i) the individual shall have retired at the normal age of 65, (ii) "compensation" is the average salary paid to such individual during the three calendar years in which salary is the highest in the five years prior to retirement, plus the average Executive Incentive Compensation award for the highest three years during the ten years prior to retirement, (iii) benefits are paid in the form of a straight-line annuity, (iv) estimated annual payments are after deduction for Retirement Plan benefits, but before any deduction for Social Security benefits. Covered compensation under the Supplemental Plan is also included in the Salary and Bonus columns of the Summary Compensation Table.

    As of December 31, 1995, for purposes of computing benefits under the Retirement Plan and the Supplemental Plan, Mr. Babb has 3.4 years of service, Mr. Oziemblewski has 25.9 years, Ms. Sullivan has 9.4 years, Mr. Gealy has 3.2 years and Mr. Polacek has -0- years.

    On September 1, 1994 Outlet Broadcasting adopted the Outlet Broadcasting, Inc. 401(k) and Profit Sharing Plan (the "401(k) Plan"). This plan is a qualified 401(k) deferred compensation plan whose purpose is to enable eligible employees to save for retirement. Eligible employees are those employees who are not covered by a collective bargaining agreement, unless the agreement allows for participation in the 401(k) Plan, and who have completed one year of service and have attained age 21.

    Eligible employees may contribute up to the lesser of 15% of taxable compensation in each calendar year, excluding the taxable value of stock options, fringe benefits or moving and other expense reimbursements, or $9,240. All employee contributions are allocated to the employee's individual account and, at the employee's election, are invested in money market, fixed income or equity funds. Outlet Broadcasting will make matching contributions in an amount equal to 25% of the employee contributions but subject to a maximum employee contribution of 6% of eligible compensation. Outlet

                                       26




                                     AIII-26

Broadcasting's matching contributions vest with the employee at the rate of 20% for each year of service. Outlet Broadcasting may also make annual discretionary profit sharing contributions in an amount to be determined by the Board of Directors at the end of each calendar year. The maximum contributions allowed are limited by regulations promulgated under the Internal Revenue Code.

EMPLOYMENT CONTRACTS

    Mr. James G. Babb entered into an employment agreement as Chairman, President and Chief Executive Officer, effective January 1, 1993, for a term of five years, as amended. The agreement provides for a base salary of $385,000, as adjusted. The agreement also provides that Mr. Babb will be a participant in the Executive Incentive Compensation Plan and that he will be eligible to receive awards of stock options under Outlet Communications' stock option plans.

    Mr. Babb was further eligible to receive additional compensation in the event of a merger or sale of assets pursuant to which Outlet Communications' stockholders receive value in excess of $9 per share. Such provision specifies that Mr. Babb is to receive on the closing date of such merger or sale an amount in cash equal to 2% of the aggregate amount by which the per share cash price paid in a merger or sale exceeds $9.00 per share, up to $12.00 per share, and 3% of the aggregate amount by which the per share cash price paid exceeds $12.00 per share. Based on the total number of shares of Outlet Communications Common Stock outstanding at the time of merger with NBC, Mr. Babb would have been entitled to receive at closing a total of approximately $7,514,868 under this provision. On December 14, 1995, the Board of Directors, with the approval of NBC, authorized the unconditional acceleration of all of Mr. Babb's stock options and the unconditional payment to him of $5,500,000. Such payment of $5,500,000 was made prior to December 31, 1995, was not conditioned upon the closing of the merger, and reduced the amount to which he would have been entitled in the event of the merger as described above.

    In the event of termination without cause, Outlet Broadcasting will pay Mr. Babb his compensation for twelve months or the remaining portion of his employment period, whichever is greater. On February 2, 1996, upon the consummation of the merger of Outlet Communications with NBC, Mr. Babb's employment contract was terminated and Mr. Babb received compensation in the amount of $1,110,230 for the remaining portion of his employment period.

    Mr. Douglas E. Gealy entered into an employment agreement as Vice President-General Manager of WCMH-TV in May 1993 which remains in effect until April 30, 1996. The contract provides for a base salary of $175,000 per annum, as adjusted, and also provides that the employee will be a participant in the Executive Incentive Compensation Plan. Ms. Sullivan entered into an employment agreement as Vice President-General Manager of WJAR-TV, effective January 1, 1995, which remains in effect until December 31, 1996. The agreement provides for a base salary of $150,000 and also provides that the employee will be a participant in the Executive Incentive Compensation Plan. The employment contract of Mr. Oziemblewski with Outlet Broadcasting expired as of March 31, 1992. The contract provides, however, that if employment is terminated other than for cause, death or disability within a five-year period following the term of the contract, Outlet Broadcasting will pay a minimum of one year base salary as severance payment. At December 31, 1995 this amounted to $140,000. In the event of a merger of Outlet Communications or Outlet Broadcasting, or acquisition of 50% of their voting securities, or any other change in control, the contracts are deemed to have been assigned to the successor entity.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Koppelman served as Chairman and Messrs. Butler, Richardson and Walsh and Ms. Baldrige served as members of the Compensation Committee of the Board. No member of the Compensation Committee is a current or former officer or employee of Outlet Broadcasting or any of its subsidiaries.

                                       27




                                     AIII-27

All members of the Compensation Committee except Ms. Baldrige were designated by Wesray pursuant to the Stockholders' Agreement described below under "Certain Relationships and Related Transactions-Stockholders' Agreement."

    Messrs. Richardson and Walsh are stockholders and Messrs. Koppelman, Richardson and Walsh are directors of Harding Service, which provided management consulting services to Outlet Broadcasting pursuant to an agreement entered into in July 1986. Under the agreement, Harding Service agreed to provide Outlet Broadcasting with general management, corporate finance, marketing and business investment advice until July 1996. Such advice included reviewing capital and operating budgets, capital appropriations, executive compensation and employee incentive programs, business strategies, budgeting and forecasting, and general corporate planning and financial oversight. Harding Service provides management consulting services to several other entities affiliated with Wesray. In consideration of the consulting services, Outlet Broadcasting agreed to pay consulting services fees equal to 0.333% of annual gross revenues to Harding Service, which fees totalled $264,095 in 1995. This agreement was entered into when Outlet Communications was privately held and may not be on terms as favorable to Outlet Broadcasting as could have been obtained from an unaffiliated party. As a condition of the closing of the merger of Outlet Communications with NBC, the agreement with Harding Service was cancelled as of February 2, 1996.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

    All of the issued and outstanding shares of capital stock of Outlet Broadcasting are owned by Outlet Communications.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

    Stockholders' Agreement Outlet Communications, Outlet Broadcasting, and each of Outlet Communications' original stockholders (including MBL Life Assurance Corp., successor to Mutual Benefit) and certain of their successors and assigns were parties to a stockholders' agreement (the "Stockholders' Agreement"). The Stockholders' Agreement required that the stockholders party to the Stockholders' Agreement vote their shares to fix the number of directors of Outlet Communications at 14 and elect as directors five persons designated by certain management stockholders (the "Management Stockholders") and nine persons designated by the stockholders affiliated with Wesray (the "Wesray Stockholders"). The following persons were parties to the Stockholders'
Agreement: Hugh J. Byrnes, Richard D. Ferrier, Maria E. Ferrier, The Hartington Trust, Keith Hightower, John D. Howard, Julius Koppelman, Frank H. Pearl and selected trust, Frank E. Richardson, E. Burke Ross, Jr., William E. Simon, Manfred L. Steyn, Henrik N. Vanderlip, The OCI Trust, (Wesray Stockholders), Reginald Butts, Steve J. Caminis, Charles G. Conklin, Estate of David E. Henderson and related trusts, Frederick R. Griffiths, Thomas J. Mosher, Felix W. Oziemblewski, Gerald T. Plemmons, Josephine Renola, Garland R. Robinson, John D. Sawhill, Gerald Scher, Mara L. Snodgrass, Solomon M. Yas, Joseph A. Young (Management Stockholders) and MBL Life Assurance Corp. MBL Life Assurance Corp. is the transferee of certain assets formerly held by Mutual Benefit, including the holdings of Mutual Benefit in Outlet Communications' Common Stock. Mutual Benefit was placed in rehabilitation by the New Jersey Commissioner of Insurance on July 16, 1991.

    The Stockholders' Agreement also provided that each stockholder and MBL Life Assurance Corp. may not agree to sell any securities to a buyer who would as a result of such purchase own more than 50% of the outstanding Common Stock of Outlet Communications unless prior to such sale the buyer agreed to be bound by the Stockholders' Agreement and afford each stockholder the opportunity to sell a pro rata portion of his shares on the same terms and conditions.

    The Stockholders' Agreement provided that it would terminate on the earlier of (i) December 9, 1996; (ii) the date that the Wesray Stockholders, Management Stockholders and MBL Life Assurance

                                       28




                                     AIII-28

Corp. own an aggregate of less than 50% of Outlet Communications issued and outstanding Common Stock; and (iii) the date of an event of bankruptcy or insolvency of Outlet Communications or Outlet Broadcasting or foreclosure or similar actions or proceedings by the senior bank lender. Upon consummation of the merger of Outlet Communications with NBC, on February 2, 1996, the Stockholders' Agreement was terminated.

    Management Consulting Agreement In July 1986, Outlet Broadcasting entered into an agreement for management consulting services with Harding Service, of which Mr. Richardson and Mr. Walsh are stockholders and Messrs. Koppelman, Richardson and Walsh are directors. For a description of the agreement with Harding Service, see "Compensation Committee Interlocks and Insider Participation."

    Transactions with the Law Firm of Hinckley, Allen & Snyder The law firm of Hinckley, Allen & Snyder of which Mr. Stephen J. Carlotti, a former director of Outlet Broadcasting, is Managing Partner, provided legal services to Outlet Broadcasting during fiscal year 1995.

FUTURE TRANSACTIONS WITH AFFILIATES

    It is the policy of Outlet Broadcasting with respect to future transactions with persons or entities affiliated with officers, directors, employees, or stockholders of Outlet Broadcasting which relate to the operation of the business of Outlet Broadcasting, that any such transactions shall be on terms no less favorable to Outlet Broadcasting than could have reasonably been obtained in arms-length transactions with independent third parties.

                                       29




                                     AIII-29

                                    PART IV

ITEM 14. EXHIBIT, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

    (a).  (1) Financial Statements and Schedules

    The following Consolidated Financial Statements of Outlet Broadcasting, Inc., appear on pages F-1 through F-23 hereof.

      Consolidated Balance Sheets as of December 31, 1995, and 1994.

      Consolidated Statements of Income for the years ended December 31, 1995, 1994 and 1993.

      Consolidated Statements of Stockholders' Equity for the years ended December 31, 1995, 1994 and 1993.

      Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1994 and 1993.

      Notes to Consolidated Financial Statements--December 31, 1995.

       (2) The following Financial Statement Schedules of Outlet Broadcasting, Inc. are included herein.

    For the years ended December 31, 1995, 1994 and 1993:

PAGE HEREIN                               SCHEDULE
- - ------------  -----------------------------------------------------------------
    S-1                Schedule II--Valuation and Qualifying Accounts

    All supporting schedules other than the above have been omitted because they are not required or the information to be set forth therein is included in the financial statements or in the notes thereto.

    (b). Reports on Form 8-K.

    A report on Form 8-K dated February 2, 1996 was filed regarding (i) change in control of Outlet Broadcasting upon the merger of Outlet Communications into a subsidiary of NBC on February 2, 1996, (ii) the termination of Outlet Broadcasting's Credit and Guaranty Agreement with a bank upon full payment of Outlet Broadcasting's obligations and liabilities to such bank by NBC and General Electric Company and (iii) Outlet Broadcasting's intent to offer to repurchase its outstanding 10 7/8% Senior Subordinated Notes at 101% of principal amount plus accrued interest.

    (c). Exhibits (an exhibit index immediately preceding the exhibits indicates the page number where each exhibit can be found).

    Outlet Broadcasting will furnish, upon request, any exhibit listed herein upon the payment of a fee not to exceed reasonable expenses incurred by Outlet Broadcasting in furnishing such exhibit.

  3. (a) Certificate of Incorporation*, as amended, December 17, 1987;** and September 19, 1989;***
     (b)  Amended and Restated By-Laws, dated February 2,1996;************
  4. Indenture, dated as of July 8, 1993 between Outlet Broadcasting, Inc. and Bankers Trust Company, as Trustee, governing Outlet Broadcasting, Inc. 10 7/8% Senior Subordinated Notes Due 2003;***

                                       30




                                     AIII-30

10. Material contracts:
     (a) Agreement for Management Consulting Services, dated July 31, 1986, by and between Harding Service Corporation and Outlet Communications, Inc.;*(1)
     (b)(i) Stockholders' Agreement, dated December 10, 1986, by and among Outlet Communications, Inc.; Outlet Broadcasting, Inc. and the persons named therein (the Stockholders' Agreement);***
     (b)(ii) Amendment No. 1, dated as of December 1, 1987, to the Stockholders' Agreement;***
     (b)(iii) Agreement dated July 26, 1988, by and among Outlet Communications, Inc.; Outlet Broadcasting, Inc. and the persons named therein amending the Stockholders' Agreement;***
     (c) Credit and Guaranty Agreement dated as of June 28, 1993 among Outlet Broadcasting, Inc. and Outlet Communications, Inc. and Fleet National Bank;***
     (d)        Supplemental Retirement Plan;***(1)
     (e) 1992 Stock Incentive Plan, as amended and restated;*** as amended May 2, 1995***********(1)
     (f)(i) Employment Agreement, dated April 1, 1989, among Felix W. Oziemblewski and Outlet Broadcasting, Inc. and Outlet Communications, Inc.;****(1)
     (f)(ii) Employment Agreement, dated January 1, 1995, among Linda Sullivan and Outlet Broadcasting, Inc. and Outlet Communications, Inc.;********(1)
     (f)(iii) Employment Agreement, dated May 1, 1993 among Douglas E. Gealy and Outlet Broadcasting, Inc. and Outlet Communications, Inc.***(1)
     (f)(iv) Employment Agreement, dated January 1, 1993, between James G. Babb and Outlet Communications, Inc.;****** as amended December 17, 1993;*******(1)
     (f)(v) Employment Agreement, dated January 1, 1995, among Adam G. Polacek and Outlet Broadcasting, Inc. and Outlet Communications, Inc.;********(1)
     (f)(vi) Employment Agreement, dated January 1, 1995 among Steven Soldinger and Outlet Broadcasting, Inc. and Outlet Communications, Inc.********(1)
     (f)(vii)   Agreement dated December 27, 1995 between Outlet
                Communications, Inc. and James G. Babb************(1)
     (g) Lease Agreement dated as of September 27, 1982 between WBNS-TV and Outlet Broadcasting, Inc. regarding tower facility of WCMH;***
     (h) Station Affiliation Agreement, dated as of September 1, 1994, between WB Communications and Outlet Broadcasting;********
     (i) Time Brokerage Agreement dated as of March 18, 1994 among Outlet Broadcasting, Inc. and Fant Broadcasting Company of Ohio, Inc. and Outlet Communications, Inc.********
     (j) Press Release, dated March 21, 1995, announcing the retention of a financial advisor to explore strategic alternatives.********
     (k) Merger Agreement dated as of June 30, 1995, among Renaissance Communications, Corp., Renaissance Communications Acquisition Corp., and Outlet Communications, Inc.*********
     (l) Merger Agreement dated as of August 2, 1995, among National Broadcasting Company, Inc., CO Acquisition Corporation and Outlet Communications, Inc.**********
     (m) Time Brokerage Agreement dated as of December 14, 1994, among Outlet Broadcasting, Inc. and BAF Enterprises, Inc. and Fant Broadcasting Company of Ohio, Inc.************

22. Subsidiaries of the Registrant:
                Outlet Productions, Inc.; Biltout, Inc.; and WATL-TV Pro Wrestling, Inc.

                                       31




                                     AIII-31

- - ------------

            * Incorporated by reference from the Registration Statement on Form S-1, Registration No. 33-9442, declared effective by the Securities and Exchange Commission on January 21, 1987.

           ** Incorporated by reference from Current Report on Form 10-K for the year ended December 31, 1987.

          *** Incorporated by reference from Outlet Broadcasting, Inc. Registration Statement on Form S-1, Registration No. 33-62292, declared effective by the Securities and Exchange Commission on July 8, 1993.

         **** Incorporated by reference from Annual Report on Form 10-K for the year ended December 31, 1989.

        ***** Incorporated by reference from Annual Report on Form 10-K for the year ended December 31, 1990.

       ****** Incorporated by reference from Annual Report on Form 10-K for the year ended December 31, 1992.

      ******* Incorporated by reference from Annual Report on Form 10-K for the year ended December 31, 1993.

     ******** Incorporated by reference from Annual Report on Form 10-K for the year ended December 31, 1994.

    *********  Incorporated by reference from Current Report on Form 8-K dated June 30, 1995.

   **********  Incorporated by reference from Current Report on Form 8-K dated August 2, 1995.

  ***********  Incorporated by reference from the Definitive 14A Proxy
               Statement filed by Outlet Communications, Inc. on March 30,
               1995.

 ************  Filed herewith.

(1) Management contract or compensatory plan or arrangement.

                                       32




                                     AIII-32

                                   SIGNATURE

    Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this amendment to Form 10-K to be signed on its behalf by the undersigned, thereunto duly authorized.

                                          OUTLET BROADCASTING, INC.

Dated: April 1, 1996
                                          By:       /s/ ROBERT FINNERTY
                                              ..................................
                                              Name: Robert Finnerty
                                             Title: Vice President

                                       33




                                     AIII-33

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
  OUTLET BROADCASTING, INC.

    We have audited the accompanying consolidated balance sheets of Outlet Broadcasting, Inc. and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholder's equity, and cash flows for each of the three years in the period ended December 31, 1995. Our audits also included the financial statement schedule listed in the Index at Item 14(a). These financial statements and the schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Outlet Broadcasting, Inc. and subsidiaries at December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

    As discussed in Notes 5 and 10 to the financial statements, in 1993 the Company changed its method of accounting for income taxes and postretirement benefits other than pensions.

                                          ERNST & YOUNG LLP

Providence, Rhode Island
February 19, 1996

                                      F-1




                                     AIII-34

                           OUTLET BROADCASTING, INC.
                          CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31
                                                   ----------------------------
                                                       1995            1994
                                                   ------------    ------------
    ASSETS
Current Assets
  Cash and cash equivalents.....................   $    889,000    $  7,840,000
  Trade accounts receivable, less allowance
    for doubtful accounts of $450,000 in 1995
    and $321,000 in 1994........................     16,573,000      13,640,000
  Film contract rights..........................      3,148,000       3,350,000
  Other current assets..........................      1,154,000       1,171,000
                                                   ------------    ------------
Total Current Assets............................     21,764,764      26,001,000
Other Assets
  Film contract rights..........................        346,000       1,012,000
  Deferred financing costs and other............      3,480,000       3,399,000
                                                   ------------    ------------
                                                      3,826,000       4,411,000
Property and Equipment
  Land..........................................      1,899,000       1,899,000
  Buildings.....................................     11,633,000      10,967,000
  Fixtures and equipment........................     45,672,000      36,766,000
                                                   ------------    ------------
                                                     59,204,000      49,632,000
  Less accumulated depreciation.................     29,728,000      27,115,000
                                                   ------------    ------------
                                                     29,476,000      22,517,000
Intangible Assets...............................     74,479,000      76,999,000
                                                   ------------    ------------
                                                   $129,545,000    $129,928,000
                                                   ------------    ------------
                                                   ------------    ------------
    LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
  Trade accounts payable........................   $  1,492,000    $    801,000
  Accrued expenses..............................     11,522,000      10,394,000
  Film contracts payable........................      3,814,000       4,174,000
  Deferred revenue..............................        833,000         833,000
  Federal and state income taxes................      1,537,000       2,724,000
  Current portion of long-term debt.............      5,000,000       4,500,000
                                                   ------------    ------------
Total Current Liabilities.......................     24,198,000      23,426,000
Long-Term Debt
  Loan payable..................................     10,000,000      15,000,000
  Notes payable.................................     60,000,000      60,000,000
                                                   ------------    ------------
                                                     70,000,000      75,000,000
Other Liabilities
  Film contracts payable........................      1,007,000       1,019,000
  Unfunded pensions.............................      2,242,000       2,355,000
  Deferred revenue..............................      3,056,000       3,889,000
  Deferred income taxes.........................      3,564,000       4,403,000
  Other.........................................      3,057,000       3,432,000
                                                   ------------    ------------
                                                     12,926,000      15,098,000
Stockholder's Equity
  Capital stock.................................         10,000          10,000
  Capital surplus...............................     35,605,000      32,532,000
  Accumulated deficit...........................    (12,699,000)    (16,138,000)
  Pension liability adjustment..................       (495,000)        --
                                                   ------------    ------------
                                                     22,421,000      16,404,000
                                                   ------------    ------------
                                                   $129,545,000    $129,928,000
                                                   ------------    ------------
                                                   ------------    ------------

                            See accompanying notes.

                                      F-2




                                     AIII-35

                           OUTLET BROADCASTING, INC.
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                YEAR ENDED DECEMBER 31
                                                       -----------------------------------------
                                                          1995           1994           1993
                                                       -----------    -----------    -----------
Net revenue.........................................   $66,210,000    $59,442,000    $46,952,000
Operating expenses:
  Technical, programming and news...................    23,784,000     20,113,000     18,035,000
  Selling, general and administrative...............    16,792,000     13,774,000     11,641,000
  Depreciation......................................     3,347,000      2,775,000      2,488,000
  Amortization of intangibles.......................     2,520,000      2,605,000      2,360,000
                                                       -----------    -----------    -----------
                                                        46,443,000     39,267,000     34,524,000
                                                       -----------    -----------    -----------
Operating income....................................    19,767,000     20,175,000     12,428,000
Interest expense:
  Loan and notes payable............................    (8,505,000)    (8,467,000)    (7,392,000)
  Note payable to shareholder.......................                                  (4,016,000)
  Other income (expense):
    Interest income.................................       382,000        141,000        239,000
    Other income....................................     1,246,000        276,000      1,694,000
    Other expense...................................    (1,118,000)      (896,000)      (611,000)
                                                       -----------    -----------    -----------
Total interest and other income (expense)...........    (7,995,000)    (8,946,000)   (10,086,000)
Income before income taxes, extraordinary loss and
  cumulative effect of change in accounting
  principle.........................................    11,772,000     11,229,000      2,342,000
Income taxes........................................     3,600,000        660,000        316,000
                                                       -----------    -----------    -----------
Income before extraordinary loss and cumulative
  effect of change in accounting principle..........     8,172,000     10,569,000      2,026,000
Extraordinary loss, net.............................    (4,733,000)                   (1,826,000)
Cumulative effect of change in method of accounting
  for income taxes..................................                                   4,434,000
                                                       -----------    -----------    -----------
Net income..........................................   $ 3,439,000    $10,569,000    $ 4,634,000
                                                       -----------    -----------    -----------
                                                       -----------    -----------    -----------
Income per share:
  Before extraordinary loss and cumulative effect of
    change in accounting principle..................   $      8.17    $     10.57    $      2.03
  Extraordinary loss, net...........................         (4.73)                        (1.83)
  Cumulative effect of change in method of
    accounting for income taxes.....................                                        4.43
                                                       -----------    -----------    -----------
Net income per share................................   $      3.44    $     10.57    $      4.63
                                                       -----------    -----------    -----------
                                                       -----------    -----------    -----------

                            See accompanying notes.

                                      F-3




                                     AIII-36

                           OUTLET BROADCASTING, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

                                 CLASS A COMMON
                                      STOCK
                               -------------------
                                                                                   PENSION
                               NUMBER OF     PAR       CAPITAL     ACCUMULATED    LIABILITY
                                SHARES      VALUE      SURPLUS       DEFICIT      ADJUSTMENT      TOTAL
                               ---------   -------   -----------   ------------   ----------   -----------

Balances at December 31,
1992.........................  1,000,000   $10,000   $32,444,000   $(31,341,000)               $ 1,113,000
Contribution of capital......                             38,000                                    38,000
Net income...................                                         4,634,000                  4,634,000
                               ---------   -------   -----------   ------------   ----------   -----------
Balances at December 31,
1993.........................  1,000,000    10,000    32,482,000    (26,707,000)                 5,785,000
Contribution of capital......                             50,000                                    50,000
Net income...................                                        10,569,000                 10,569,000
                               ---------   -------   -----------   ------------   ----------   -----------
Balances at December 31,
1994.........................  1,000,000    10,000    32,532,000    (16,138,000)                16,404,000
Contribution of capital......                          3,073,000                                 3,073,000
Net income...................                                         3,439,000                  3,439,000
Pension liability
adjustment...................                                                     $ (495,000)     (495,000)
                               ---------   -------   -----------   ------------   ----------   -----------
Balances at December 31,
1995.........................  1,000,000   $10,000   $35,605,000   $(12,699,000)  $ (495,000)  $22,421,000
                               ---------   -------   -----------   ------------   ----------   -----------
                               ---------   -------   -----------   ------------   ----------   -----------

                            See accompanying notes.

                                      F-4




                                     AIII-37

                           OUTLET BROADCASTING, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31
                                                       -----------------------------------------
                                                          1995           1994           1993
                                                       -----------    -----------    -----------
Operations:
Net income..........................................   $ 3,439,000    $10,569,000    $ 4,634,000
Adjustments to reconcile net income to net cash
  provided by operations:
    Depreciation and amortization...................     5,867,000      5,380,000      4,848,000
    Amortization of other assets....................       365,000        365,000        272,000
    Accretion of debt discount......................                                     649,000
    Change in accounting principle..................                                  (4,434,000)
    Extraordinary loss--net.........................                                   1,826,000
    Increase (decrease) in deferred taxes...........     1,150,000       (151,000)     1,186,000
    Increase in accounts receivable.................    (2,933,000)    (2,800,000)    (1,010,000)
    Amortization of film contract rights and
      valuation adjustments.........................     6,540,000      5,662,000      5,633,000
    Increase in prepaid film contract rights........    (5,672,000)    (4,149,000)    (4,672,000)
    (Increase) decrease in other current assets.....        17,000       (369,000)       395,000
    Increase (decrease) in accounts payable and
      accrued expenses..............................     2,435,000      2,148,000     (3,575,000)
    Decrease in film contracts payable..............      (372,000)    (1,773,000)      (409,000)
    (Decrease) increase in deferred revenue               (833,000)     4,722,000
    (Decrease) increase in income taxes payable.....    (1,187,000)       524,000       (984,000)
    Other...........................................      (872,000)      (662,000)      (487,000)
                                                       -----------    -----------    -----------
Net Cash Provided by Operations.....................     7,944,000     19,466,000      3,872,000

Investing:
Capital expenditures--net of disposals............    (10,307,000)    (3,385,000)     (5,907,000)
Investment in time brokerage agreements...........       (556,000)    (1,055,000)
Acquisition of broadcast station..................                    (5,478,000)
Other.............................................                       (14,000)
                                                     ------------    -----------    ------------
Net Cash Used by Investing........................    (10,863,000)    (9,932,000)     (5,907,000)
Financing:
Issuance of notes payable.........................                                    60,000,000
Proceeds from issuance of term loan...............                                    25,000,000
Payment of loan payable...........................     (4,500,000)    (3,500,000)     (2,000,000)
Payment of long-term debt.........................                                   (44,150,000)
Redemption of note payable to shareholder.........                                   (43,946,000)
Contribution of capital...........................        468,000         50,000          38,000
Debt refinancing costs............................                                    (3,151,000)
Premium on debt refinancing.......................                                    (2,207,000)
                                                     ------------    -----------    ------------
Net Cash Used by Financing........................     (4,032,000)    (3,450,000)    (10,416,000)
                                                     ------------    -----------    ------------
Net (decrease) increase in cash and cash
  equivalents.....................................     (6,951,000)     6,084,000     (12,451,000)
Cash and cash equivalents at beginning of year....      7,840,000      1,756,000      14,207,000
                                                     ------------    -----------    ------------
Cash and Cash Equivalents at End of Year..........   $    889,000    $ 7,840,000    $  1,756,000
                                                     ------------    -----------    ------------
                                                     ------------    -----------    ------------

                            See accompanying notes.

                                      F-5




                                     AIII-38

                           OUTLET BROADCASTING, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

1. BASIS OF PRESENTATION

    Outlet Broadcasting, Inc. (the Company) is a wholly-owned subsidiary of Outlet Communications, Inc. (the Parent Company). The consolidated financial statements include the accounts of Outlet Broadcasting, Inc. and its wholly-owned subsidiaries. All material intercompany accounts are eliminated.

    The Company's operations consist of three owned television stations and one television station operated under a time brokerage agreement. The owned stations include two NBC network-affiliated VHF television stations and one NBC network-affiliated UHF television station. The two VHF television stations are WJAR, which serves the Providence, Rhode Island-New Bedford, Massachusetts area and WCMH, which serves the Columbus, Ohio area. The UHF television station is WNCN, which services the Raleigh-Durham (Fayetteville, Goldsboro and Rocky Mount), North Carolina market area. The Company also operates UHF television station WWHO, Chillicothe, Ohio, under a time brokerage agreement with that station's licensee.

2. MERGER WITH NATIONAL BROADCASTING COMPANY, INC.

    On August 2, 1995, the Parent Company executed a definitive merger agreement with the National Broadcasting Company, Inc. ("NBC") providing for a transaction in which NBC would acquire the Parent Company and the Parent Company's stockholders would receive $47.25 per common share in cash. The merger agreement was approved by the Parent Company's Board of Directors and by the holders of a majority of the Parent Company's outstanding common stock. The transaction closed on February 2, 1996. (See Note 9)

3. SIGNIFICANT ACCOUNTING POLICIES

REVENUES

    Broadcasting stations derive revenue from the sale of program time and spot announcements to local, regional and national advertisers, and from compensation received from carrying network programs and commercials. Advertising revenue and network compensation are recognized in the period during which the program time and spot announcements are broadcast. Revenue is also derived from the production of film and taping of advertising materials. Production revenue is recognized in the period when the service is provided.

    Deferred revenue represents a one-time payment received upon renewal of the Company's affiliation with NBC and is being amortized into revenue over the term of the affiliation. The amount of deferred revenue to be amortized over the ensuing period of twelve months is included in current liabilities.

FILM CONTRACT RIGHTS

    Film contract rights are recorded when the license period begins and the program is available for showing. The costs of film contract rights are amortized on accelerated methods over the contract period or as the program is used, whichever provides the greater amortization on an accumulated basis. The costs of programs expected to be used within one year are classified as a current asset. Payments for film contracts are made pursuant to contractual terms over periods that are generally shorter than the lives of the rights.

                                      F-6




                                     AIII-39

                           OUTLET BROADCASTING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

3. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation is calculated on the straight-line basis over the estimated useful lives of the property and equipment varying from 3 to 40 years.

INTANGIBLE ASSETS

    Intangible assets primarily include network affiliation agreements, station licenses and goodwill, and are being amortized using the straight-line method up to 40 years.

INCOME PER SHARE

    Income per share is computed by dividing net income by the weighted average number of shares of common stock--1,000,000 shares.

CASH EQUIVALENTS

    Cash equivalents include highly liquid investments with a maturity of three months or less when purchased.

ADVERTISING

    The Company expenses advertising costs as incurred. Advertising expense was $1,447,000, $1,139,000, and $775,000 for the years ended December 31, 1995, 1994 and 1993, respectively.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual amounts could differ from those estimates.

CONCENTRATION OF CREDIT RISK

    The Company operates television stations which serve the following markets:
Columbus and Chillicothe, Ohio; Providence, Rhode Island--New Bedford, Massachusetts and Raleigh--Durham (Fayetteville, Goldsboro and Rocky Mount), North Carolina. The Company grants credit to customers, substantially all of whom are either local advertisers within these markets or national advertising agencies.

RECENTLY ISSUED ACCOUNTING STANDARDS

    The Company has estimated that the impact of adopting recently issued accounting standards with delayed effective dates on the Company's financial statements will not be material.

4. ACQUISITION AND TIME BROKERAGE AGREEMENTS

    In March 1994, the Company entered into a time brokerage agreement ("TBA") with the licensee of UHF television station WWHO, Chillicothe, Ohio. Under the agreement, the Company will serve as a broker for the sale of WWHO's advertising time and provide it with certain programming and operating capabilities. The Company's obligations commenced April 18, 1994 and, since that date, results of operations for WWHO are included with those of the Company. The Company made an

                                      F-7




                                     AIII-40

                           OUTLET BROADCASTING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. ACQUISITION AND TIME BROKERAGE AGREEMENTS--(CONTINUED)

initial investment in the TBA of $1,055,000 which included an option, valued at $475,000, to purchase the station. The total investment is being amortized over the initial ten-year term of the TBA. In addition, the Company agreed to reimburse the licensee for certain annual operating expenses and debt service which totaled $603,000 and $392,000 during 1995 and 1994, respectively. The Company has also agreed to pay the licensee specified percentages of net operating income (as defined in the TBA) after the Company recovers its aggregate investment, excluding the option. There were no such payments required in 1995 and 1994. The TBA will automatically renew for two additional periods of five years unless canceled by the Company.

    In December 1994, the Company entered into a TBA with the licensee of UHF television station WLWC (formerly WFDG), New Bedford, Massachusetts; the terms of which are similar to the TBA described above. This station has not yet commenced operations. Under the TBA, the Company is required to spend up to $4 million for construction of improvements to the station of which $1,151,000 has been expended as of December 31, 1995. The Company is also required to make an initial investment in the TBA of $1,172,500, which includes an option, valued at $512,500, to purchase the station. As of December 31, 1995, the Company has made the payment associated with the purchase option.

    On August 10, 1994, the Company purchased the assets and broadcast license of television station WNCN for an aggregate price of $5,478,000. WNCN is licensed to Goldsboro, NC, and broadcasts in the Raleigh--Durham (Fayetteville, Goldsboro and Rocky Mount), North Carolina market area. Funds for the acquisition were provided by the Company's internal operations. The transaction was accounted for using the purchase method of accounting. Results of operations for WNCN are included with those of the Company subsequent to the date of acquisition. Pro forma net revenue, net income and net income per share would not have been significantly different from the actual historical results.

                                      F-8




                                     AIII-41

                           OUTLET BROADCASTING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. INCOME TAXES

    The components of income tax expense (benefit) for the years ended December 31 are as follows:

                                                      1995      1994      1993
                                                     -------    -----    ------
                                                       (DOLLARS IN THOUSANDS)
Current:
  Federal.........................................   $   255    $ 531    $ (870)
  State...........................................       450      280
                                                     -------    -----    ------
                                                         705      811      (870)
Deferred:
  Federal.........................................     2,790      (70)    1,265
  State...........................................       105      (81)      (79)
                                                     -------    -----    ------
                                                       2,895     (151)    1,186
                                                     -------    -----    ------
                                                       3,600      660       316
Extraordinary items:
  Federal.........................................    (1,870)              (940)
  State...........................................      (250)
                                                     -------    -----    ------
                                                      (2,120)       0      (940)
                                                     -------    -----    ------
                                                     $ 1,480    $ 660    $ (624)
                                                     -------    -----    ------
                                                     -------    -----    ------
Income taxes paid.................................   $ 1,186    $ 287    $  114
                                                     -------    -----    ------
                                                     -------    -----    ------

    Income tax expense (benefit) computed using the federal statutory rate is reconciled to the reported income tax provisions before extraordinary credits as follows:

                                                       YEAR ENDED DECEMBER 31
                                                     --------------------------
                                                      1995      1994      1993
                                                     ------    ------    ------
                                                       (DOLLARS IN THOUSANDS)
Statutory tax expense.............................   $4,002    $3,930    $  796
State income taxes (net of federal income tax
  benefit)........................................      748       129       (52)
Amortization of intangible assets.................      500       529       500
Adjust prior year tax estimate....................    1,435       311    (1,040)
Change in valuation reserve.......................   (3,148)   (4,256)       93
Alternative minimum tax...........................                          115
Other.............................................       63        17       (96)
                                                     ------    ------    ------
                                                     $3,600    $  660    $  316

    The Company's income tax liability for both federal and state purposes in 1995 was reduced by the tax benefit derived from the exercise of incentive stock options and subsequent sale of the related common stock and the exercise of non-qualified stock options, all related to the Parent Company. The benefit totaled approximately $1,989,000 for the year ended December 31, 1995 and was credited to capital surplus.

    In 1995, the Company's net operating loss carryover was increased by $3,470,000 to reflect additional amortization expense related to debt financing fees incurred in 1986 and 1987; thereby increasing the deferred tax asset and the related valuation reserve by $1,220,000.

                                      F-9




                                     AIII-42

                           OUTLET BROADCASTING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

5. INCOME TAXES--(CONTINUED)

    Pursuant to tax regulations released in 1994, the Company allocated to equity certain proceeds received from a prior year's issuance of debt and related common stock purchase warrants, thereby increasing the Company's net operating loss carryover by $13,301,000 and increasing the deferred tax asset and the related valuation reserve by $4,745,000.

    Effective January 1, 1993, the Company adopted Financial Accounting Standards Board (FASB) Statement No. 109, "Accounting for Income Taxes" and adjusted previously recorded deferred taxes. The Company has reflected the effect of adopting Statement 109 as a change in accounting principle at the beginning of 1993. The cumulative effect of the change increased net income for the year ended December 31, 1993 by $4,434,000 or $4.43 per share.

    Deferred income taxes represent the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, at currently enacted rates. Significant components of the Company's deferred tax liabilities and assets as of December 31, 1995 and 1994, are as follows:

                                                            1995       1994
                                                           -------    -------
                                                              (DOLLARS IN
                                                               THOUSANDS)
Deferred tax liabilities:
  Amortization of network affiliation agreements and FCC
    licenses............................................   $11,700    $12,058
  Amortization of film contracts........................       890      1,173
  Depreciation..........................................     2,748      1,400
  Other.................................................     1,789          7
                                                           -------    -------
  Total deferred tax liabilities........................    17,127     14,638
Deferred tax assets:
  Net operating loss carryover..........................    10,832      9,244
  Accrued expenses not currently deductible for tax
    purposes............................................     1,106        768
  Unfunded pensions.....................................     2,161      2,282
  Deferred revenue......................................     1,672      2,030
  Other.................................................     1,741      1,788
                                                           -------    -------
Total deferred tax assets...............................    17,512     16,112
Valuation reserve for deferred tax assets...............    (3,949)    (5,877)
                                                           -------    -------
Net deferred tax assets.................................    13,563     10,235
                                                           -------    -------
Net deferred tax liability..............................   $ 3,564    $ 4,403
                                                           -------    -------
                                                           -------    -------

    The Company has tax loss carryforwards in the amount of $28,336,000 which expire as follows:

    YEAR
- - -----------------------------------------------------------------
2005.............................................................   $ 5,787
2006.............................................................    14,072
2007.............................................................     5,310
2008.............................................................     2,430
2010.............................................................       737
                                                                    -------
                                                                    $28,336
                                                                    -------
                                                                    -------

                                      F-10




                                     AIII-43

                           OUTLET BROADCASTING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                              DECEMBER 31
                                                           ------------------
                                                            1995       1994
                                                           -------    -------
                                                              (DOLLARS IN
                                                               THOUSANDS)
Senior loan payable to bank, principal and interest
  payable in quarterly installments to September 30,
  1998, interest is based on LIBOR plus 2.5% (8 3/8% at
  December 31, 1995) secured by substantially all of the
  assets of the Company.................................   $15,000    $19,500
10 7/8% Senior Subordinated Notes, due July 15, 2003,
interest payable semiannually on January 15 and July
15......................................................    60,000     60,000
                                                           -------    -------
                                                            75,000     79,500
  Less current portion                                       5,000      4,500
                                                           -------    -------
                                                           $70,000    $75,000
                                                           -------    -------
                                                           -------    -------

    On June 28, 1993, the Company entered into a Credit and Guaranty Agreement (the Agreement) with a bank under which the bank agreed to provide a secured senior credit facility consisting of a term loan in the principal amount of $25,000,000 and revolving loans in the maximum principal amount outstanding of $5,000,000. The term loan is payable in quarterly installments through September 30, 1998. Amounts outstanding on the revolving loan would be payable in three fluctuating quarterly installments no later than June 30, 1999. The Agreement provides for payment of a commitment fee equal to 1/2% of the unused portion of the revolving loan. The Agreement also provides for principal payments based on the immediately preceding fiscal year's excess cash flow, as defined in the Agreement, commencing July 1, 1995; however, the principal payment due July 1, 1995 was waived. On February 2, 1996, in connection with the closing of the Parent Company's merger with NBC, all of the obligations under the Agreement were paid in full and the Agreement was terminated. Annual maturities of long-term debt during each of the next five years would have been as follows (dollars in thousands): 1996-$5,000; 1997-$5,500; 1998-$4,500; 1999 and
2000-none.

    On July 15, 1993, in a public offering, the Company issued 10 7/8% Senior Subordinated Notes due 2003 in the principal amount of $60,000,000. The estimated fair value of fixed rate debt, $60,600,000 at December 31, 1995, was determined using an offering price for repurchase of the debt.

    The loan and notes payable contain certain covenants that, among other things, limit the ability of the Company to incur debt, pay cash dividends on or repurchase capital stock (as defined in the Agreement), enter into certain transactions with affiliates, acquire and/or dispose of certain assets and engage in mergers and consolidations. The obligations were entered into in order for the Company to undertake a refinancing of its outstanding long-term debt, which was completed during 1993. As a result of the refinancing, the Company incurred one-time debt extinguishment costs in the amount of $1,826,000, net of income taxes, reported as an extraordinary loss during the year ended December 31, 1993.

    During 1993, the Company repaid in full its Junior Subordinated Note payable to The Mutual Benefit Life Insurance Company. Interest on the note was payable semiannually based on the note's principal amount of $50,000,000, with payments commencing on February 1, 1992, and continuing until maturity on February 1, 1997, at 12.5% per annum. The note was recorded at a discounted value

                                      F-11




                                     AIII-44

                           OUTLET BROADCASTING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. LONG-TERM DEBT--(CONTINUED)

at an effective interest rate of 17.2%, which was being amortized over the term of the note. The Mutual Benefit Life Insurance Company was a shareholder of the Parent Company through February 2, 1996.

    Cash payments for interest during the years ended December 31, 1995, 1994 and 1993 were $8,108,000, $8,096,000, and $13,071,000, respectively.

7. LEASE OBLIGATIONS AND COMMITMENTS

    The Company has several operating leases involving equipment. As of December 31, 1995, the future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more were as follows:

                                                                     (DOLLARS
                                                                  (IN THOUSANDS)
                                                                  --------------
1996...........................................................       $  463
1997...........................................................          339
1998...........................................................          335
1999...........................................................          311
2000...........................................................          262
Thereafter.....................................................          643
                                                                     -------
                                                                      $2,353
                                                                     -------
                                                                     -------

    Rent expense for all operating leases was approximately $703,000, $604,000, and $692,000, for the years ended December 31, 1995, 1994 and 1993, respectively.

    The Company has commitments to acquire approximately $10,641,000 of film contract rights at December 31, 1995. The Company has also agreed to reimburse the licensee of television station WWHO for certain annual operating and debt service expenses over the duration of the TBA. The reimbursement for 1996 is estimated at $611,000 and, in subsequent years, may approximate that amount.

    At December 31, 1995, the Company remains contingently liable on approximately $11,380,000 of store leases expiring on various dates through 2007, applicable to a retail division, which was sold as of the fiscal year ended January 31, 1983. Substantially all of the leases have been assumed by others, and management believes that future payments, if any, would not be material to the Company's financial statements. In connection with the sale of television stations to third parties, the Company also remains contingently liable on approximately $4,044,000 of building and tower leases related to radio and television stations sold in March 1990.

8. EXTRAORDINARY LOSSES

    The extraordinary loss in 1995 represents costs incurred by the Company in connection with the Parent Company's merger with NBC, including a $5,500,000 payment to the Chairman of the Board. Other costs, directly related to the change in the control of the Parent Company, will be recognized as of the closing date of the Parent Company's merger with NBC.

    The extraordinary loss in 1993 represents debt extinguishment costs as described in Note 6.

                                      F-12




                                     AIII-45

                           OUTLET BROADCASTING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

9. COMMISSIONS

    Net revenue for the years ended December 31, 1995, 1994, and 1993 are net of agency and national representative commissions of approximately $13,018,000, $11,547,000, and $9,140,000, respectively.

10. EMPLOYEE BENEFIT PLANS

    The Company has both qualified and nonqualified noncontributory pension plans covering all employees age 21 or over with one year of service, excluding certain collective bargaining groups and certain employees who did not qualify for participation in the pension plan which was suspended in 1994 (see below). Pension costs are actuarially computed. The Company's policy is to fund amounts as are necessary on an actuarial basis to provide for benefits in accordance with the requirements of ERISA.

    Benefits are based on (i) the three consecutive years in which compensation affords the highest average, and (ii) total years of service. The Company suspended a non-union qualified pension plan as of September 1, 1994. The Company's actuary determined the curtailment loss associated with the suspended benefits to be $220,000.

    Net pension costs for the indicated years ended December 31 consist of:

                                                   1995       1994       1993
                                                  -------    -------    -------
                                                     (DOLLARS IN THOUSANDS)
Service costs--benefits earned during the
  period.......................................   $    28    $   215    $   305
Interest cost on projected benefit
  obligations..................................     1,552      1,583      1,613
Actual return on assets........................    (1,266)    (1,341)    (1,311)
Net amortization and other.....................       (22)       108         73
                                                  -------    -------    -------
                                                  $   292    $   565    $   680
                                                  -------    -------    -------
                                                  -------    -------    -------

    Assumptions used in accounting for the pension plans are as follows at December 31:

                                                1995        1994         1993
                                              --------    ---------    ---------
Discount rate..............................   7%--7.25%        7.5%         7.5%
Average rate of increase in compensation
  levels...................................         6%           6%           6%
Expected long-term rate of return on assets   5.5%--9%    5.5%--8.5%   5.5%-8.5%

                                      F-13




                                     AIII-46

                           OUTLET BROADCASTING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. EMPLOYEE BENEFIT PLANS--(CONTINUED)

    The following table sets forth the funded status of the plans measured as of December 31:

                                                           1995        1994
                                                         --------    --------
                                                             (DOLLARS IN
                                                              THOUSANDS)
Vested benefit obligations............................   $(20,883)   $(20,051)
                                                         --------    --------
                                                         --------    --------
Accumulated benefit obligations.......................   $(21,580)   $(20,281)
                                                         --------    --------
                                                         --------    --------

                                                           1995        1994
                                                         --------    --------
                                                             (DOLLARS IN
                                                              THOUSANDS)
Projected benefit obligations.........................   $(21,580)   $(20,281)
Plan assets at fair value, primarily cash equivalents
  and listed stocks and bonds.........................     16,844      15,326
                                                         --------    --------
Projected benefit obligation in excess of plan
assets................................................     (4,736)     (4,955)
Unrecognized net actuarial gain.......................       (804)       (876)
Unrecognized prior service cost.......................        141         159
Unrecognized net transition obligation................        939       1,313
Adjustment for minimum liability......................       (638)       (774)
                                                         --------    --------
Accrued pension liability.............................   $ (5,098)   $ (5,133)
                                                         --------    --------
                                                         --------    --------

    On September 1, 1994, the Company established the Outlet Broadcasting Inc. 401(k) and Profit Sharing Plan (the Plan), which qualifies under Section 401(k) of the Internal Revenue Code, for the benefit of substantially all employees not covered by a collective bargaining agreement unless the agreement allows for participation in the Plan. The Plan allows the employees to contribute up to 15% of their regular earnings. The Company contributes, for the personal account of each employee, 25% of the first 6%. Plan expense in 1995 and 1994 was approximately $213,000 and $67,000, respectively. In addition, the Company may make discretionary profit sharing contributions annually.

    The Company provides postretirement medical reimbursement benefits to elected corporate officers who have met certain service requirements. Most of the eligible participants are currently retired. As of January 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" which requires the cost of providing postretirement medical reimbursement benefits to be accrued over the eligible employees' service period. As permitted by the new standard, the Company elected to recognize its accumulated postretirement benefit obligation at January 1, 1993, on a delayed basis. Postretirement benefit costs are estimated by management.

                                      F-14




                                     AIII-47

                           OUTLET BROADCASTING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. EMPLOYEE BENEFIT PLANS--(CONTINUED)
    The following table provides information on the status of the medical reimbursement benefit plan as of December 31:

                                                            1995       1994
                                                            -----      -----
                                                              (DOLLARS IN
                                                               THOUSANDS)
Accumulated postretirement benefit obligation:
  Retirees.............................................     $(603)     $(682)
  Fully eligible plan participants.....................       (76)       (71)
  Other active plan participants.......................       (38)       (28)
                                                            -----      -----
Total..................................................      (717)      (781)
Unrecognized transition obligation.....................       493        522
                                                            -----      -----
Accrued postretirement benefit cost....................     $(224)     $(259)
                                                            -----      -----
                                                            -----      -----

    Net periodic postretirement benefit cost for the indicated years ended December 31, consists of the following:

                                                               1995      1994
                                                               ----      ----
                                                                (DOLLARS IN
                                                                 THOUSANDS)
Service cost--benefits attributed to service during the
  period..................................................     $10       $10
Interest cost on accumulated postretirement benefit
  obligation..............................................      58        60
Amortization of unrecognized transition obligation........      29        29
                                                               ----      ----
Net periodic postretirement benefit cost..................     $97       $99
                                                               ----      ----
                                                               ----      ----

    The Company's policy is to fund postretirement benefits as claims are paid. The accumulated postretirement benefit obligation was determined using a discount rate of 8% and a health care cost trend rate of 6%, declining to 5% in the year 2000 and thereafter. The effect of a 1% annual increase in these assumed cost trend rates would increase the accumulated postretirement benefit obligation by approximately $83,000; the annual costs would not be materially affected.

11. INTANGIBLE ASSETS

    Intangible assets consist of the following at December 31:

                                                            1995       1994
                                                           -------    -------
                                                              (DOLLARS IN
                                                               THOUSANDS)
Network affiliation agreements..........................   $34,917    $34,917
Station licenses and goodwill...........................    62,231     62,231
                                                           -------    -------
                                                            97,148     97,148
                                                           -------    -------
Less accumulated amortization...........................    22,669     20,149
                                                           -------    -------
                                                           $74,479    $76,999
                                                           -------    -------
                                                           -------    -------

                                      F-15




                                     AIII-48

                           OUTLET BROADCASTING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. ACCRUED EXPENSES

    Accrued expenses consist of the following at December 31:

                                                            1995       1994
                                                           -------    -------
                                                              (DOLLARS IN
                                                               THOUSANDS)
Accrued interest........................................   $ 3,046    $ 3,043
Accrued pensions........................................     2,856      2,778
Accrued property taxes..................................       472        471
Accrued salaries, wages and benefits....................     2,062      2,120
Accrued license fees, commissions and promotion costs...       569        668
Accrued liabilities for claims and contingencies........       503        596
Accrued merger costs....................................       838
Other...................................................     1,176        718
                                                           -------    -------
                                                           $11,522    $10,394
                                                           -------    -------
                                                           -------    -------

13. CAPITALIZATION

    The capitalization of the Company at December 31, 1995 and 1994 was as follows:

                                                                   ISSUED AND
    DESCRIPTION                                                    OUTSTANDING
- - -----------------------------------------------------------------  -----------
Preferred stock, no par value--authorized 1,000,000 shares.......  --
Class A common stock, $.01 par value--authorized 3,000,000 shares  1,000,000
Class B common stock, $.01 par value--authorized 1,000,000 shares  --

14. LITIGATION

    During 1995, the Parent Company entered into, and subsequently terminated, a merger agreement with a third party. In connection with the termination of this merger agreement, the Parent Company was obligated to pay a fee of $6.5 million. NBC paid this fee on behalf of the Parent Company.

    During 1993, a representative body of the television broadcast industry reached an agreement with the American Society of Composers, Authors and Publishers (ASCAP) as to the total industry's obligation for the payment of music performance rights fees to that organization. The agreement provided that each television station's performance rights fees payable to ASCAP would generally approximate what the stations had paid to date. Accordingly, the Company reversed an accrued liability of $2,100,000 which provided for the Company's potential additional exposure in this matter.

    The Company is also subject to litigation arising from its normal business operations. Any liability which may result therefrom, to the extent not provided by insurance or accruals, would not have a material effect on the Company's financial position.

15. FOURTH QUARTER ADJUSTMENTS (UNAUDITED)

    During the fourth quarter of 1995, the Company recognized an extraordinary item relating to its merger with NBC (Note 8), lump sum charges of $1,453,000 representing valuation write downs of certain film contracts, reversal of accruals for music license fees and other items no longer required aggregating approximately $800,000 and a change in the estimated effective tax rate.

                                      F-16




                                     AIII-49

                                                                     SCHEDULE II

                           OUTLET BROADCASTING, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                                                       BALANCE AT    ADDITIONS                    BALANCE
                                                       BEGINNING      CHARGED                     AT END
                                                       OF PERIOD     TO EXPENSE    DEDUCTIONS    OF PERIOD
                                                       ----------    ----------    ----------    ---------
Year ended December 31, 1993
  Allowance for doubtful accounts...................      $300          $275          $275         $ 300
                                                         -----         -----         -----       ---------
                                                         -----         -----         -----       ---------
Year ended December 31, 1994
  Allowance for doubtful accounts...................      $300          $154          $133         $ 321
                                                         -----         -----         -----       ---------
                                                         -----         -----         -----       ---------
Year ended December 31, 1995
  Allowance for doubtful accounts...................      $321          $438          $309         $ 450
                                                         -----         -----         -----       ---------
                                                         -----         -----         -----       ---------

                                      S-1

                                     AIII-50

                                  EXHIBIT INDEX

                                                                            PAGE
                                                                            ----

  3. (a)        Certificate of Incorporation*, as amended December 17,
                  1987;** and September 19, 1989***
     (b)        Amended and Restated By-Laws, dated February 2,
                  1996;************                                          75
  4.            Indenture, dated as of July 8, 1993 between Outlet
                  Broadcasting, Inc. and Bankers Trust Company, as Trustee, governing Outlet Broadcasting, Inc. 10 7/8% Senior Subordinated Notes Due 2003;***

 10. Material contracts:
     (a)        Agreement for Management Consulting Services, dated July
                  31, 1986, by and between Harding Service Corporation and Outlet Communications, Inc.;*(1)
     (b)(i)     Stockholders' Agreement, dated December 10, 1986, by and
                  among Outlet Communications, Inc.; Outlet Broadcasting,
                  Inc. and the persons named therein (the Stockholders' Agreement);***
     (b)(ii)    Amendment No. 1, dated as of December 1, 1987, to the
                  Stockholders' Agreement;***
     (b)(iii)   Agreement dated July 26, 1988, by and among Outlet
                  Communications, Inc.; Outlet Broadcasting, Inc. and the persons named therein amending the Stockholders' Agreement;***
     (c)        Credit and Guaranty Agreement dated as of June 28, 1993
                  among Outlet Broadcasting, Inc. and Outlet Communications, Inc. and Fleet National Bank;***
     (d)        Supplemental Retirement Plan;***(1)
     (e)        1992 Stock Incentive Plan, as amended and restated;*** as
                  amended May 2, 1995***********(1)
     (f)(i)     Employment Agreement, dated April 1, 1989, among Felix W.
                  Oziemblewski and Outlet Broadcasting, Inc. and Outlet Communications, Inc.;****(1)
     (f)(ii)    Employment Agreement, dated January 1, 1995, among Linda
                  Sullivan and Outlet Broadcasting, Inc. and Outlet Communications, Inc.;********(1)
     (f)(iii)   Employment Agreement, dated May 1, 1993 among Douglas E.
                  Gealy and Outlet Broadcasting, Inc. and Outlet Communications, Inc.***(1)
     (f)(iv)    Employment Agreement, dated January 1, 1993, between James
                  G. Babb and Outlet Communications, Inc.;****** as amended December 17, 1993;*******(1)
     (f)(v)     Employment Agreement, dated January 1, 1995, among Adam G.
                   Polacek and Outlet Broadcasting, Inc. and Outlet Communications, Inc.;********(1)
     (f)(vi)    Employment Agreement, dated January 1, 1995 among Steven
                   Soldinger and Outlet Broadcasting, Inc. and Outlet Communications, Inc.********(1)
     (f)(vii)   Agreement dated December 27, 1995 between Outlet
                  Communications, Inc. and James G. Babb************(1)      90
     (g)        Lease Agreement dated as of September 27, 1982 between
                  WBNS-TV and Outlet Broadcasting, Inc. regarding tower facility of WCMH;***
     (h)        Station Affiliation Agreement, dated as of September 1,
                  1994, between WB Communications and Outlet
                  Broadcasting;********
     (i)        Time Brokerage Agreement dated as of March 18, 1994 among
                  Outlet Broadcasting, Inc. and Fant Broadcasting Company of Ohio, Inc. and Outlet Communications, Inc.********
     (j)        Press Release, dated March 21, 1995, announcing the
                  retention of a financial advisor to explore strategic alternatives.********
     (k)        Merger Agreement dated as of June 30, 1995, among
                  Renaissance Communications, Corp., Renaissance
                  Communications Acquisition Corp., and Outlet
                  Communications, Inc.*********
     (l)        Merger Agreement dated as of August 2, 1995, among
                  National Broadcasting Company, Inc., CO Acquisition Corporation and Outlet Communications, Inc.**********
     (m)        Time Brokerage Agreement dated as of December 14, 1994,
                  among Outlet Broadcasting, Inc. and BAF Enterprises, Inc.
                  and Fant Broadcasting Company of Ohio, Inc.************    95


                                     AIII-51

                                                                            PAGE
                                                                            ----
 22. Subsidiaries of the Registrant:
       Outlet Productions, Inc.; Biltout, Inc.; and WATL-TV Pro Wrestling,
         Inc.

- - ------------

            * Incorporated by reference from the Registration Statement on Form S-1, Registration No. 33-9442, declared effective by the Securities and Exchange Commission on January 21, 1987.
           ** Incorporated by reference from Current Report on Form 10-K for the year ended December 31, 1987.
          *** Incorporated by reference from Outlet Broadcasting, Inc. Registration Statement on Form S-1, Registration No. 33-62292, declared effective by the Securities and Exchange Commission on July 8, 1993.
         **** Incorporated by reference from Annual Report on Form 10-K for the year ended December 31, 1989.
        ***** Incorporated by reference from Annual Report on Form 10-K for the year ended December 31, 1990.
       ****** Incorporated by reference from Annual Report on Form 10-K for the year ended December 31, 1992.
      ******* Incorporated by reference from Annual Report on Form 10-K for the year ended December 31, 1993.
     ******** Incorporated by reference from Annual Report on Form 10-K for the year ended December 31, 1994.
    *********  Incorporated by reference from Current Report on Form 8-K dated June 30, 1995.
   **********  Incorporated by reference from Current Report on Form 8-K dated August 2, 1995.
  ***********  Incorporated by reference from the Definitive 14A Proxy
               Statement filed by Outlet Communications, Inc. on March 30,
               1995.
 ************  Filed herewith.
          (1)  Management contract or compensatory plan or arrangement.



                                     AIII-52

                           OUTLET BROADCASTING, INC.
                            SOLICITATION OF CONSENTS
              TO AMENDMENT OF THE INDENTURE GOVERNING ITS 10 7/8%
                      SENIOR SUBORDINATED NOTES DUE 2003


                              -------------------
                            GENERAL ELECTRIC COMPANY
                                   PROSPECTUS
                              -------------------

    Questions concerning the terms of the Solicitation should be directed to Outlet at the telephone number set forth below. Deliveries of Consents should be made to Outlet at the address or facsimile number set forth below (facsimiles should be confirmed by physical delivery). Requests for additional copies of this Consent Solicitation Statement/Prospectus or the Consent should be directed to Outlet at the telephone number and address set forth below.

                              -------------------

                           OUTLET BROADCASTING, INC.
                    c/o National Broadcasting Company, Inc.
                              30 Rockefeller Plaza
                               New York, NY 10112
                           Attention: Robert Finnerty
                          Call Collect: (212) 664-4411
                          Facsimile:   (212) 664-5233

                              -------------------

                               TABLE OF CONTENTS

                                     PAGE
                                     -----

Available Information.............       i
Incorporation of Certain Documents
by Reference......................       i
Summary...........................       1
Introduction......................       7
The Companies.....................       7
The Proposed Amendment............       8
Description of The Guarantee......      17
Selected Consolidated Financial
Information.......................      18

                                     PAGE
                                     -----

Ratio of Earnings to Fixed
Charges...........................      19
Capitalization....................      20
The Solicitation..................      21
Certain Federal Income Tax
Consequences......................      25
Legal Opinion.....................      28
Experts...........................      28
Appendix I........................    AI-1
Appendix II.......................   AII-1
Appendix III......................  AIII-1

                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  Article XI of GE's By-Laws, as amended, provides as follows:

      20. The Company shall, to the fullest extent permitted by applicable law as the same exists or may hereafter be in effect, indemnify any person who is or was or has agreed to become a director or officer of the Company and who is or was made or threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Company to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such person is serving, has served or has agreed to serve in any capacity at the request of the Company, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Company, or is or was serving or has agreed to serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid or to be paid in settlement, taxes or penalties, and costs, charges and expenses, including attorney's fees incurred in connection with such action or proceeding or any appeal therein; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. The benefits of this Paragraph A shall extend to the heirs and legal representative of any person entitled to indemnification under this paragraph.

      21. The Company may, to the extent authorized from time to time by the Board of Directors, or by a committee comprised of members of the Board or members of management as the Board may designate for such purpose, provide indemnification to employees or agents of the Company who are not officers or directors of the Company with such scope and effect as determined by the Board, or such committee.

      22. The Company may indemnify any person to whom the Company is permitted by applicable law to provide indemnification or the advancement of expenses, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by (i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-laws authorize the creation of other rights in any such manner. The right to be indemnified and to the reimbursement or advancement of expenses incurred in defending a proceeding in advance of its final disposition authorized by this Paragraph C shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-laws, agreement, vote of shareholders or disinterested directors or otherwise.

      23. The right to indemnification conferred by Paragraph A shall, and any indemnification extended under Paragraph B or Paragraph C may, be retroactive to events occurring prior to the adoption of this Article XI, to the fullest extent permitted by applicable law.

      24. This Article XI may be amended, modified or repealed either by action of the Board of Directors of the Company or by the vote of the shareholders.

                  A director or officer of a corporation organized under the New York Business Corporation Law is entitled, under specified circumstances, to indemnification by the corporation against reasonable expenses, including attorney's fees, incurred by him in connection with the defense of a civil or criminal proceeding to which he has been made, or has been threatened to be made, a party by reason of the fact that he was such director or officer. In certain circumstances, indemnity is provided against judgments, fines and amounts paid in settlement. Specific court approval is required in some cases. The foregoing statement is subject to the detailed provisions of Sections 715, 717 and 721-726 of the New York Business Corporation Law.

                  The directors and officers of GE are insured under officers and directors' liability insurance policies purchased by GE and, in at least one instance, by an individual director on behalf of herself.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)           Exhibits

2.1 Merger Agreement, dated as of August 2, 1995, among National Broadcasting Company, Inc., CO Acquisition Corporation and Outlet Communications, Inc. (Incorporated by reference to Outlet's Current Report on Form 8-K dated August 2, 1995).

4.1 Indenture dated as of July 8, 1993 between Outlet and Bankers Trust Company, as Trustee.
              (Incorporated by reference to Outlet's
              Registration Statement on Form S-1 (File No. 33-
              62292)).

**4.2 Form of Supplemental Indenture dated as of __________, 1996 among Outlet, General Electric
              Company, as Guarantor, and Bankers Trust Company, as Trustee.

*5 Opinion of Robert E. Healing, Esq. regarding the legality of the Guarantees of the 10-7/8% Senior
              Notes due 2003, as amended, of Outlet.

**12          Statement Regarding Computation of Ratio of
              Earnings to Fixed Charges.

**23.1        Consent of KPMG Peat Marwick LLP.

*23.2         Consent of Ernst & Young LLP

23.3          Consent of Robert E. Healing, Esq. (included in
              Exhibit 5).

**24          Power of Attorney.

**25          Statement of Eligibility of Trustee on Form T-1.

**99          Form of Consent
___________________________________

*           Filed with this Amendment No. 1.
**          Previously filed.
(b)         Financial Statement Schedules
            Not Applicable
(c)         Reports, Opinions or Appraisals
            Not Applicable

ITEM 22. UNDERTAKINGS

            The Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                              (i)   To include any prospectus required by
Section 10(a)(3) of the Securities Act of 1933;

                              (ii)  To reflect in the prospectus any
facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                              (iii) To include any material
information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

            provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if this Registration Statement is on Form S-4 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

                  The Registrant hereby undertakes that every prospectus
(i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                SIGNATURES


                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fairfield, State of Connecticut, on April 19, 1996.



                              GENERAL ELECTRIC COMPANY
                              By:   /s/ Philip D. Ameen
                                    ----------------------------
                                    Philip D. Ameen
                                    Vice President and Comptroller

                  Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                             Date
- - ---------                       -----                             ----


              *                 Chairman of the Board
- - ----------------------------    (Principal Executive
   John F. Welch, Jr.           Officer and Director)            April 19, 1996

              *                 Senior Vice President-
- - ----------------------------    Finance (Principal
   Dennis D. Dammerman          Financial Officer and Director)  April 19, 1996

/s/ Philip D. Ameen             Vice President and Comptroller
- - ----------------------------    (Principal Accounting Officer)   April 19, 1996

              *                 Director                         April 19, 1996
- - ----------------------------
   D. Wayne Calloway
              *                 Director                         April 19, 1996
- - ----------------------------
   Silas S. Cathcart
              *                 Director                         April 19, 1996
- - ----------------------------
   Paolo Fresco

Signature                       Title                             Date
- - ---------                       -----                             ----


              *                 Director                         April 19, 1996
- - ----------------------------
   Claudio X. Gonzalez
              *                 Director                         April 19, 1996
- - ----------------------------
   Robert E. Mercer
              *                 Director                         April 19, 1996
- - ----------------------------
   Gertrude G. Michelson
              *                 Director                         April 19, 1996
- - ----------------------------
   John D. Opie
              *                 Director                         April 19, 1996
- - ----------------------------
   Barbara S. Prieskel
              *                 Director                         April 19, 1996
- - ----------------------------
   Andrew C. Sigler
              *                 Director                         April 19, 1996
- - ----------------------------
   Douglas A. Warner III


* By: /s/ Philip D. Ameen
    ------------------------
       Philip D. Ameen
       Attorney-in-Fact

                                EXHIBIT INDEX

                                                                  Sequentially
Number      Description of Exhibit                               Numbered Page
- - ------      ----------------------                               -------------

2.1 Merger Agreement, dated as of August 2, 1995, among National Broadcasting Company, Inc.,
            CO Acquisition Corporation and Outlet
            Communications, Inc. (Incorporated by reference to Outlet's Current Report on Form 8-K dated
            August 2, 1995).

4.1         Indenture dated as of July 8, 1993 between
            Outlet and Bankers Trust Company, as Trustee.
            (Incorporated by reference to Outlet's Registration
            Statement on Form S-1 (File No. 33-62292)).

4.2         Form of Supplemental Indenture dated as
            of ___________, 1996 among Outlet,
            General Electric Company, as Guarantor,
            and Bankers Trust Company, as Trustee.

5 Opinion of Robert E. Healing, Esq. regarding the legality of the Guarantees of the 10-7/8%
            Senior Notes due 2003, as amended, of Outlet.

12 Statement Regarding Computation of Ratio of Earnings to Fixed Charges.

23.1        Consent of KPMG Peat Marwick LLP.

23.2        Consent of Ernst & Young LLP.

23.3        Consent of Robert E. Healing, Esq.
            (included in Exhibit 5).

24          Power of Attorney.

25          Statement of Eligibility of Trustee
            on Form T-1.

99          Form of Consent



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